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DATED MARCH 5, 2021 — SUBJECT TO COMPLETION

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 29, 2021

NOTICE AND PROXY STATEMENT

                    , 2021

Dear Fellow Shareholder:

2020 was a banner year for Horizon. Our launch of TEPEZZA®, our biologic for Thyroid Eye Disease (TED), far exceeded expectations despite the impact of the COVID-19 pandemic, quickly becoming one of the most successful rare disease medicine launches ever. TEPEZZA net sales of $820 million were the primary driver of our total net sales growth of 69 percent, resulting in record total net sales of $2.2 billion and adjusted EBITDA growth of 107 percent to a record $999 million.1 KRYSTEXXA®, our biologic for uncontrolled gout and our second key growth driver, also contributed to our results, with net sales of $406 million, up 19 percent year over year, despite the negative impact from COVID-19. Our record 2020 results were reflected in our one-, three- and five-year total shareholder returns of 102 percent, 401 percent and 238 percent, respectively, and significantly exceeded those of our peer group2 and the Nasdaq Biotechnology Index.

The success of TEPEZZA speaks to our signature strengths – our unparalleled commercial execution, our proven business development capabilities, our clinical development expertise and our dedicated employees. We acquired TEPEZZA in 2017 for $144 million upfront and additional royalties and milestones, and today project peak global annual net sales potential of more than $3.5 billion. After successfully completing the Phase 3 pivotal trial, we drove an accelerated regulatory review, culminating in the U.S. Food and Drug Administration (FDA) approval of TEPEZZA for the treatment of TED in January 2020, nearly two months ahead of schedule. The launch significantly exceeded our expectations, driven by our comprehensive market-preparation initiatives to drive awareness of TED, the very debilitating nature of TED, which strongly motivates patients to seek therapy, and the broad prescribing information for TEPEZZA. We continue to significantly invest to support strong growth of TEPEZZA over the long term: we doubled our TEPEZZA commercial and field-based organization by the end of 2020 and are expanding our marketing initiatives, including direct-to-consumer (DTC), as well as increasing our long-term supply capacity. We plan to establish TEPEZZA as a global medicine and continue our efforts to bring TEPEZZA to patients in international markets.

In December, due to U.S. government-mandated COVID-19 vaccine production orders, we experienced a disruption in the drug product manufacturing of TEPEZZA. Up to that point, we met the significantly higher demand, which was 23 times greater than our initial 2020 guidance. We initiated a comprehensive supply plan shortly after approval to increase TEPEZZA drug substance and drug product supply. However, given the U.S. government-mandated supply disruption, TEPEZZA supply was exhausted by the end of December. We have made good progress toward returning TEPEZZA to the market, working closely with the FDA and other government agencies to resolve the TEPEZZA shortage and hope to be able to provide patients with this life-changing medicine again soon.

With KRYSTEXXA, we advanced our immunomodulation strategy, which is focused on increasing the response rate so that more patients can benefit from the medicine. We completed enrollment in our MIRROR randomized controlled trial, which is evaluating the use of KRYSTEXXA plus methotrexate, the most commonly use immunomodulator, with results expected later this year. Real-world use of KRYSTEXXA plus immunomodulation continues to increase – now estimated at more than 35 percent of new patient starts. This is in great part due to the growing body of evidence supporting the approach, with data demonstrating response rates with methotrexate ranging between 79 percent and 100 percent, significantly higher than the 42 percent rate with KRYSTEXXA alone its Phase 3 clinical program. Use of KRYSTEXXA plus immunomodulation is one of the three key drivers of KRYSTEXXA growth, along with increasing adoption in new and existing accounts and accelerating growth in nephrology. This past January marked five years since we acquired KRYSTEXXA, and through our best-in-class execution, we transformed its growth trajectory, increasing annual net sales more than six-fold. We project peak U.S. annual net sales of more than $1.0 billion, impressive growth for a 10-year-old medicine.

A key strategic priority is building our development-stage pipeline for long-term growth, and we made significant progress here as well in 2020. In April, we acquired Curzion Pharmaceuticals, Inc. and its development-stage asset, which we renamed HZN-825. HZN-825, an LPAR1 antagonist, has shown early signs of clinical impact in several fibrotic diseases with significant unmet need. In 2021, we expect to initiate Phase 2b pivotal trials in two fibrotic diseases, diffuse cutaneous systemic sclerosis and idiopathic pulmonary fibrosis (IPF), both rare diseases with significant unmet medical need.

On January 31, 2021, we entered into an agreement to acquire Viela Bio, Inc. for $2.67 billion, net of Viela cash, which represents a significant step forward in strengthening Horizon’s position as a high-growth, innovation-driven biotech company. Viela has a deep, mid-stage biologics pipeline with four candidates currently in nine development programs for autoimmune and severe inflammatory diseases. Each candidate targets central pathways that are implicated in a wide range of autoimmune diseases, providing many avenues for potential growth. The acquisition would also add seasoned talent to our already strong research and development team, enhancing our earlier-stage translational capabilities as well as development expertise in immunology and autoimmune diseases. Finally, the transaction includes UPLIZNA®, a monoclonal antibody approved in June 2020 for the treatment of neuromyelitis optical spectrum disorder (NMOSD), a rare, severe, autoimmune disease that attacks the optic nerve, spinal cord and brain stem. Viela’s overall portfolio is highly complementary to our rare disease business and many of our therapeutic areas of focus, including ophthalmology and rheumatology. We expect the transaction to close by the end of the first quarter this year.

Our pipeline also includes programs to maximize the value of TEPEZZA and KRYSTEXXA. In 2020, we announced three new TEPEZZA clinical programs: TEPEZZA in chronic TED patients, subcutaneous dosing of TEPEZZA and a pilot study of TEPEZZA in the treatment of diffuse cutaneous scleroderma. For KRYSTEXXA, in addition to our MIRROR trial, our PROTECT trial in kidney transplant patients with uncontrolled gout and our shorter-infusion duration trial, we announced two new trials: KRYSTEXXA monthly dosing and KRYSTEXXA retreatment.

We continued to strengthen our capital structure in 2020, extinguishing our $400 million 2.50 percent exchangeable senior notes and completing an oversubscribed public offering of ordinary shares, which generated net proceeds of approximately $920 million. We ended 2020 with a very strong capital structure and liquidity position with cash and cash equivalents of $2.08 billion and total principal amount of debt outstanding of $1.018 billion.

Our exceptional progress is a result not only of the excellent execution of our strategy, it also is a function of our diverse and talented employees – and their dedication and commitment to making a difference in the lives of others. In 2020 in particular, with the challenges presented by the COVID-19 pandemic, I was very proud of the innovative approaches our employees developed to ensure we continued to serve patients, their caregivers and physicians – as well as our communities. Our highly engaged employees are the reason we continue to be recognized as a best workplace – receiving 13 workplace-related awards in 2020 alone, including six FORTUNE and Great Place to Work® workplace rankings, with many of them repeat awards. I believe the engagement of our employees also reflects the care we demonstrate for them. We took many steps in 2020 to address the challenges presented by the COVID-19 pandemic and ensure the health, safety and welfare of our employees, including providing a special one-time bonus and implementing a COVID-19 leave policy for affected employees or those of our medical professional employees who wished to assist with pandemic-related efforts. And we didn’t institute any furloughs or layoffs as a result of the pandemic; in fact, we added 330 new employees to the Horizon family.

COVID-19 wasn’t the only challenge in 2020. The multiple events during the year that underscored the persistence of racism and inequality spoke to us of the need to take action. While we know that racism is not solvable by one company, we can work to make a difference – and we are. We have taken additional steps to combat racism and foster a greater environment of inclusion. In addition to providing financial support to community organizations that are addressing racial inequality and racism, we arranged employee forums focused on uncomfortable conversations on bias. We also formalized our diversity talent program, aimed at promoting inclusive leadership behaviors and hiring and developing more diverse talent, and we named a chief diversity officer.

In summary, our impressive results in 2020 reinforce the value of our strategic execution on many fronts: commercial, clinical, regulatory, business development and talent. We have certainly come a long way since our initial public offering nearly 10 years ago in July 2011, when we had two medicines, annual sales of $7 million, no pipeline and a market capitalization of $77 million.3 Today Horizon is a leading, high-growth profitable biotech company with 2020 net sales of $2.2 billion, 11 on-market medicines, a growing pipeline, and a market capitalization of approximately $20 billion. Just as we have done every year, our sights are firmly fixed on the future. We remain highly focused on making a difference for patients, physicians and our communities through our innovative therapies and generating value for our employees and you, our shareholders.

You are cordially invited to attend our Annual General Meeting of Shareholders on Thursday, April 29, 2021, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland. Whether or not you plan to attend, it is important that your shares be represented and voted. Please take a moment now to vote your shares using the instructions found in the Notice of Internet Availability of Proxy Materials and in this Proxy Statement. Your vote is important, and we appreciate your continued support.

Sincerely,

Timothy P. Walbert

Chairman, President and Chief Executive Officer

[1]

In 2020, GAAP net income and non-GAAP net income were $390 million and $858 million, respectively. Non-GAAP net income and adjusted earnings before interest, taxes, depreciation and amortization and other amounts (adjusted EBITDA) are non-GAAP measures. We use and provide these non-GAAP financial measures so that our investors have a more complete understanding of our financial performance. In addition, these non-GAAP financial measures are among the indicators we use for planning and forecasting purposes and for measuring our financial performance. Please refer to the discussion of non-GAAP financial measures and the reconciliations thereof to GAAP measures beginning on page 122 of our Annual Report on Form 10-K for the year ended December 31, 2020, which discussion and reconciliations are incorporated herein by reference. | [2] The peer group used for total shareholder return calculations for the one- three- and five-year periods ended December 31, 2020 is our peer group shown on page 42. The total shareholder return table is shown on page 5. [3] Market capitalization as of December 31, 2011.

Horizon Therapeutics Public Limited Company

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2021

Dear Shareholder:

We will be holding the Annual General Meeting of Shareholders of Horizon Therapeutics Public Limited Company on Thursday, April 29, 2021, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland for the following purposes:

1.	Proposal 1: To elect, by separate resolutions, the three nominees for Class I directors named herein to hold office until the 2024 Annual General Meeting of Shareholders.

2.

Proposal 2: To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, and to authorize the Audit Committee of our Board of Directors (Board) to determine the auditors’ remuneration.

3.	Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

4.	Proposal 4: To authorize us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

5.	Proposal 5: To approve the Amended and Restated 2020 Equity Incentive Plan.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board recommends that you vote FOR each of the nominees for director named herein and FOR Proposals 2, 3, 4 and 5. The accompanying Proxy Statement contains additional information and should be carefully reviewed by shareholders.

Our Irish statutory financial statements for the fiscal year ended December 31, 2020, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting. There is no requirement under Irish law that such statements be approved by the shareholders and no such approval will be sought at the Annual General Meeting.

For the purposes of our Articles of Association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory financial statements by us at the Annual General Meeting are deemed to be ordinary business and Proposals 3, 4 and 5 are deemed to be special business. The Annual General Meeting will also include a review of the Company’s affairs. Shareholders of record as of February 24, 2021, the record date for the Annual General Meeting, are entitled to notice of the Annual General Meeting and to vote at the Annual General Meeting or any adjournment or postponement thereof.

As permitted by the U.S. Securities and Exchange Commission, we are making this Proxy Statement and Horizon’s Annual Report to shareholders available to our shareholders electronically through the internet, accessible at http://materials.proxyvote.com/G46188 and also on the Annual Reports/Proxy Statements page of our website at www.horizontherapeutics.com. We believe this electronic distribution model, known as Notice and Access, provides our shareholders a convenient and expedited method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the environmental impact of our Annual General Meeting. In addition, it reduces the costs of printing and distributing the proxy materials.

By Order of the Board of Directors

Jennifer T. Lee

Company Secretary

Dublin, Ireland

                , 2021

If you are a shareholder of record on February 24, 2021, you are cordially invited to attend the Annual General Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Annual General Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.

PROXY STATEMENT SUMMARY	1

KEY ESG FACTORS	9

SUMMARY OF VOTING ITEMS	11

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	13

PROPOSAL 1—ELECTION OF DIRECTORS	18

THE BOARD OF DIRECTORS AND ITS COMMITTEES	23
Overview	23
Independence of the Board of Directors	23
Code of Conduct and Ethics	23
Board Leadership Structure	23
Role of the Board in Risk Oversight	24
Director Assessment and Board Refreshment	24
Director Selection	25
Diversity Policy	26
Executive Management Succession Planning	26
Committees of the Board of Directors	26
Shareholder Communications with the Board of Directors	29

NON-EMPLOYEE DIRECTOR COMPENSATION	30

EXECUTIVE OFFICERS	33

COMPENSATION DISCUSSION AND ANALYSIS	36
Executive Summary	37
Objectives and Philosophy	40
Compensation Determination Process	41
Elements of Executive Compensation	42
Additional Compensation Policies and Practices	55

EXECUTIVE COMPENSATION	59
Summary Compensation Table	59
Grants of Plan-Based Awards	61
Pay Ratio	64
Outstanding Equity Awards at December 31, 2020	65
Option Exercises and Stock Vested	67
Pension Benefits	67
Nonqualified Deferred Compensation	67
Potential Payments Upon Termination or Change-in-Control	68

EQUITY COMPENSATION PLAN INFORMATION	71

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	73
Policies and Procedures for Transactions with Related Persons	73
Certain Related-Person Transactions	73

PROPOSAL 2—APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION	75

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	76

PROPOSAL 4—AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES	77

PROPOSAL 5—APPROVE THE AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN	78

OTHER INFORMATION	89
Security Ownership of Certain Beneficial Owners and Management	89
Householding of Proxy Materials	90
Shareholder Proposals	91
Presentation of Irish Statutory Financial Statements	91
Special Note Regarding Forward-Looking Statements	92

OTHER MATTERS	93

Index of Frequently Requested Information	Page

2020 Executive Compensation at a Glance	43
2020 Pay-for-Performance Overview	39
Board Refreshment	24
Board Leadership Structure	23
Board Meeting Attendance	23
Clawback Policy	56
Code of Conduct and Ethics	23
Compensation Consultant	41
Corporate Governance Highlights	6
Director Assessment	24
Director Biographies	18
Director Compensation	30
Director Independence	23
Director Selection / Qualifications	25
Diversity Policy	26
Environmental, Social and Governance (ESG)	9
Executive Compensation Overview	7
Executive Officers	33
Executive Share Ownership Guidelines	55
Hedging and Pledging Policies	56
Independent Accountant Fees	75
Majority Voting for Directors	18
Peer Group Companies	42
Related Party Transactions	73
Risk Oversight	24
Severance Benefits	57
Shareholder Communications with the Board	29
Shareholder Engagement	8
Shareholder Proposals and Director Nominations for the 2020 Annual General Meeting	91
Succession Planning	26
Summary of Voting Items and Board Recommendations	11
Total Shareholder Return	5
Year at a Glance	2

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding our business and 2020 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequent filings with the Securities and Exchange Commission (SEC).

Meeting and Voting Information

Time and Date:	3:00 p.m. local time on April 29, 2021

Place:	Our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Record Date:	February 24, 2021

How to Vote:

Shareholders as of the record date are entitled to vote and may do so in person at the Annual General Meeting.

You may also vote by electronic proxy by:

•   voting your shares over the internet by going to www.proxyvote.com and using the instructions found in the Notice that will be mailed to shareholders on or about March 17, 2021; or by

•   voting your shares by telephone at +1.800.690.6903 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions.

Alternatively, you may request a printed set of the materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the provided postage-paid envelope should you request a printed copy. Instructions on how to request a printed set of the proxy materials may be found in the Notice.

Voting Items and Board Recommendations

Proposal		Page Number	Board Recommendations

1	Election of Directors	18	FOR All Nominees

2	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	75	FOR

3	Approval, on an Advisory Basis, of Executive Compensation	76	FOR

4	Authorization to Make Market Purchases or Overseas Market Purchases of Our Ordinary Shares	77	FOR

5	Approval of the Amended and Restated 2020 Equity Incentive Plan	78	FOR

Director Nominees and Continuing Directors

Name	Age	Director Since	Principal Position	Independent	Other Current Public Boards

2021 Director Nominees:
William F. Daniel	68	2014	Chairman, Malin Corporation plc	Yes	1
H. Thomas Watkins	68	2014	Chairman, Vanda Pharmaceuticals Inc.	Yes	1
Pascale Witz	54	2017	Director, PerkinElmer, Inc.	Yes	3

Continuing Directors:
Michael Grey	68	2011	Chairman, Mirum Pharmaceuticals, Inc.	Yes	4
Jeff Himawan, Ph.D.	55	2007	Managing Director, Essex Woodlands Health Ventures, L.P.	Yes	1
Susan Mahony, Ph.D.	56	2019	Director, Zymeworks Inc.	Yes	3
Gino Santini	64	2012	Director, Intercept Pharmaceuticals, Inc.	Yes	3
James Shannon, M.D.	64	2017	Chairman, MannKind Corporation	Yes	2
Timothy P. Walbert	53	2008	Chairman, President and Chief Executive Officer, Horizon Therapeutics plc	No	2

Horizon  |  Proxy Statement 1

2020—Year at a Glance

Record Net Sales and Strong Shareholder Returns

(1)

Adjusted EBITDA is a non-GAAP measure. Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 122 of our Annual Report on Form 10-K for the year ended December 31, 2020.

Except for 1-, 3- and 5-year total shareholder return, growth percentages represent comparison to full-year 2019.

TSR: Total shareholder return through December 31, 2020. | NBI: Nasdaq Biotechnology Index.

A Banner Year for Horizon

Strong Strategic Execution

•  Executed on our strategy to expand our pipeline for sustainable, long-term growth and maximize the value of our on-market medicines, particularly our growth drivers TEPEZZA and KRYSTEXXA, despite the negative impact of the COVID-19 pandemic

TEPEZZA Our highly successful growth driver biologic for Thyroid Eye Disease	• Launched TEPEZZA, the only approved medicine for Thyroid Eye Disease (TED), shortly after we received expedited FDA approval in January 2020, nearly two months before the targeted action date
• One of the most successful rare-disease-medicine launches ever

•  Announced results of the OPTIC-X extension trial and the OPTIC 72-week off-treatment follow-up period; underscore the long-term durability of TEPEZZA, potential for retreatment and efficacy in patients with longer disease duration

• Announced investment in expansion of TEPEZZA field organization, marketing initiatives, supply capacity and international markets to support continued strong growth
KRYSTEXXA Our high-growth biologic for uncontrolled gout	• Completed enrollment of MIRROR immunomodulation randomized controlled trial evaluating use of KRYSTEXXA plus methotrexate to increase the response rate; results expected in 2021

•  Announced MIRROR open-label trial results: 79% of patients achieved a complete response; adds to growing body of evidence supporting immunomodulation with KRYSTEXXA, with response rates for methotrexate, the most commonly used immunomodulator, between 79% and 100%, significantly higher than the 42% achieved in the Phase 3 program; real-world adoption increasing

• Initiated shorter infusion duration trial
Our Pipeline Our top strategic priority for long-term growth

•  Acquired Curzion Pharmaceuticals and its LPAR1 antagonist candidate HZN-825; we plan to initiate Phase 2b pivotal trials in diffuse cutaneous systemic sclerosis and idiopathic pulmonary fibrosis in 2021

• Announced global collaboration agreement with Halozyme for exclusive access to its drug-delivery technology for use in a subcutaneous TEPEZZA formulation
• We now have four new trials designed to maximize the value of TEPEZZA and KRYSTEXXA for patients

•  In January 2021, entered into an agreement to acquire Viela Bio; adds a deep, mid-stage biologics pipeline with four candidates in nine development programs, a highly talented team with early-stage development and transactional capabilities and a recently approved biologic for a rare disease

Our Capital Structure Supporting our Strategic Initiatives	• Completed extinguishment of all $400 million of our exchangeable senior notes due 2022
• Completed a public offering of ordinary shares, raising approximately $920 million in net proceeds
• These and other initiatives we’ve undertaken since 2019 give us the flexibility to take advantage of the business development opportunities, such as the recently announced Viela Bio transaction
Our Purpose Helping build healthier communities, urgently and responsibly

•  Took steps to combat racism and foster inclusion, donating $500,000 to community organizations that are addressing racial inequality and racism, and $1 million to endow scholarships for students of color; instituted diversity and inclusion efforts within Horizon designed to foster allyship within the organization

• Supported our employees during the COVID-19 pandemic, providing a one-time bonus, instituting a COVID leave policy, creating multiple caregiver support groups; made no furloughs or layoffs
• Provided more than $3.7 million in financial donations to support COVID-19 response efforts
• Continued to demonstrate high employee engagement, receiving 13 best workplace awards

Horizon  |  Proxy Statement 2

Business Overview

Horizon at a Glance

(1)	Horizon estimate of TEPEZZA and KRYSTEXXA peak U.S. annual net sales of greater than $3B and greater than $1B, respectively, and TEPEZZA ex-U.S. estimate of greater than $500M peak annual net sales.
(2)

Uses 2015 net sales and adjusted EBITDA and 2020 net sales and adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure. Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 122 of our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	Total shareholder return (TSR) at December 31, 2020; our peer group is shown on page 42.

What Sets Us Apart

KRYSTEXXA exemplifies our excellence in commercial execution. An underperforming and undervalued medicine when we acquired it in 2016, we transformed its growth trajectory to help significantly more patients with uncontrolled gout and increased its annual net sales more than six-fold. We project more than $1 billion in peak U.S. annual net sales for KRYSTEXXA, impressive growth for a 10-year-old medicine.

We have a long and successful track record in business development (BD). TEPEZZA is an excellent example of significant value creation we have created for our shareholders through BD. We acquired TEPEZZA for an upfront payment of approximately $144 million plus milestones in 2017, and in 2020, its launch year, TEPEZZA achieved net sales of $820 million, despite the negative impact of the COVID-19 pandemic.

An example of our strong clinical development capability is the execution of the TEPEZZA Phase 3 clinical program and early regulatory approval. We continue to maximize value for patients through our immunomodulation strategy for KRYSTEXXA, which has produced impressive results in completed studies – almost double the response rate of the KRYSTEXXA Phase 3 program, which means more patients may benefit from the medicine.

Horizon  |  Proxy Statement 3

Our Pipeline: A Top Strategic Priority to Drive Long-Term Growth

Building a robust pipeline, primarily through business development, is a top strategic priority for us. We are focused on rare diseases and attractive therapeutic areas, including rheumatology, nephrology, endocrinology and ophthalmology, and we continued to expand the pipeline in 2020. With the April 2020 acquisition of Curzion Pharmaceuticals, we added development-stage candidate HZN-825, an oral selective LPAR1 antagonist that has shown early signs of clinical impact in fibrotic diseases. We intend to launch two pivotal Phase 2b trials in HZN-825 in 2021, one in diffuse cutaneous systemic sclerosis and the other in idiopathic pulmonary fibrosis, an interstitial lung disease indication. Both indications represent high unmet medical needs. On January 31, we entered into an agreement to acquire Viela Bio, which would further expand our pipeline with the addition of four development candidates in nine development programs, in addition to adding early-stage research and translational capabilities to our already strong R&D organization with Viela’s highly talented R&D team – strengthening our position as a leading, innovation-driven biotech company.

Expected	to initiate in 2021. (1) Being developed under a collaboration agreement with XL Protein GmbH.

MIRROR: Trial evaluating the use of KRYSTEXXA in combination with methotrexate to increase the response rate. | PROTECT: Trial evaluating the effect of KRYSTEXXA on serum uric acid levels in kidney transplant patients with uncontrolled gout. | OPTIC-X: Open-label extension trial of Phase 3 trial evaluating TEPEZZA for the treatment of Thyroid Eye Disease. | IPF: Idiopathic pulmonary fibrosis. | TED: Thyroid Eye Disease

TEPEZZA: One of the Most Successful Rare Disease Medicine Launches Ever

We launched TEPEZZA, our biologic indicated for the treatment of Thyroid Eye Disease (TED), with tremendous success shortly after receiving FDA approval in January 2020 for the treatment of TED. TED is a rare, serious, progressive and vision-threatening autoimmune disease that significantly impacts patients and their quality of life. Overexpression of the insulin-like growth factor-1 receptor (IGF-1R) results in inflammation and expansion of the muscles and fatty tissue behind the eye, which can lead to proptosis, or eye bulging and other eye symptoms, such as diplopia, or double vision, and pain. With its broad label, TEPEZZA is indicated for all TED patients, including those with acute TED, the initial inflammatory phase, and chronic TED, when the disease is no longer changing but the debilitating symptoms may remain.

TEPEZZA is a fully human monoclonal antibody (mAb) and a targeted therapy that blocks IGF-1R, reducing proptosis – and it is the only medicine approved for the treatment of TED. Since the treatment path was not well defined before TEPEZZA, we invested in considerable market preparation initiatives in 2019 to drive awareness of TED in the medical and patient community and to establish a pathway for treatment. Our pre-launch initiatives proved highly effective: the launch of TEPEZZA significantly exceeded expectations, quickly becoming one of the most successful rare-disease-medicine launches ever. To drive continued strong growth and adoption, we’re investing in multiple TEPEZZA expansion efforts: our U.S. commercial and field-based organization, which we have doubled to approximately 200 employees; our marketing initiatives; our long-term supply capacity; and our expansion efforts in multiple geographies outside the United States. TEPEZZA embodies our vision in action – making the world a better place through innovative medicines for patients with unmet needs – and it represents a significant growth opportunity with our projection for peak TEPEZZA global annual net sales of more than $3.5 billion.

Horizon  |  Proxy Statement 4

Total Shareholder Return

Our disciplined approach, clear strategy, business development capabilities and strong commercial, R&D and regulatory execution have resulted in strong returns for our shareholders. We continued to outperform both our peer group and the NBI, generating significant total shareholder return (TSR) over the one-, three- and five-year periods ended December 31, 2020. With our growing pipeline, our key growth driver medicines TEPEZZA and KRYSTEXXA, and our durable base of rare disease medicines, we believe Horizon is well positioned for sustainable long-term growth.

Our Total Shareholder Return Significantly Surpassed Our Peers and NBI

1, 3- and 5-Year Periods

Note: The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2020 is our peer group shown on page 42.

Board Highlights

The Nominating and Corporate Governance Committee of our Board examines multiple factors when evaluating directors, including their knowledge, skills and experience, including experience in our industry and with respect to clinical development, business, finance, management and public service. The Committee believes in an expansive definition of diversity that includes differences of experience, education, talents, geography, gender and race, among other things. The table below highlights the extensive experience of our directors as well as the balance of skills on our Board:

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Our Board is predominantly independent and includes a range of expertise, experience, diversity, as well as newer and longer-tenured directors. As is set forth in its diversity policy, the Board values diversity, and believes that maintaining a diverse membership enhances the Board’s deliberations and enables it to better represent all of Horizon’s constituents. As such, the Nominating and Corporate Governance Committee works to ensure that the Board represents a diversity of experience and perspectives, as well as race, gender, geography and areas of expertise. A strong, annual director assessment process has resulted in periodic refreshment, enhancing the Board’s effectiveness. As a result of the assessment process, since 2017, two prior directors did not stand for re-election and three new directors joined the Board. Board committee memberships are also refreshed periodically.

Corporate Governance Highlights

Independent Oversight	Continuous Improvement

•    Eight of our nine directors are independent

•    All Board committees are composed solely of independent directors

•    Lead independent director with clearly delineated duties

•    Diverse Board in terms of experience, education and talents supported by the Board’s diversity policy

• Annual Board and committee self-evaluations • Risk oversight by the Board and committees • Ongoing shareholder engagement efforts

Strong Governance Practices	Shareholder Rights

•    Regular executive sessions of independent directors

•    Independent compensation consultant reporting directly to the Compensation Committee

•    Board and committees may engage outside advisors independently of management

•    Share ownership guidelines for directors and executive officers

•    Annual advisory shareholder vote on executive compensation

•    Incentive compensation recoupment “clawback” policy

•    One-year holding period post-issuance on all post-2017 equity grants for executive officers

•    Majority voting for elections of directors

•    Shareholder ability to call extraordinary general meeting

•    Directors may be removed by ordinary resolution with majority vote of the shareholders

•    No blank check preferred stock issuance without shareholder approval

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Executive Compensation Overview

Our executive compensation program emphasizes three major pay considerations: long-term performance, executive and shareholder alignment and risk mitigation. Here is how we currently achieve them:

Pay Considerations
Long-Term Performance	Executive and Shareholder Alignment	Risk Mitigation

What We Do	What We Don’t Do

•    Align executive compensation with corporate and individual performance

•    Maintain strong share ownership guidelines for our directors and executives

•    Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk-taking at the expense of long-term results

•    Seek annual shareholder advisory approval on our executive compensation

•    Engage an independent advisor reporting directly to the Compensation Committee

•    Apply anti-pledging and anti-hedging policy for our shares

•    Cap short- and long-term incentive payouts

•    Require a one-year holding period post-issuance on all post-2017 equity grants for executive officers

•    Apply an incentive compensation recoupment “clawback” policy

•    Conduct annual compensation risk assessments

•    Actively engage with our shareholders

•    No guaranteed bonuses or salary increases

•    No repricing of stock options without shareholder approval

•    No dividends or dividend equivalents paid on unearned shares

•    No named executive officer excise tax gross-ups

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage – and reward – successful execution of this business strategy. We utilize the following compensation elements to achieve this:

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	N/A	• Recognition of an individual’s role and responsibilities • Provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	• Variable pay designed to reward achievement of annual financial and strategic objectives and individual goals
Long-Term Incentives	PSU Awards (variable) RSU Awards (variable)	Multi-year or Annual N/A

•    Promotes an ownership culture

•    Aligns the interests of executives with those of shareholders

•    Provides meaningful incentives for management to execute on longer-term financial and strategic goals that drive shareholder value creation and support our retention strategy

Please see our Compensation Discussion and Analysis on page 36 for additional information on our compensation philosophy.

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Shareholder Engagement

We value the views of our shareholders. During the outreach we conduct each year, generally led by the chairman of our Compensation Committee, we have had significant and meaningful dialogue with our shareholders regarding our compensation and governance. Feedback from our outreach informs the Compensation Committee’s thinking when evaluating our current compensation program and considering potential modifications going forward.

Changes to our compensation program and corporate governance over the past several years that were heavily influenced by shareholder feedback include:

•

Balance between short-term and long-term performance metrics. Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted as part of our annual long-term incentive plan. We have continued to use performance-based equity compensation in our annual long-term incentive plan, influenced by feedback from our on-going engagement with shareholders regarding executive compensation. In addition, beginning in 2021, our PSU design will include longer-term (two- or three-year) performance periods across all PSU performance goal components. We are making this change to avoid potential duplication of the performance goals for our annual bonus plan and in line with feedback received from shareholders during our outreach.

•

Board diversity. Diversity is an important principle for us at Horizon as it is for many of our investors. Given that our business and operations are diverse and global in nature, our Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing potential candidates, including diversity of experience and perspectives as well as gender, race, geography and areas of expertise, as well as adhering to our Board’s diversity policy, which is posted on our website. We have further diversified our Board over the past several years, including the addition in 2019 of Susan Mahony, Ph.D., who brings more than three decades of broad cross-functional and global pharmaceutical experience to the Board, and the addition in 2017 of Pascale Witz, with her extensive global healthcare management experience and James Shannon, M.D., with his significant clinical development and management experience.

•

Incentive compensation recoupment policy. This policy enables us to recover performance-based cash and equity compensation if it is determined not to have been earned by our executive officers, in the event of restatement of financial results.

•

Annual long-term incentive grants. Our philosophy on granting equity has changed as a result of shareholder feedback. In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

During our shareholder engagement cycle before our Annual General Meeting in April 2020, we offered engagement opportunities to shareholders who represented approximately 60 percent of our shares outstanding. Our shareholders appreciated the outreach and the feedback from this engagement was very positive. At our 2020 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of 96 percent of the shares voted. We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into future evaluations of our compensation programs.

In early 2021, during our shareholder engagement cycle before our upcoming Annual General Meeting in April, we offered engagement opportunities to shareholders who represented approximately 60 percent of our shares outstanding and are in the process of conducting calls with those shareholders who expressed interest.

In addition to our outreach on compensation and governance, we have also engaged with shareholders on environmental, social and governance (ESG) matters. We started this outreach in the summer of 2019, discussing ESG factors and matters of interest to our shareholders. The feedback we have received has informed and enhanced our ESG disclosures and initiatives.

We greatly value the dialogue we have with our shareholders and remain committed to continued engagement going forward.

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Fostering a Sustainable Future for Horizon, Our Stakeholders and Communities: Key ESG Factors

Making a difference is ingrained in our corporate culture and integral to our purpose – we go to incredible lengths at Horizon to impact lives and make the world a better place. What we do extends beyond the innovative medicines we deliver; we support patients and their caregivers, physicians, advocacy groups, our communities and beyond. We know that our efforts contribute not just to Horizon’s long-term success and sustainability but also to the broader world. Key environmental, social and governance (ESG) factors we believe strongly support Horizon’s long-term sustainability include:

Our Governance

We employ strong corporate governance principles and practices.

•    Our Board of Directors is predominantly independent with a balance of skills and experience and an emphasis on independent oversight and continuous improvement.

•    Our Board is diverse in experience, education, talents, gender and race.

•    We employ an annual director assessment process that has resulted in Board refreshment, with two directors not standing for re-election and three directors joining the Board since 2017.

•    We are committed to frequent and active shareholder engagement with a regular outreach program. Shareholder feedback has influenced improvements to our governance, compensation programs and ESG disclosure.

•    The Board actively considers matters of sustainability, with particular focus on key ESG factors important to Horizon’s sustainability.

Our Purpose and Our Focus on Ethics and Integrity

Our purpose is to build healthier communities, urgently and responsibly.

•    Underscoring all we do is our dedication to making the world a better place. Ours is a culture of commitment to making a difference by developing and marketing medicines, supporting patient advocacy efforts, combatting racism and fostering inclusion, and giving back to the community.

•    Integrity, honesty and doing the right thing are integral to everything we do at Horizon. Through our core values of growth, accountability and transparency, we work to better the lives of patients and the communities where we work, live and serve.

•    We value the trust and reputation behind Horizon’s name and promote high standards of integrity, conducting our affairs in an honest and ethical manner, supported by our strong ethics and compliance leadership.

•    We are committed to upholding anti-bribery and anti-money laundering laws in all markets in which we operate and do business.

•    An independent assessment by Deloitte in 2019 found that our ethics and compliance (E&C) program exceeds the core element requirements of an E&C program, with a variety of unique enhancements that make our program particularly effective.

•    We took steps in 2020 to combat racism and foster inclusion, donating $500,000 to community organizations that are addressing racial inequality and racism and $1 million in scholarship endowments for students of color and economically disadvantaged students.

•    Horizon is a proud member of Pledge 1%, a movement empowering companies to donate 1% of product, 1% of equity, 1% of profit or 1% of employee time to improve communities around the world.

Access to Medicines and Our Patient-Centric Focus

We make health a priority, not a privilege.

•    We work to ensure that patients have access to our medicines, regardless of their ability to pay. We supported patients in 2020 with almost $900 million in assistance, approximately 22 percent of our gross sales.

•    Patients are at the heart of everything we do. We’re committed to improving lives by identifying and bringing innovative medicines to market that address unmet medical needs. And we support patients through the entire patient journey.

•    We actively partner with 100-plus patient advocacy groups to raise awareness for many underrepresented diseases and advocate for patients and their communities. We also run RAREis™, our rare disease awareness initiative.

•    We donated more than $3.7 million financial support in 2020 for COVID-19 response efforts. More than $1 million of this was provided to advocacy organizations in 2020 to support COVID-19 relief initiatives for people living with rare and rheumatic diseases.

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Our Engaged, Award-Winning Employees and Corporate Culture

For us it’s personal – we want to make a difference and are consistently recognized for our engaged employees.

•    We are consistently recognized as a best workplace in multiple categories, demonstrating a high level of employee engagement, receiving 13 workplace recognitions in 2020.

•    We significantly outscore average biotech companies in employee loyalty and engagement when comparing to benchmarks of a leading consultant firm.

•    Our commitment to inclusion, diversity, equity and allyship starts at the top. Horizon’s chairman, president and chief executive officer Timothy P. Walbert was one of the first signatories of the CEOAction for Diversity and Inclusion pledge. We believe that people with different backgrounds and life experiences fuel innovation and success. Our strong emphasis on an inclusive culture influences how we recruit employees and treat one another.

•    In 2020, we introduced RiSE, a strategic program to further embed inclusion, diversity, equity and allyship throughout Horizon with 20-plus volunteer employee leaders working together in diverse working groups. We formalized our diversity talent program, aimed at promoting inclusive leadership behaviors and hiring and developing more diverse talent. We also dedicated a Horizon employee to a one-year external fellowship for the CEO Action for Racial Equity Initiative.

•    At all levels of our employee population, the percentage of women is above industry standards.

•    We demonstrate gender and ethnicity pay equality, as per a 2019 study by Aon.

Our Product Supply Chain

We work stringently to ensure the safety and quality of our medicines.

•    We work with highly reputable contract manufacturing organizations (CMOs) of global stature for the manufacturing and testing of our products.

•    More than 120 team members oversee the quality, compliance and disposition of our medicines.

•    We have a robust oversight program with a fully documented quality management system in place to direct and control all product quality activities.

•    We periodically conduct CMO/vendor audits, measuring performance against quality, compliance, process and delivery standards and take action to improve unsatisfactory performance.

•    In 2021 we are starting an assessment of our CMOs’ employment practices.

•    We provide a support line on our website for pharmacovigilance and patient support.

Minimizing Environmental Impacts

We aim to conduct our business in a responsible way that minimizes environmental impacts.

•    Our new Deerfield, Illinois campus is LEED Gold certified.

•    We will be relocating our global headquarters in Dublin to a near-zero-emission building being constructed to LEED Gold standard; relocation is planned for 2021.

•    We are committed to furthering sustainable practices across our business, including minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage; reducing waste generation and disposing of all waste through safe and responsible methods; minimizing environmental risks by employing safe technologies and operating procedures; and being prepared to respond appropriately to accidents and emergencies.

Horizon Is Consistently Recognized as a Best Place to Work

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Summary of Voting Items and Board Recommendations

Proposal 1: Election of Directors

We are asking our shareholders to vote, by separate resolutions, on the election of each of the following Class I directors to hold office until the 2024 Annual General Meeting of Shareholders:

•    William F. Daniel

•    H. Thomas Watkins

•    Pascale Witz

Each of the nominees listed is currently one of our directors who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee. Our Board believes that each nominee has the specific experience, qualifications, attributes and skills to serve as a member of the Board. Detailed information about each nominee can be found beginning on page 18.

The Board of Directors recommends a vote “FOR” each of the nominees.
A majority of votes cast are required for approval
See page 18.

Proposal 2: Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration

Our statutory auditor is PricewaterhouseCoopers (Ireland). We are asking our shareholders to:

•    approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2021; and

•    authorize the Audit Committee of our Board to determine the remuneration of our independent registered public accounting firm and our statutory auditor.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 75.

Proposal 3: Approval, on an Advisory Basis, of Executive Compensation

We are asking our shareholders for advisory approval of our named executive officers’ compensation. Our Compensation Committee’s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biotech company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Our executive compensation program is aligned with our business strategy and priorities. We align our executive officers’ interests with our shareholders’ interests by rewarding our executive officers for both current and longer-term performance, measured both by financial performance and milestones for the advancement of our long-term development programs and strategic initiatives.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 76.

Proposal 4: Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares

Consistent with prior years, we are asking our shareholders to authorize us, or any of our subsidiaries, to make open market purchases of up to 10 percent of our issued ordinary shares as of December 31, 2020.

If adopted, the authority will expire at the close of business on October 29, 2022, unless renewed at the 2022 Annual General Meeting of Shareholders.

Such purchases would be made only at price levels the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 77.

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Proposal 5: Approval of the Amended and Restated 2020 Equity Incentive Plan

We are asking our shareholders to vote on a proposal to approve the amended and restated 2020 Equity Incentive Plan (Amended 2020 EIP). We are seeking shareholder approval of the Amended 2020 EIP and an increase the number of ordinary shares available for the grant of equity awards to our employees by an additional 7,000,000 shares.

The Amended 2020 EIP will allow us to continue using a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of Horizon and its subsidiaries and to provide long-term incentives that align the interests of employees with the interests of our shareholders.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 78.

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

This Proxy Statement contains important information regarding the Annual General Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. You are invited to attend the Annual General Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the Notice) because our Board is soliciting your proxy to vote at the Annual General Meeting, including at any adjournments or postponements of the meeting. As permitted by the U.S. Securities and Exchange Commission, we are making this Proxy Statement, Horizon’s Annual Report to shareholders, and our Irish statutory financial statements available to our shareholders electronically via the internet. We believe that using this form of distribution provides a convenient and expedited method for our shareholders to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the environmental impact of our Annual General Meeting. In addition, it reduces the costs of printing and distributing the proxy materials. Accordingly, we have sent a Notice to our shareholders of record. All shareholders can access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a print or email copy may be found in the Notice. We intend to mail the Notice on or about March 17, 2021 to all shareholders of record as of February 24, 2021, who are entitled to vote at the Annual General Meeting.

How do I attend the Annual General Meeting?

The meeting will be held on Thursday, April 29, 2021, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland. Directions to the Annual General Meeting may be found at https://www.google.com/maps/place/Connaught+House,+Burlington+Rd,+Dublin+4,+Ireland. Information on how to vote in person at the Annual General Meeting is provided below. However, you do not need to attend the Annual General Meeting to vote your ordinary shares.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Annual General Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

Who can vote at the Annual General Meeting?

Only shareholders of record at the close of business on February 24, 2021, will be entitled to vote at the Annual General Meeting. On this record date, there were 224,074,399 of our ordinary shares outstanding and entitled to vote.

Shareholder of Record (shares registered in your name). If on February 24, 2021 your shares were registered in your name in our Register of Members, which is maintained by our transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed in the Notice or as discussed below to ensure your vote is counted, or if you request a printed copy, vote by completing and returning the proxy card.

Beneficial Owner (shares registered in the name of a broker or bank). If on February 24, 2021, your shares were not registered in your name in our Register of Members, but rather held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of three Class I directors (Proposal 1)

•	Approval of the appointment of independent registered public accounting firm and authorization of the Audit Committee to determine the auditors’ remuneration (Proposal 2)

•	Approval, on an advisory basis, of executive compensation (Proposal 3)

•	Authorization to make market purchases or overseas market purchases of our ordinary shares (Proposal 4)

•	Approval of the Amended and Restated 2020 Equity Incentive Plan (Proposal 5)

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What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” each Class I director nominee or you may abstain from voting for all or any of the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record. If you are a shareholder of record, you may vote in person at the Annual General Meeting, by electronic proxy over the telephone or the internet as instructed below, or by proxy using the proxy card you receive if you request a set of printed materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote in person, come to the Annual General Meeting and we will give you a ballot when you arrive. Please bring our admission ticket or proof of ownership, as discussed below under “Do I Need a Ticket to Attend the Annual General Meeting?”

•	You may vote by electronic proxy in the following ways:

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or proxy card. Your vote must be received by 11:59 p.m. Eastern Time on April 28, 2021, to be counted.

•

To vote over the telephone, dial toll-free 1.800.690.6903 within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or proxy card. Your vote must be received by 11:59 p.m., Eastern Time on April 28, 2021, to be counted.

•

Alternatively, you may request a printed set of the materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the postage-paid envelope provided. Proxy cards submitted through the mail must be received by 11:59 p.m. Eastern Time on April 28, 2021. If you return your signed proxy card to us before this deadline, we will vote your shares as you direct. Instructions on how to request a printed set of the proxy materials may be found in the Notice.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker, bank or other agent. To vote in person at the Annual General Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions in the Notice you receive from your broker, bank or other agent, or contact that organization to request a proxy form.

Joint Holders. In the case of joint holders of record, any one of such holders may vote either in person or by proxy in respect thereof as if he or she were the sole holder thereof, but the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in our Register of Members.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of February 24, 2021.

What happens if I do not vote?

Shareholder of Record. If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual General Meeting, your shares will not be voted.

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Beneficial Owner. If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. We have been advised by the NYSE that your broker or nominee may not vote your shares on Proposals 1, 3 or 5 without your instructions, but may vote your shares on Proposals 2 and 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, then our designated proxy holders (one of the individuals named on your proxy card) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If any other matter is properly presented at the meeting, your proxy holder will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We have retained Alliance Advisors, a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $22,500 plus expenses. The cost of soliciting proxies incurred by us and Alliance Advisors, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our ordinary shares, will be borne by us. Our directors, officers and other employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record. Yes, you may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Company Secretary at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

•	You may attend the Annual General Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Do I need a ticket to attend the Annual General Meeting?

Yes, you will need an admission ticket or proof of ownership of ordinary shares to enter the Annual General Meeting. If you are a shareholder of record, your admission ticket is the Notice that was sent to you. Please bring your Notice and valid photo identification with you to the Annual General Meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is your Notice, or if you are a beneficial owner, the ticket is on your voting instruction form. If you do not bring your admission ticket, you will need proof of ownership of ordinary shares to be admitted to the Annual General Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual General Meeting without an admission ticket or proof of ownership of ordinary shares, we will admit you only if we are able to verify that you are one of our shareholders.

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How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Against,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual General Meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 224,074,399 ordinary shares outstanding and entitled to vote. Thus, the holders of 112,037,200 ordinary shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within one hour of the time appointed for the Annual General Meeting, the Annual General Meeting will stand adjourned to May 6, 2021 at 3:00 p.m. local time at the same location, or such other time or place as the Board may determine.

Assuming there is a quorum of shares present at the Annual General Meeting, how many votes are needed to approve each proposal?

Proposal		Vote Required

1.	Election of Directors	Majority of votes cast

2.	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	Majority of votes cast

3.	Approval, on an Advisory Basis, of Executive Compensation	Majority of votes cast

4.	Authorization to Make Market Purchases or Overseas Market Purchases of Our Ordinary Shares	Majority of votes cast

5.	Approval of our Amended and Restated 2020 Equity Incentive Plan	Majority of votes cast

How can I find out the results of the voting at the Annual General Meeting?

Preliminary voting results will be announced at the Annual General Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual General Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory financial statements?

We are presenting our Irish statutory financial statements, including the reports of the directors and the statutory auditors thereon, at the Annual General Meeting and are making a copy available for download on the Annual Reports / Proxy Statements page in the Investors section of our website (www.horizontherapeutics.com) on or before April 7, 2021. As an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our Annual General Meetings. The Irish statutory financial statements cover the results of our operations and financial position for the year ended December 31, 2020.

Horizon  |  Proxy Statement 16

Irish law requires the directors to prepare financial statements for each financial year giving a true and fair view of the state of the group’s and parent company’s affairs at the end of the financial year and of the group’s profit or loss for the financial year. Under that law, the directors have prepared the group’s consolidated financial statements in accordance with U.S. accounting standards, as defined in Section 279 of the Irish Companies Act 2014, to the extent that the use of those accounting standards in the preparation of the consolidated financial statements does not contravene any provision of the Irish Companies Act 2014 or of any regulations made thereunder and have prepared Horizon’s parent company’s Irish statutory financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report are available at https://materials.proxyvote.com/G46188. The Irish financial statements will be available in the Investors section of our website (www.horizontherapeutics.com) on or before April 7, 2021. We will mail without charge, upon written request, a copy of these materials to shareholders of record or beneficial owners of our ordinary shares. Requests should be sent to: Horizon Therapeutics plc, Attention: Company Secretary, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Horizon  |  Proxy Statement 17

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term. The Board currently consists of nine members, as follows:

• Class I:	William F. Daniel, H. Thomas Watkins and Pascale Witz, whose terms will expire at our 2021 Annual General Meeting of Shareholders;

• Class II:	Michael Grey, Jeff Himawan, Ph.D. and Susan Mahony, Ph.D., whose terms will expire at our 2022 Annual General Meeting of Shareholders; and

• Class III:	Gino Santini, James Shannon, M.D. and Timothy P. Walbert, whose terms will expire at our 2023 Annual General Meeting of Shareholders.

The authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed by ordinary resolution with majority vote of our shareholders at a general meeting provided that notice of such resolution has been given in accordance with Section 146 of the Irish Companies Act 2014. Vacancies on the Board may be filled only by persons elected by a majority of the directors then in office, provided that a quorum is present. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Majority Voting: In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Directors Whose Term of Office Expires in 2021: There are currently three directors in Class I whose term of office expires in 2021. Each of the nominees listed below in Class I is currently a director who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee. If elected, each of these nominees would serve until the 2024 Annual General Meeting of Shareholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification or removal.

The biographical information for our directors that follows is as of March 1, 2021.

Class I—Directors Whose Terms Expire at the 2021 Annual General Meeting of Shareholders and are Nominees for Election

William F. Daniel Chairman, Malin Corporation plc

Mr. Daniel, a chartered director and chartered accountant, is currently chairman of the board of directors of Malin Corporation plc, an Ireland-based public global life sciences company. Mr. Daniel was president of the Institute of Directors of Ireland from May 2013 to May 2015, and he was originally elected to the board of the Institute of Directors in Ireland in June 2010. Prior to that, Mr. Daniel was executive vice president and company secretary of Elan Corporation plc, a public biotechnology company, and served in that role from December 2001 to December 2013, until the merger of Elan with Perrigo Company plc. He was previously an executive director of Elan between 2003 and 2007, having joined the organization as financial controller in 1994. Mr. Daniel graduated with a degree in commerce from University College Dublin.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Daniel is qualified to serve as a director on the basis of his valuable financial and corporate governance expertise, which brings important strategic insight to the Board as it plans our future growth.

Age: 68 Director Since: Sept. 2014 Board Committees: • Audit (Chair) • Compensation Current Public Company Directorships: • Malin Corporation plc (Chair) • global life sciences company

Horizon  |  Proxy Statement 18

H. Thomas Watkins Chairman, Vanda Pharmaceuticals Inc.

Mr. Watkins currently serves as the chairman of the board of directors of Vanda Pharmaceuticals Inc., a public biopharma company. Prior to that, he was director, president and chief executive officer of Human Genome Sciences, Inc. (HGS), a public biopharma company, from 2004 until HGS was acquired by GlaxoSmithKline in 2012. Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott Laboratories and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc. (TAP), which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc. During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue. Mr. Watkins began his career in 1974 with Arthur Andersen & Co. From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan. Mr. Watkins holds a bachelor’s degree from the College of William and Mary, and a master of business administration degree from the University of Chicago Graduate School of Business. Mr. Watkins is a member of the board of directors of HemoShear Therapeutics, LLC, a private biotechnology company, and of the board of visitors of The College of William and Mary.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Watkins is qualified to serve as a director on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age: 68

Director Since: April 2014

Board Committees:

•  Nominating and Corporate Governance (Chair)

•  Audit

Current Public Company Directorships:

•  Vanda Pharmaceuticals Inc. (Chair)

•  biopharma company

Pascale Witz Director, PerkinElmer, Inc.

Ms. Witz founded PWH Advisors, a strategic consultancy firm advising healthcare and investment companies, in November 2016 and has served as its president since that time. From September 2015 to May 2016, Ms. Witz served as executive vice president, global diabetes and cardiovascular at Sanofi, a pharmaceutical company, which she joined in July 2013 as executive vice president, pharma and CHC divisions. During her tenure at Sanofi, she launched multiple medicines across three continents and strengthened the pipeline through licensing and partnerships. Prior to Sanofi, Ms. Witz served more than 17 years at GE Healthcare where, in her final role as president and chief executive officer of its pharmaceutical diagnostics business, she ran a $2 billion integrated pharmaceutical organization that encompassed research and development through commercialization. Ms. Witz also serves on the boards of directors of Fresenius Medical Care AG & Co. KGaA, a public medical supply company, Regulus Therapeutics Inc., a public biotechnology company, PerkinElmer, Inc., a public company focused on human and environmental health, PWH Advisors, Capsule Technologies Inc., a private medical technology company, Arkuda Therapeutics, Inc., a private biopharma company, CellCarta Biosciences, a private biopharma services company, WGC Clinical Services, a private biopharma services company, and Value Demonstration Group Holdings, a private equity fund. Ms. Witz previously served on the board of directors of Savencia SA, a public food and dairy company, from 2016 to 2018, and of Tesaro, Inc., then a public biopharma company, from 2018 to January 2019. Ms. Witz received her master of business administration degree in economics and marketing from INSEAD and her master of science in biochemistry from INSA Lyon.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Ms. Witz is qualified to serve as a director on the basis of her valuable industry experience, which brings important strategic insight to the Board as the Board plans our future growth.

Age: 54

Director Since: Aug. 2017

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Fresenius Medical Care AG & Co. KGaA

•  medical supply company

•  Regulus Therapeutics Inc.

•  biotechnology company

•  PerkinElmer, Inc.

•  human and environmental health company

Horizon  |  Proxy Statement 19

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE ABOVE

Class II—Directors Continuing in Office Until the 2022 Annual General Meeting of Shareholders

Michael Grey Chairman, Mirum Pharmaceuticals, Inc.

Mr. Grey has served as chairman of the board of directors of Mirum Pharmaceuticals, Inc., a public biotechnology company, since January 2020, and as executive chairman from March 2019 to December 2019. Before that he served as chief executive officer of Mirum from the company’s inception in March 2018. He has served as executive chairman of Spruce Biosciences, Inc., a public biotechnology company, since April 2017; Amplyx Pharmaceuticals, Inc., a private pharmaceutical company, since January 2017; Reneo Pharmaceuticals, Inc., a private pharmaceutical company, since December 2017; and as chairman of Plexium, Inc., a private biotechnology company, since August 2020. He has also served as a venture partner at Pappas Ventures since January 2010. Mr. Grey served from October 2015 to January 2017 as the president and chief executive officer of Amplyx, from September 2014 to December 2017 as chairman and chief executive officer of Reneo and from May 2019 until April 2020 as executive chairman of Curzion Pharmaceuticals, Inc., a private pharmaceutical company. From February 2011 to June 2014, Mr. Grey served as president and chief executive officer of Lumena Pharmaceuticals, Inc., a biotechnology company, which was acquired by Shire plc in June 2014. He has 45 years of experience in the pharmaceutical and biotechnology industries and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008), president and chief executive officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and president of BioChem Therapeutic Inc. Prior to these, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings PLC, culminating in his position as vice president, corporate development and director of international licensing. Mr. Grey also serves on the boards of directors of BioMarin Pharmaceutical Inc. and Mirati Therapeutics Inc., both public biotechnology companies. Mr. Grey received a bachelor of science degree in chemistry from the University of Nottingham in the United Kingdom.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Grey is qualified to serve as a director on the basis of his extensive experience managing pharmaceutical and biopharma companies, which brings important strategic insight to the Board as it plans our future growth.

Age: 68

Director Since: Sept. 2011

Lead Independent Director Since: Aug. 2012

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Mirum Pharmaceuticals, Inc. (Chair)

•  biotechnology company

•  Spruce Biosciences, Inc.
(Executive Chair)

•  biotechnology company

•  BioMarin Pharmaceutical Inc.

•  biotechnology company

•  Mirati Therapeutics Inc.

•  biotechnology company

Jeff Himawan, Ph.D. Managing Director, Essex Woodlands Health Ventures, L.P.

Dr. Himawan has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since 2004. Prior to that, he was an adjunct partner at Essex Woodlands from 1999 to 2001, and he was a venture partner from 2001 to 2004. Dr. Himawan co-founded Seed-One Ventures, an early-stage venture capital firm, where he served as a managing director from 1996 to 2001. Dr. Himawan also currently serves on the board of directors of MediciNova, Inc., a public biopharma company, and NexEos Bio, Inc., a private biotechnology company. Previously, Dr. Himawan served on the board of directors of Catalyst Biosciences, Inc., a public biopharma company, from 2010 to 2020. He received a bachelor of science degree in biology from the Massachusetts Institute of Technology and a doctorate in biological chemistry and molecular pharmacology from Harvard University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that, with his doctorate in biological chemistry and molecular pharmacology and as a successful venture capitalist, Dr. Himawan brings important scientific and strategic insight to the Board as well as experience working with the investment community.

Age: 55 Director Since: July 2007 Board Committees: • Compensation (Chair) • Transaction Current Public Company Directorships: • MediciNova, Inc. • biopharma company

Horizon  |  Proxy Statement 20

Susan Mahony, Ph.D. Director, Zymeworks Inc.

Dr. Mahony serves on the board of directors of Zymeworks Inc., a public biopharma company; Vifor Pharma AG, a public pharmaceutical company; Assembly Biosciences, Inc., a public biotechnology company, Cereius Inc., a private biotechnology company and Altis Biosystems, a private biotechnology company. Previously, Dr. Mahony served as senior vice president and president of Lilly Oncology and was a member of the executive committee at Eli Lilly and Company from 2009 until her retirement in August 2018. Prior to that, Dr. Mahony served in a variety of leadership roles at Eli Lilly and Company, including senior vice president, human resources and diversity; president and general manager, Lilly Canada; and executive director, global brand development. Dr. Mahony worked in sales and marketing at Bristol-Myers Squibb Company from 1995 to 2000, at Amgen Limited from 1991 to 1995, and at Schering Plough from 1989 to 1991. Dr. Mahony also serves on the board of Chordoma Foundation, a nonprofit organization dedicated to improving the lives of those affected by chordoma. She earned bachelor of science and doctorate of philosophy (Ph.D.) degrees in pharmacy, as well as a master of business administration degree from London Business School. She was awarded an Honorary Doctorate from Aston University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Mahony is qualified to serve as a director on the basis of her industry and leadership expertise, which brings important strategic insight to the Board as it plans our future growth.

Age: 56

Director Since: Aug. 2019

Board Committees:

•  Compensation

•  Transaction

Current Public Company Directorships:

•  Zymeworks Inc.

•  biopharma company

•  Vifor Pharma AG

•  pharmaceutical company

•  Assembly Biosciences, Inc.

•  biotechnology company

Class III—Directors Continuing in Office Until the 2023 Annual General Meeting of Shareholders

Gino Santini Director, Intercept Pharmaceuticals, Inc.

Mr. Santini currently serves on the board of directors of Intercept Pharmaceuticals, Inc., Collegium Pharmaceutical, Inc. and Allena Pharmaceuticals, Inc., all of which are public biopharma companies. Mr. Santini also serves on the boards of directors of Artax Biopharma Inc. and Enalare Therapeutics, Inc., each a private biopharma company, and is retired from a distinguished career with Eli Lilly and Company. He served as chairman of the board of directors of AMAG Pharmaceuticals, Inc., previously a public biopharma company, from February 2012 until November 2020, when AMAG was acquired by Covis Group S. à r.l. Mr. Santini also previously served on the board of directors of Sorin SpA, a public medical products group, from 2012 to 2015, when it was acquired by LivaNova PLC, and also on the board of directors of Vitae Pharmaceuticals, Inc., a public biotechnology company, from 2014 to 2016, when it was acquired by Allergan plc. During his tenure at Eli Lilly and Company from June 1983 to December 2010, Mr. Santini held various leadership positions. Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master of business administration degree from the University of Rochester.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board as it plans our future growth.

Age: 64

Director Since: March 2012

Board Committees:

•  Transaction (Chair)

•  Compensation

Current Public Company Directorships:

•  Intercept Pharmaceuticals, Inc.

•  biopharma company

•  Collegium Pharmaceutical, Inc.

•  biopharma company

•  Allena Pharmaceuticals, Inc.

•  biopharma company

Horizon  |  Proxy Statement 21

James Shannon, M.D. Chairman, MannKind Corporation

Dr. Shannon currently serves as chairman of the board of directors of MannKind Corporation, a public biopharma company focused on treatments for diabetes, and on the board of directors of ProQR Therapeutics NV, a public biotechnology company. From May 2012 to March 2015, Dr. Shannon served as the chief medical officer of GlaxoSmithKline (GSK), a public biopharma company, where he was responsible for matters of patient safety, general medical governance, medical ethics and integrity, medical information as well as investigations involving human subjects relating to any GSK medicine in development or on the market. Prior to that, Dr. Shannon spent more than a decade with Novartis, a public pharmaceutical company. In his last role with the company, as global head of pharma development, he was responsible for all of Novartis’s development activities, from pre-clinical through Phase 4 and oversaw an annual development budget of approximately $4 billion. Dr. Shannon received his science and medical degrees from Queen’s University in Belfast, Northern Ireland. He also serves as chairman of the board of directors of Kyowa Kirin (NA), a private biopharma company and subsidiary of Kyowa Kirin, and on the boards of directors of Immodulon Therapeutics Limited, a private biopharma company, Leyden Labs, a private biopharma company, and MyTomorrows, a private health-based platform that collaborates with drug developers to provide early access to treatments for patients who have exhausted all other options.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Shannon is qualified to serve as a director on the basis of his extensive clinical development experience, which brings important insight to the Board as it plans our future growth.

Age: 64

Director Since: Aug. 2017

Board Committees:

•  Nominating and Corporate
Governance

•  Transaction

Current Public Company Directorships:

•  MannKind Corporation (Chair)

•  biopharma company

•  ProQR Therapeutics NV

•  biotechnology company

Timothy P. Walbert Chairman, President and Chief Executive Officer, Horizon Therapeutics plc

Mr. Walbert has served as our president, chief executive officer and director of Horizon since June 2008 and served as our chairman since March 2010. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biotechnology company that was acquired by Takeda America Holdings, Inc. in June 2009. Prior to that, he served as executive vice president, commercial operations of NeoPharm, Inc., a public biotechnology company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager of immunology, where he built and led the global development and launch of the multi-indication biologic HUMIRA, and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie. From 1998 to 2001, he served as director, CELEBREX North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company. Mr. Walbert serves as the chairman of the board of directors of Exicure, Inc., a public clinical-stage biotechnology company, and he serves on the board of Aurinia Pharmaceuticals, Inc., also a public biotechnology company. He sits on the board of directors of the Illinois Biotechnology Innovation Organization (iBIO) and the Biotechnology Innovation Organization (BIO). Mr. Walbert is also a member of the National Organization for Rare Disorders (NORD) Advisory Board and serves on the Board of Trustees of Muhlenberg College. He previously served on the board of directors of Assertio Holdings, Inc., a public specialty pharmaceutical company, from May 2020 to December 2020 (and before that at Zyla Life Sciences, a public pharmaceutical company, from April 2014 until May 2020, when it was acquired by Assertio); Sucampo Pharmaceuticals, Inc., a public biopharma company, from 2016 to 2018; XOMA Corporation, a public biotechnology company, from 2011 to 2017; and Raptor Pharmaceutical Corp., a public biopharma company, from 2010 to 2014. Mr. Walbert received his bachelor of arts degree in business from Muhlenberg College, in Allentown, Pennsylvania.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Walbert is qualified to serve as a director on the basis of his valuable biopharma industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age: 53

Chair Since: March 2010

Director Since: June 2008

Board Committees:

•  None

Current Public Company Directorships:

•  Exicure, Inc. (Chair)

•  biotechnology company

•  Aurinia Pharmaceuticals, Inc.

•  biotechnology company

Horizon  |  Proxy Statement 22

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Overview

In 2020, the Board held nine meetings and acted by unanimous written consent at two sessions. Each Board member attended 98 percent or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the last fiscal year for which he or she was a director or committee member, except for Michael Grey, who attended 82 percent of such meetings because he recused himself from three Transaction Committee meetings related to the acquisition of Curzion due to a conflict of interest. Excluding the recusals, Mr. Grey attended 100 percent of such Board and committee meetings. It is our policy to encourage directors and nominees for director to attend annual general meetings of shareholders. All current directors attended our 2020 Annual General Meeting of Shareholders.

The Board is committed to exercising good corporate governance practices. As part of this commitment, the Board regularly monitors developments in corporate governance and reviews processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on our website, www.horizontherapeutics.com, including our Memorandum and Articles of Association, Code of Conduct and Ethics, Corporate Governance Guidelines, and the charters for the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees. The Board believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board and the robust duties of its lead independent director, empower the Board to effectively oversee our chief executive officer and provide an effective and appropriately balanced Board governance structure.

Independence of the Board of Directors

Other than Mr. Walbert, our chairman, president and chief executive officer, all members of the Board are independent, and all members of committees of the Board are independent. The Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq Stock Market (Nasdaq) listing standards: Mr. Daniel, Mr. Grey, Dr. Himawan, Dr. Mahony, Mr. Santini, Dr. Shannon, Mr. Watkins and Ms. Witz. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Walbert is not an independent director by virtue of his current employment with us. To determine independence, the Board reviewed all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm.

As required under applicable Nasdaq listing standards, our independent directors met four times in regularly scheduled executive sessions in 2020, at which only independent directors were present.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics (the Code) that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The Code is available on our website at www.horizontherapeutics.com. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure

The Board has determined that the current leadership structure, in which the offices of chairman and chief executive officer are held by one individual and an independent director acts as lead independent director, ensures that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight, and is in our best interests and those of our shareholders.

Chairman/Chief Executive Officer

The Board is currently chaired by our president and chief executive officer, Mr. Walbert. We believe that combining the positions of chief executive officer and chairman of the Board helps to ensure that the Board and management act with a common purpose for the following reasons:

•	coherent leadership and direction for the Board and executive management;

•	clear accountability and a single focus for the chain of command to execute our strategic initiatives and business plans;

Horizon  |  Proxy Statement 23

•	Mr. Walbert’s extensive industry expertise, external public board experience, leadership experience and history and knowledge of our business; and

•

by leading management and chairing the Board, we benefit from the chief executive officer’s strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction and day-to-day execution.

Lead Independent Director

We require the election, by the independent directors of the Board, of a lead independent director to serve during any period when there is no independent chairman of the Board. Because Mr. Walbert is currently serving as chief executive officer and chairman of the Board, the independent directors of the Board elected Mr. Grey as the lead independent director. The lead independent director serves as the liaison between the chairman of the Board and the independent directors and his responsibilities include:

•	facilitating communication with the Board and presiding over regularly conducted executive sessions of the independent directors and sessions where the chairman of the Board is not present;

•	establishing the agenda for meetings of the independent directors, and reviewing and approving matters, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	having the authority to call meetings of the independent directors and, if requested by major shareholders, ensuring that he is available for consultation and direct communication; and

•

conveying messages from meetings of the independent directors to the chief executive officer and making himself available to discuss with other directors any concerns they may have about us or our performance.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which financial risk assessment and management is undertaken and provides oversight of the performance of our internal audit function and external auditors. The Audit Committee also reviews and receives regular briefings concerning information security and technology risks (including cybersecurity), including discussions of our information security and risk management programs.

Our Nominating and Corporate Governance Committee reviews our key enterprise risks and risk-management strategies, as well as monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Our Transaction Committee evaluates potential strategic transactions and financing opportunities, including the risks that such transactions could pose to Horizon.

Director Assessment and Board Refreshment

The Nominating and Corporate Governance Committee believes that a strong director assessment process and periodic Board refreshment enhances the effectiveness of the Board and is an essential element of sound corporate governance.

Director assessment is conducted on an annual basis at both the full Board and individual director level:

Annual Board Member Self-Assessment: The director self-assessment process typically begins in August, when a telephonic survey is conducted with each director by a third party, generally a partner from our external legal counsel. The telephonic survey, which is updated annually, allows the interviewer to more fully assess and understand the needs, comments and patterns resulting from the individual conversations. This interview process elicits each director’s opinions on the effectiveness of the overall Board, the Board committees, Board meetings and communication, the director’s own participation and contributions, as well as those of

Horizon  |  Proxy Statement 24

other directors. The Nominating and Corporate Governance Committee then reviews and discusses the results of the survey during the November Board meeting. This process has resulted in several meaningful improvements to the effectiveness of our Board meetings and timing and means of providing information to the Board.

Annual Board Member Review: A thorough and in-depth review is conducted for the directors whose term will expire at the next annual general meeting of shareholders. The review assesses each director based on at least three years’ experience and the skills and experiences deemed appropriate to meet the current and future needs of Horizon and the Board. The review consists of a three-part process to determine if each director should seek another three-year term.

•

The Chair of the Nominating and Corporate Governance Committee conducts one-on-one reviews with each director to ensure maximum frankness, confidentiality and respect for the individual. These meetings are designed to gain the directors’ perspective on their contributions to the Board and whether they believe continuing for another term is appropriate and advisable.

•	The Chair of the Nominating and Corporate Governance Committee then meets individually with the members of the Nominating and Corporate Governance Committee to seek their views on the directors.

•	Finally, the Chair of the Nominating and Corporate Governance Committee meets with the Board Chair and Lead Independent Director to share the results of the reviews and determine the outcome.

As a result of our Board assessment process, since 2017, two prior directors did not stand for re-election and three new directors have been added to the Board. Each of our new directors, two of whom are female, have brought new and different skills, experience and qualifications to the Board. This refreshment of the Board serves to better meet the current and expected future needs of Horizon given the evolution of our business and strategy over the last several years.

Director Selection

The Nominating and Corporate Governance Committee employs a rigorous, thorough and in-depth process to identify director candidates and recommend the strongest possible director nominees to the full Board.

First, the Nominating and Corporate Governance Committee deliberates on and determine the skills and experience that would best serve the Board and Horizon and that would address any gaps identified in the annual assessment process.

An executive search firm is then retained to assist in identifying prospective candidates. In addition, the Nominating and Corporate Governance Committee considers director candidates recommended by shareholders, directors and other sources.

When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee consider the attributes of the candidates and the needs of the Board and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate is expected to have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment and being able to work collegially with others. In addition, factors such as the following may be considered:

•

the independence standards as set forth in the applicable Nasdaq listing standards, the presence of any material interests that could cause a conflict between our interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all shareholders;

•

the knowledge, skills and experience of the director nominee, including experience in the industry in which Horizon operates, as well as in the general areas of clinical development, business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•

the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•	how the director nominee’s skills and experience would complement and enhance the Board’s overall mix of skills and experience; and

•	the director nominee’s experience with accounting rules and practices.

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Before the Nominating and Corporate Governance Committee recommends a qualified director nominee to the Board for consideration, the nominee is interviewed by each Board member and meets with the chief executive officer and other senior executives.

During 2020, we paid a fee to one third-party search firm that was retained by the Board to identify potential nominees and assist our Nominating and Corporate Governance Committee in evaluating such potential nominees.

Diversity Policy

The Board believes that maintaining a diverse membership enhances the Board’s deliberations and enables the Board to better represent all of Horizon’s constituents, and as such has a formal diversity policy. As part of the policy, the Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election and considers all aspects of each candidate’s qualifications and skills with the goal of ensuring the Board has diversity of experience and perspectives as well as race, gender, geography, and areas of expertise. To further this goal, the Board is committed to including in each director search highly qualified candidates who reflect diverse experiences and backgrounds, including diversity of gender and race. The diversity policy is available on our website at www.horizontherapeutics.com.

Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual General Meeting of Shareholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee. See “Other Information – Shareholder Proposals” in this Proxy Statement for additional information.

Executive Management Succession Planning

A key responsibility of the Board and critical to our success is ensuring that Horizon has the continuity of leadership and appropriate talent to lead the company and drive the execution of our strategy. We have a robust succession planning process, overseen by the Nominating and Corporate Governance Committee, which facilitates periodic Board executive sessions to discuss succession and development matters. On an annual basis, the Nominating and Governance Committee reviews and approves the succession and development plans for our chief executive officer, which includes selection criteria and the evaluation of potential internal candidates. In addition, the Nominating and Corporate Governance Committee reviews succession plans of other members of executive management, as well as their attributes, qualifications and development plans.

The Board is also regularly apprised of high-leadership potential candidates at Horizon and the plans for their development and potential roles. Board members have the chance to meet with these individuals at Board meetings, at dinners with Board members or in individual meetings as appropriate. We arrange for Board members to meet with key talent when they visit our offices. At each Board meeting, our chief human resources and chief diversity officer updates the Board on different key human capital management matters such as diversity, equity and inclusion, recruitment, development and retention. The Board also reviews our annual employee surveys and is briefed on the responses and targeted actions generated from the survey results.

Committees of the Board of Directors

The Board has four standing committees:

•	Audit Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

•	Transaction Committee

All committees comprise independent directors within the meaning of the applicable Nasdaq listing standards. A description of each committee of the Board is described below.

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The following table provides membership and meeting information for fiscal year 2020 for each of the Board committees:

	Audit	Compensation	Nominating and Corporate Governance	Transaction
Timothy P. Walbert
William F. Daniel
Michael Grey(1)
Jeff Himawan, Ph.D.
Susan Mahony, Ph.D.(2)
Gino Santini
James Shannon, M.D.(3)
H. Thomas Watkins
Pascale Witz
Total meetings in fiscal year 2020	5	8	4	12

= Chair	= Member	= Lead Independent Director

(1)	Mr. Grey served on the Transaction Committee until July 2020 and has served on the Audit Committee since July 2020.

(2)

Dr. Mahony served on the Audit Committee and the Nominating and Corporate Governance Committee until July 2020 and has served on the Compensation Committee and the Transaction Committee since July 2020.

(3)	Dr. Shannon served on the Compensation Committee until July 2020 and has served on the Nominating and Corporate Governance Committee since July 2020.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to, among other things:

•	our corporate accounting and financial reporting practices;

•	the system of internal control over financial reporting;

•	the audit process;

•	the quality and integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the qualifications, independence and performance of our internal audit function; and

•	major financial risk exposures, information security and technology risks (including cybersecurity).

The independent registered public accounting firm, internal audit and management each periodically meet privately with the Audit Committee.

The Board has determined that each of Mr. Daniel, Mr. Grey, Dr. Mahony, Mr. Watkins and Ms. Witz qualify as “audit committee financial experts” within the meaning of applicable SEC rules. In making this determination, the Board has considered their formal education, the nature and scope of their previous experience and their financial and corporate governance expertise.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020, with Horizon management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the

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independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee

William F. Daniel, Chair

Michael Grey

H. Thomas Watkins

Pascale Witz

Compensation Committee

The Compensation Committee:

•	oversees, reviews and approves or recommends for adoption our compensation policies, plans and programs;

•	reviews and approves or recommends to the full Board, as appropriate, the compensation to be paid to our executive officers and directors;

•	conducts compensation risk assessments; and

•	prepares and reviews the Compensation Committee report included in our annual Proxy Statement.

In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the chief executive officer and other senior management. Other than giving such recommendations, however, the chief executive officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation. The processes and procedures used by the Compensation Committee for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned, ‘‘Compensation Discussion and Analysis – Compensation Determination Process.’’

The Compensation Committee may, at our expense, retain legal counsel (which may, but need not be, our regular corporate counsel) and other consultants and advisors, other than in-house legal counsel and certain other types of advisors, to assist it with its functions only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains. In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

The Compensation Committee has engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent consultant since 2016. For additional information regarding our processes and procedures for the consideration and determination of executive and director compensation, including the role of Radford in determining and recommending executive and director compensation and the aggregate cost of Radford’s executive and director compensation consulting services during 2020, see the sections of this Proxy Statement entitled “Compensation Discussion and Analysis – Compensation Determination Process” and “Non-Employee Director Compensation.” With respect to non-employee director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation. Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “Non-Employee Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of Horizon. None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board, including, but not limited to:

•	making recommendations to the Board regarding corporate governance issues;

•	identifying, reviewing and evaluating candidates to serve as our directors consistent with criteria approved by the Board and reviewing and evaluating incumbent directors;

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•	serving as a focal point for communication between such candidates, non-committee directors and our management;

•	nominating candidates to serve as directors;

•	making other recommendations to the Board regarding affairs relating to our directors; and

•	providing oversight assistance in connection with our legal, regulatory and ethical compliance programs, policies and procedures as established by management and the Board.

The process used by the Nominating and Corporate Governance Committee to identify a nominee to serve as a member of the Board depends on the qualities being sought. The Board engages an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members. The process used by the Nominating and Corporate Governance Committee to identify nominees is described in the section of this Proxy Statement captioned, ‘‘Director Selection.’’

Transaction Committee

The functions of the Transaction Committee include, but are not limited to:

•

reviewing, considering and evaluating proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions;

•	reviewing, considering and evaluating proposed financing opportunities, including the issuance of equity, debt and convertible securities;

•	reviewing, considering and evaluating proposed modifications to Existing Debt Dealings (as defined in the charter of the Transaction Committee);

•	monitoring negotiations and other communications with third parties in connection with potential business development transactions, financing opportunities and debt discharge opportunities;

•	meeting with management to identify and develop Board focus on issues and opportunities that will further our business development strategy;

•	periodically reviewing and evaluating prior transactions and financings for consistency with, and achievement of, our strategic business goals, objectives or plans; and

•

authorizing potential business development transactions, other business growth and diversification opportunities, general financing opportunities and opportunities for Existing Debt Dealings that the Transaction Committee determines to fall within the scope of our goals and business development strategy and that are in the best interest of our shareholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Company Secretary of Horizon Therapeutics at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or by communicating online to the Board as a group. This information and an online communications form are available on our website at www.horizontherapeutics.com. Each communication will be reviewed by our Company Secretary to determine whether it is appropriate for presentation to the Board or such director on a periodic basis. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors perform a critical role in guiding Horizon’s strategic direction and overseeing management. Being a director entails many responsibilities and a substantial time commitment. Our compensation program for our non-employee directors reflects the critical function they perform and enables us to attract and retain highly qualified directors.

All current non-employee members of the Board are independent. Non-employee directors receive a combination of annual cash retainers and restricted stock unit (RSU) grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. Our only employee director, Mr. Walbert, receives no separate compensation for his service as a director or chair.

Highlights

•	The Compensation Committee works to ensure that our non-employee director compensation is in line with compensation offered by peer companies that compete with us for director talent.

•

Our non-employee director compensation is designed to address the time, effort, expertise and accountability required of active Board membership. It also takes into consideration the substantial travel commitment on the part of our directors as a result of being an Irish-domiciled company.

•	The annual cash compensation we pay our non-employee directors is based on their positions on the Board or the committees of the Board. We do not compensate Board members on a per-meeting basis.

•

The Compensation Committee reviews our non-employee director compensation annually. The October 2020 review determined that our non-employee director compensation philosophy is aligned with that of our peers; that our mix of cash and equity appropriately balances short- and long-term needs; and that our average director pay approximates the 50th percentile of our peers.

•

Beginning in October 2018, we reduced the value of the annual equity grant from $450,000 to $400,000 and replaced an automatic $600,000 equity grant upon a non-employee director’s first election or appointment to the Board with a pro-rata annual equity grant. In addition, the annual equity award granted to non-employee directors is made in RSUs only and no longer includes stock options.

As an Irish-domiciled company traded in the United States, we consider our non-employee director compensation, both in amount and structure, against two peer groups: the 14 U.S.-traded, biopharma companies we use for executive compensation comparative purposes (please see “Compensation Discussion and Analysis—Peer Group”), as well as seven Irish-domiciled, U.S.-listed pharmaceutical and biopharma companies: Alkermes plc, Amarin Corporation plc, Endo International plc, Jazz Pharmaceuticals plc, Mallinckrodt plc (which was still publicly traded when we last conducted our non-employee director compensation review), Perrigo Company and Prothena Corporation plc. (Alkermes plc and Jazz Pharmaceuticals plc are in both peer groups.)

The Compensation Committee reviews the compensation for our non-employee directors annually. To assist with the review, Radford, an independent compensation consultant, prepares a comprehensive assessment of our non-employee director compensation program, which includes:

•	benchmarking director compensation against the same peer group used for executive compensation purposes;

•	reviewing any feedback received during our shareholder engagement program;

•	reviewing recent director compensation trends; and

•	reviewing related corporate governance best practices.

The most recent review, conducted in October 2020, determined that:

•	our non-employee director compensation philosophy is aligned with that of our peers;

•	our mix of cash and equity appropriately balances short- and long-term needs; and

•	our average director pay approximates the 50th percentile of our peers.

Cash Compensation

Our compensation policy for non-employee directors who are not affiliated with any holder of more than 5 percent of our ordinary shares provides for annual cash compensation as set forth in the following table. The cash compensation is generally payable in equal quarterly installments at the end of each quarter in which the services are provided. For any independent director who joins after the beginning of the quarter, the cash compensation is pro-rated based on days served in that first partial quarter.

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Director Position	Annual Cash Compensation
Non-executive chairman or lead independent director	$100,000
All other non-employee directors	$60,000
Committee chair fees
Audit	$30,000
Compensation	$20,000
Nominating and Corporate Governance	$15,000
Transaction	$20,000
Non-chair committee member fees
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$7,500
Transaction	$12,500

Under our compensation policy, we reimburse our directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

We will also reimburse eligible non-employee directors up to $15,000 annually for financial planning and tax services.

Equity Compensation

On the date of each Annual General Meeting of Shareholders that coincides with or follows the non-employee director’s initial appointment or election to the Board, eligible non-employee directors will automatically be granted RSUs with an aggregate value of $400,000, which will vest in full upon the earlier of the (i) first anniversary of the date of grant and (ii) date of the next Annual General Meeting of Shareholders.

Any eligible non-employee director who is first elected or appointed to the Board on any date other than an Annual General Meeting of Shareholders will automatically be granted RSUs on the date that they are first elected or appointed to the Board with a value equal to the annual RSU grant, prorated based on the number of days between such non-employee director’s start date and the one-year anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such start date, which will vest in full upon the earlier of (i) the first anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such director’s start date and (ii) the date of the next Annual General Meeting of Shareholders.

Non-Employee Director Compensation Summary

The following table sets forth compensation information for our non-employee directors who earned or received compensation under our compensation policy for non-employee directors or otherwise in 2020:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation(3)		Total
William F. Daniel	$100,000	$399,972	$12,911	(4)	$512,883
Michael Grey	$120,000	$399,972	$2,528		$522,500
Jeff Himawan, Ph.D.	$92,500	$399,972	$25,037		$517,509
Susan Mahony, Ph.D.	$82,500	$399,972	$25,066		$507,538
Gino Santini	$90,000	$399,972	$25,037		$515,009
James Shannon, M.D.	$82,500	$399,972	$20,568		$503,040
Thomas H. Watkins	$90,000	$399,972	$26,929		$516,901
Pascale Witz	$82,500	$399,972	$7,951		$490,423

(1)

The amounts shown in this column reflect the grant date fair value of the awards issued to our non-employee directors during 2020, calculated in accordance with the provisions of ASC Topic 718. See the assumptions used in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

The aggregate number of shares subject to outstanding stock options and RSU awards held as of December 31, 2020, by the non-employee directors who are listed in the table above, which includes grants made to the non-employee directors in 2020 and prior calendar years, are as follows: 128,240 shares subject to outstanding stock options and 11,098 shares subject to outstanding RSUs for Mr. Daniel; 134,954 shares subject to outstanding stock options and 11,098 shares subject to outstanding RSUs for Mr. Grey; 86,406 shares subject to outstanding stock options and 11,098 shares subject to outstanding RSUs for Dr. Himawan; 11,098 shares subject to outstanding RSUs for Dr. Mahony; 114,954 shares subject to outstanding stock options and 11,098 shares subject to outstanding RSUs for Mr. Santini; 59,393 shares subject to

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outstanding stock options and 11,098 shares subject to outstanding RSUs for Dr. Shannon; 154,954 shares subject to outstanding stock options and 11,098 shares subject to outstanding RSUs for Mr. Watkins; and 84,393 shares subject to outstanding stock options and 11,098 shares subject to outstanding RSUs for Ms. Witz.

(3)	Represents financial planning services payments, including tax gross-up.

(4)	Includes a $10,000 annual fee paid to Mr. Daniel in 2020 associated with his service as a non-executive director on the board of one of our wholly owned subsidiaries, Horizon Therapeutics Ireland DAC.

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EXECUTIVE OFFICERS

The following table sets forth information regarding executive officers as of March 1, 2021:

Name	Age	Position with the Company
Timothy P. Walbert	53	Chairman, President and Chief Executive Officer
Brian K. Beeler	48	Executive Vice President, General Counsel
Daniel A. Camardo	52	Executive Vice President and President, U.S.
Geoffrey M. Curtis	46	Executive Vice President, Corporate Affairs and Chief Communications Officer
Michael A. DesJardin	63	Executive Vice President, Technical Operations and Corporate Quality
Paul W. Hoelscher	56	Executive Vice President, Chief Financial Officer
Vikram Karnani	46	Executive Vice President and President, International
Jeffrey D. Kent, M.D., FACP, FACG	59	Executive Vice President, Medical Affairs and Outcomes Research
Irina P. Konstantinovsky	51	Executive Vice President, Chief Human Resources and Chief Diversity Officer
Barry J. Moze	67	Executive Vice President, Chief Administrative Officer
Andy Pasternak	50	Executive Vice President, Chief Strategy Officer
Karin Rosén, M.D., Ph.D.	53	Executive Vice President, Research and Development and Chief Scientific Officer
Jeffrey W. Sherman, M.D., FACP	66	Executive Vice President, Chief Medical Officer

The following biographical information for our executive officers other than Mr. Walbert, whose biographical information is included in Proposal 1, is as of March 1, 2021.

Brian K. Beeler. Mr. Beeler has served as our executive vice president, general counsel since May 2015. Mr. Beeler previously served as our senior vice president, legal and chief compliance officer from January 2015 until May 2015 and as our associate general counsel and chief compliance officer from January 2013 until January 2015. Prior to joining Horizon, Mr. Beeler served as associate general counsel for Fenwal, Inc., a global blood technology company, from December 2008 until December 2012. Before that, Mr. Beeler was senior counsel, business development, commercial and research and development at TAP Pharmaceuticals and Takeda Pharmaceuticals North America and also previously served as chief compliance officer at Schwartz Pharma. Mr. Beeler received a bachelor’s degree in history from Purdue University, a master of business administration degree from the Kellogg School of Management at Northwestern University and a juris doctorate degree from the Indiana University School of Law.

Daniel A. Camardo. Mr. Camardo has served as our executive vice president and president, U.S. since August 2020. Mr. Camardo previously served as group vice president and general manager of our inflammation business from August 2018 until August 2020 and as our group vice president, commercial operations and HorizonCares from September 2015 until August 2018. Prior to joining Horizon, Mr. Camardo served as vice president sales and operations at Clarus Therapeutics, Inc., a pharmaceutical company, from July 2014 until September 2015. Before that, he was senior director, U.S. commercial operations at Astellas Pharmaceuticals, a public Japanese biopharma company, from May 2012 until July 2014. Mr. Camardo received a bachelor’s degree in economics and mathematics from the University of Rochester and a master of business administration degree from the Kellogg School of Management at Northwestern University.

Geoffrey M. Curtis. Mr. Curtis has served as our executive vice president, corporate affairs and chief communications officer since August 2018. Prior to that, from May 2017 he served as our senior vice president of corporate affairs and chief communications officer, and as group vice president of corporate communications from April 2015, when he joined Horizon. From May 2012 until April 2015, Mr. Curtis served as senior vice president at Edelman Public Relations and, as part of its National Health Media Team, he led media strategy and execution for a large portfolio of pharmaceutical, biotech and medical device clients. Prior to that, Mr. Curtis was group director of the media practice at WCG, a marketing and communications firm and part of W20 Group, from July 2006 until May 2012 and held a similar role at GCI Group from March 2004 until July 2006. Prior to joining GCI, Mr. Curtis served as a public affairs manager in the Pharmaceutical Products Division at Abbott, where he led internal and external communications programs for the immunology, neuroscience and oncology franchises. Mr. Curtis has a bachelor’s degree in English from Lake Forest College in Lake Forest, Illinois.

Michael A. DesJardin. Mr. DesJardin has served as our executive vice president, technical operations and corporate quality since February 2017. Mr. DesJardin previously served as our senior vice president, technical operations from October 2016 to November 2016 and as our senior vice president, life cycle management from December 2016 to January 2017. Mr. DesJardin joined Horizon from Raptor in October 2016 as part of the Raptor acquisition. While at Raptor, Mr. DesJardin was the senior vice president of technical operations from April 2015 to October 2016. Prior to that, Mr. DesJardin served as senior vice president of product development at Jazz Pharmaceuticals Public Limited Company (formerly Jazz Pharmaceuticals, Inc.) (Jazz) from July 2004

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to March 2015. Mr. DesJardin spent nine years as an executive director and engineering fellow at ALZA Corporation and spent 15 years at the Dow Chemical Company working in pharmaceutical and agricultural chemical development for Marion Merrill Dow. Mr. DesJardin has over 39 years of experience in pharmaceutical development. Mr. DesJardin received a bachelor of science degree in chemical engineering from the University of California, Berkeley and is a registered professional engineer in the State of California.

Paul W. Hoelscher. Mr. Hoelscher has served as our executive vice president, chief financial officer since October 2014. Previously, Mr. Hoelscher was our executive vice president, finance from June 2014 through September 2014. Prior to joining Horizon, Mr. Hoelscher served as senior vice president, finance-treasury and corporate development of OfficeMax, Inc., from August 2013 to May 2014, and as vice president, finance-treasury and corporate development of OfficeMax from August 2012 to July 2013. Prior to that, Mr. Hoelscher served in various finance roles at Alberto Culver Company from 1992 to 2012 and in various positions in the audit practice at KPMG LLP from 1986 to 1993. He currently serves as vice chair on the board of trustees of the Illinois Region of The Leukemia and Lymphoma Society. Mr. Hoelscher received his bachelor of science degree in accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

Vikram Karnani. Mr. Karnani has served as our executive vice president and president, international since August 2020. Prior to that, he served as our executive vice president, chief commercial officer from March 2018 to August 2020, as our senior vice president, rheumatology business unit from February 2017 to March 2018, and as our general manager, specialty business unit from July 2014 until February 2017. Prior to joining Horizon, Mr. Karnani was with Fresenius Kabi, a global health care company, where he served as vice president of the therapeutics and cell therapy business, from October 2011 to July 2014. Mr. Karnani also held various positions in business development, corporate strategy and strategic marketing within Fenwal Inc., a global blood technology company that was acquired by Fresenius Kabi, from November 2008 to October 2011. Mr. Karnani brings nearly 17 years of cross-functional expertise across a multitude of industries, including medical devices, management consulting, semiconductors and cellular telecommunications. Mr. Karnani has a master’s degree from the Kellogg School of Management at Northwestern University, a master’s degree in electrical engineering from Case Western Reserve University and a bachelor of science degree in electrical engineering from University of Bombay, India.

Jeffrey D. Kent, M.D., FACP, FACG. Dr. Kent has served as our executive vice president, medical affairs and outcomes research since joining Horizon in May 2012. Before that Dr. Kent was executive director, medical affairs at Astellas Pharmaceuticals, a public Japanese biopharma company, from 2011 to 2012. Prior to Astellas, he spent more than eight years as global project head for medical affairs in immunology at Abbott Laboratories, then a public health care and pharmaceutical company. Dr. Kent also worked at G.D. Searle & Company (now Pfizer) from 1999 to 2003, and served in various capacities in research and development, including global director for valdecoxib (Bextra) development. A Fellow of the American College of Physicians (FACP) and a Fellow of the American College of Gastroenterology (FACG), Dr. Kent received his M.D. from the Jefferson Medical College in Philadelphia, Pennsylvania. He completed a residency in Internal Medicine at Thomas Jefferson University Hospital and a fellowship in gastroenterology and hepatology at Rush Presbyterian St. Luke’s Hospital in Chicago.

Irina P. Konstantinovsky. Ms. Konstantinovsky has served as our executive vice president, chief human resources and chief diversity officer since November 2020 and served as our executive vice president, chief human resources officer from September 2017 to November 2020. Prior to Horizon, from August 2012 to September 2017, she was vice president of global talent at Baxter International Inc., a healthcare products company, where she led a team of talent professionals worldwide and oversaw organizational effectiveness, leadership development, inclusion and diversity and talent acquisition. She and her team were responsible for talent management strategies, programs and systems for more than 50,000 employees worldwide. Prior to Baxter, Ms. Konstantinovsky spent 15 years in senior partner and director roles at Towers Watson (currently Willis Towers Watson), a global human-resources consulting firm serving Fortune 1000 companies. Ms. Konstantinovsky has a bachelor of arts in education from the University of Buenos Aires and two master’s degrees, one in higher education and one in industrial and labor relations from Cornell University. In addition, she serves as chair on the board of the Human Resource Management Association of Chicago and on the executive committee of the board of directors of the YWCA of Metropolitan Chicago.

Barry J. Moze. Mr. Moze has served as our executive vice president, chief administrative officer since February 2017. Prior to that, Mr. Moze was our executive vice president, chief operating officer from February 2016 to January 2017 and was our executive vice president, corporate development from May 2014 to January 2016. Prior to joining Horizon, Mr. Moze spent more than 28 years as a partner of Crystal Clear Communications, a consulting firm focused on the development and execution of corporate strategies. Prior to Crystal Clear, Mr. Moze was a founder and president of Review Services and Asset Management Group, a licensed investment advisory firm.

Andy Pasternak. Mr. Pasternak has served as our executive vice president, chief strategy officer since March 2020 and previously served as our executive vice president, chief business officer from November 2019 until March 2020. Prior to joining Horizon, Mr. Pasternak served as a partner of Bain & Company, Inc., a global management consulting firm, from 2008 until October 2019,

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where he most recently led Bain & Company’s healthcare practice in the Americas and was a member of the mergers and acquisition practice. Mr. Pasternak earned a master of business administration degree from the University of Chicago and a bachelor of arts degree in economics from Northwestern University.

Karin Rosén, M.D., Ph.D. Dr. Rosén has served as our executive vice president, research and development and chief scientific officer since November 2020. Prior to joining Horizon, Dr. Rosén served as senior vice president, U.S. medical affairs at GlaxoSmithKline plc, a pharmaceutical company, from November 2018 until November 2020. Before that, Dr. Rosén served as senior vice president, U.S. and global medical affairs at Aimmune Therapeutics, Inc., a biopharma company, from July 2017 until October 2018. Prior to Aimmune, she served as therapeutic area head, immunology and lead medical director at Genentech, a biotechnology company and member of the Roche Group, from June 2013 until September 2017. Dr. Rosén received her medical degree and doctorate from Lund University in Lund, Sweden.

Jeffrey W. Sherman, M.D., FACP. Dr. Sherman has served as our executive vice president, chief medical officer since January 2018. From September 2014 to January 2018, Dr. Sherman served as our executive vice president, research and development and chief medical officer. He joined Horizon in 2009 as our executive vice president, development, manufacturing, regulatory affairs and chief medical officer. Prior to joining Horizon, Dr. Sherman served as president and board member of the Drug Information Association (DIA), a nonprofit professional association of members who work in government regulatory, academia, patient advocacy and the pharmaceutical and medical device industry. Before that he held other management roles at IDM Pharma, Inc., Takeda Global Research & Development, NeoPharm, Inc. and G.D. Searle, LLC/Pharmacia. Dr. Sherman serves on the board of directors of Strongbridge Biopharma plc and Xeris Pharmaceuticals Inc, both public biopharma companies, and the Board of Advisors of the Center for Information and Study on Clinical Research Participation (CISCRP). He is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation philosophy, policies and principles underlying our executive compensation decisions made for 2020 compensation. This CD&A provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers (NEOs).

Timothy P. Walbert	Chairman, President and Chief Executive Officer

Paul W. Hoelscher	Executive Vice President, Chief Financial Officer

Andy Pasternak	Executive Vice President, Chief Strategy Officer

Jeffrey W. Sherman, M.D., FACP	Executive Vice President, Chief Medical Officer

Barry J. Moze	Executive Vice President, Chief Administrative Officer

Quick CD&A Reference Guide

Executive Summary	Page 37

2020 Pay-for-Performance Overview	Page 39

Objectives and Philosophy	Page 40

Compensation Determination Process	Page 41

Elements of Executive Compensation	Page 42

Base Salary	Page 44

Short-Term Incentives	Page 45

Long-Term Incentives	Page 51

Additional Compensation Policies and Practices	Page 55

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Executive Summary

2020 – Year at a Glance

Record Net Sales and Strong Shareholder Returns

(1)

Adjusted EBITDA is a non-GAAP measure. Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 122 of our Annual Report on Form 10-K for the year ended December 31, 2020.

Except for 1-, 3- and 5-year total shareholder return, growth percentages represent comparison to full-year 2019.

TSR: Total shareholder return through December 31, 2020. | NBI: Nasdaq Biotechnology Index.

A Banner Year for Horizon

Strong Strategic Execution

•   Executed on our strategy to expand our pipeline for sustainable, long-term growth and maximize the value of our on-market medicines, particularly our growth drivers TEPEZZA and KRYSTEXXA, despite the negative impact of the COVID-19 pandemic

TEPEZZA Our highly successful growth driver biologic for Thyroid Eye Disease	• Launched TEPEZZA, the only approved medicine for Thyroid Eye Disease (TED), shortly after we received expedited FDA approval in January 2020, nearly two months before the targeted action date
• One of the most successful rare-disease-medicine launches ever

•   Announced results of the OPTIC-X extension trial and the OPTIC 72-week off-treatment follow-up period; underscore the long-term durability of TEPEZZA, potential for retreatment and efficacy in patients with longer disease duration

• Announced investment in expansion of TEPEZZA field organization, marketing initiatives, supply capacity and international markets to support continued strong growth
KRYSTEXXA Our high-growth biologic for uncontrolled gout	• Completed enrollment of MIRROR immunomodulation randomized controlled trial evaluating use of KRYSTEXXA plus methotrexate to increase the response rate; results expected in 2021

•   Announced MIRROR open-label trial results: 79% of patients achieved a complete response; adds to growing body of evidence supporting immunomodulation with KRYSTEXXA, with response rates for methotrexate, the most commonly used immunomodulator, between 79% and 100%, significantly higher than the 42% achieved in the Phase 3 program; real-world adoption increasing

• Initiated shorter infusion duration trial
Our Pipeline Our top strategic priority for long-term growth

•   Acquired Curzion Pharmaceuticals and its LPAR1 antagonist candidate HZN-825; we plan to initiate Phase 2b pivotal trials in diffuse cutaneous systemic sclerosis and idiopathic pulmonary fibrosis in 2021

• Announced global collaboration agreement with Halozyme for exclusive access to its drug-delivery technology for use in a subcutaneous TEPEZZA formulation
• We now have four new trials designed to maximize the value of TEPEZZA and KRYSTEXXA for patients

•   In January 2021, entered into an agreement to acquire Viela Bio; adds a deep, mid-stage biologics pipeline with four candidates in nine development programs, a highly talented team with early-stage development and transactional capabilities and a recently approved biologic for a rare disease

Our Capital Structure Supporting our Strategic Initiatives	• Completed extinguishment of all $400 million of our exchangeable senior notes due 2022
• Completed a public offering of ordinary shares, raising approximately $920 million in net proceeds
• These and other initiatives we’ve undertaken since 2019 give us the flexibility to take advantage of the business development opportunities, such as the recently announced Viela Bio transaction
Our Purpose Helping build healthier communities, urgently and responsibly

•   Took steps to combat racism and foster inclusion, donating $500,000 to community organizations that are addressing racial inequality and racism, and $1 million to endow scholarships for students of color; instituted diversity and inclusion efforts within Horizon designed to foster allyship within the organization

• Supported our employees during the COVID-19 pandemic, providing a one-time bonus, instituting a COVID leave policy, creating multiple caregiver support groups; made no furloughs or layoffs
• Provided more than $3.7 million in financial donations to support COVID-19 response efforts
• Continued to demonstrate high employee engagement, receiving 13 best workplace awards

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For additional discussion about our business, our key differentiators, our pipeline and our key growth drivers TEPEZZA and KRYSTEXXA, see the discussion under the heading “Business Overview” in the Proxy Summary on page 3.

Total Shareholder Return

Our disciplined approach, clear strategy, business development capabilities and strong commercial, R&D and regulatory execution have resulted in strong returns for our shareholders. We continued to outperform both our peer group and the NBI, generating significant total shareholder return (TSR) over the one-, three- and five-year periods ended December 31, 2020. With our growing pipeline, our key growth driver medicines TEPEZZA and KRYSTEXXA, and our durable base of rare disease medicines, we believe Horizon is well positioned for sustainable long-term growth.

Our Total Shareholder Return Significantly Surpassed Our Peers and NBI

1, 3- and 5-Year Periods

Note: The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2020 is our peer group shown on page 42.

Our Pay Program

Our compensation program continues to be based on attracting and retaining top talent with experience in building and leading a successful rare disease biotech company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In doing so, we believe our thoughtful approach aligns the interests of management, employees and shareholders in setting priorities and executing our long-term business strategy.

Say-on-Pay Results and Shareholder Engagement

We value the views of our shareholders and we continue to have significant and meaningful engagement each year with our shareholders regarding our compensation and governance, generally led by the Chairman of our Compensation Committee, and we plan to continue this practice. Feedback from these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis.

During our shareholder engagement cycle before our Annual General Meeting in April 2020, we offered engagement opportunities to shareholders who represented approximately 60 percent of our shares outstanding. Our shareholders appreciated the outreach and the feedback from this engagement was very positive. At our 2020 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of 96 percent of the shares voted. We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into future evaluations of our compensation programs.

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Changes to our compensation program over the past several years that were heavily influenced by shareholder feedback include:

•

Balance between short-term and long-term performance metrics. Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted as part of our annual long-term incentive plan. We have continued to use performance-based equity compensation in our annual long-term incentive plan, influenced by feedback from our on-going engagement with shareholders regarding executive compensation. In addition, beginning in 2021, our PSU design will include longer-term (two- or three-year) performance periods across all PSU performance goal components. We are making this change to avoid potential duplication of the performance goals for our annual bonus plan and in line with feedback received from shareholders during our outreach.

•

Incentive compensation recoupment policy. This policy enables us, in the event of a restatement of financial results, to recover performance-based cash and equity compensation if it is determined not to have been earned by our executive officers.

•

Annual long-term incentive grants. Our philosophy on granting equity has changed as a result of feedback. In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

We greatly value the dialogue we have with our shareholders and remain committed to conducting consistent engagement going forward.

2020 Pay-for-Performance Overview

A significant portion – and a higher percentage than the majority of our peers – of target total compensation for our chief executive officer (CEO) and other NEOs is structured in the form of “at-risk” compensation, consisting of annual performance-based incentives and PSUs.

In line with our compensation objectives, including linking executive pay with performance, short-term performance-based incentives and PSUs are dependent on Horizon’s performance, aligning our executives’ interests with those of our shareholders for near- and long-term performance. In addition, the restricted share unit (RSU) portion of the target total compensation has a time-based vesting component so that the total potential value realized from the RSU portion is dependent on our long-term share price performance.

Total target direct compensation for 2020 as shown below reflects annual base salary, annual bonus (short-term performance-based incentive plan), and PSU and RSU grant values as reported in the Summary Compensation Table. More than 60 percent of our CEO’s total target 2020 compensation was tied to achievement of specific performance goals, with time-based equity making up approximately 30 percent of the total.

CEO 2020 Pay Mix at Target	NEO 2020 Pay Mix at Target

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Compensation Program and Governance

Our Compensation Committee is responsible for oversight of our compensation program. A significant part of this oversight is aligning management interests with our business strategies and goals, as well as the interests of our shareholders, while also mitigating excessive risk-taking. We continually take steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What We Do	What We Don’t Do

✓  Align executive compensation with corporate and individual performance

✓  Maintain strong share ownership guidelines for our directors and executives

✓  Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk taking at the expense of long-term results

✓  Seek annual shareholder advisory approval on our executive compensation

✓  Engage an independent consultant reporting directly to the Compensation Committee

✓  Apply anti-pledging and anti-hedging policy for our shares

✓  Cap short- and long-term incentive payouts

✓  Require a one-year holding period post-issuance on all post-2017 equity grants for executive officers

✓  Apply an incentive compensation recoupment “clawback” policy

✓  Conduct annual compensation risk assessments

✓  Actively engage with our shareholders

× No guaranteed bonuses or salary increases × No repricing of stock options without shareholder approval × No dividends or dividend equivalents paid on unearned shares × No NEO excise tax gross-ups

Compensation Program Objectives and Philosophy

We believe in providing a competitive total compensation package to our executive officers through a combination of base salary, short-term performance-based cash incentives, long-term performance-based equity incentives, and severance and change-in-control benefits. Our executive compensation programs are designed to achieve the following objectives:

•	align the interests of our executive officers and shareholders by motivating executive officers to achieve performance objectives that are intended to increase shareholder value;

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size and stage of development, operating in the biotech industry and appropriately reflects our relative performance and our own strategic objectives.

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Compensation Determination Process

Role of Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our executive officers while aligning their goals with our business strategy and the interests of our shareholders. To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation and the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity awards.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	each NEO’s role and responsibilities;

•	achievement of key performance objectives and milestones;

•	market factors, such as compensation practices of peer companies;

•	compensation survey data, as applicable, such as the Radford Global Life Sciences Survey; and

•	retention concerns.

In addition, in 2020, the Compensation Committee considered the impact of the COVID-19 pandemic on our performance and executive compensation opportunities and made mid-year adjustments to our executive compensation program as discussed below under the heading “COVID-19 Related Adjustments.”

Role of Chief Executive Officer in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and other employees, along with the performance of the Company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, short-term performance based cash incentives and annual equity grants for the other executives. The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers and assessing corporate performance against the pre-established objectives. The CEO is not present during deliberations or voting with respect to his own compensation.

Risk Analysis

The Compensation Committee has reviewed our compensation policies applicable to our executive officers and other employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourages our executive officers and other employees to remain focused on both our short- and long-term goals. For example, while our short-term incentive plan measures performance on an annual basis, our equity LTIP awards, which consist of time-based equity awards (RSUs) and performance-based equity awards (PSUs) vest over a number of years. Furthermore, a portion of our PSUs require that we achieve a specified level of performance over multi-year periods, which we believe encourages our employees to focus on execution of our long-term strategy, thus limiting the potential value of excessive risk-taking.

Role of Independent Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants from time to time, as it sees fit, in connection with the establishment of compensation programs and related policies. The Compensation Committee has engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent consultant since 2016. Total fees paid to Radford in 2020 were approximately $407,000. Radford was engaged to assist and advise on all aspects of compensation program design and pay setting, including, but not limited to, the following services:

•	providing the Compensation Committee information on compensation-related trends and developments in the marketplace;

•	informing the Compensation Committee of regulatory developments relating to executive compensation practices;

•	advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

•	assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;

•	assessing the relationship between executive compensation and corporate performance; and

•	advising on market trends in the industry, including the impact of the COVID-19 pandemic on compensation program design.

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The Compensation Committee has assessed the independence of Radford under the applicable SEC and Nasdaq standards and concluded that the continued engagement of Radford did not raise any conflict of interest and did not adversely affect Radford’s independence.

Peer Group

Although our Compensation Committee has historically used the survey data from Radford as a tool in determining executive compensation, it typically has not used a formula or “benchmark” to set our executives’ compensation in relation to this data. Instead, the Compensation Committee generally references the 50th percentile of comparable peer companies in combination with multiple other factors, such as the executives’ respective levels of experience and responsibility in determining the total target cash compensation for all executives. The peer group used for making 2020 compensation decisions and comparative performance analysis is shown below and was updated by our Compensation Committee in July 2019, with a focus on publicly traded commercial biotechnology and pharmaceutical companies.

Alkermes plc	Incyte Corporation	Sarepta Therapeutic
Alnylam Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Seagen, Inc.
BioMarin Pharmaceutical Inc.	Jazz Pharmaceuticals plc	Ultragenyx Pharmaceutical Inc
Bluebird bio, Inc.	Nektar Therapeutics	United Therapeutics Corporation
Exelixis, Inc.	Neurocrine Biosciences

The selection criteria used, as well as Horizon’s position relative to each criterion at the time of the peer group review process, were:

Criteria		Horizon Position
Headcount	between 450 and 4,000 employees	59th percentile
Revenue	between $500 million and $4.5 billion	71st percentile
Market Capitalization	between $1.5 billion and $15.0 billion	18th percentile (based on a 30-day average)

Elements of Executive Compensation

Our executive compensation program primarily consists of base salary, annual cash incentives and long-term incentives delivered through equity and cash awards. Employees in more senior roles have an increasing proportion of their total pay package at risk and tied to performance given their position of having greater influence on our performance results.

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	N/A	• Recognition of an individual’s role and responsibilities • Provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	• Variable pay designed to reward achievement of annual financial and strategic objectives and individual goals
Long-Term Incentives	PSU awards (variable) RSU awards (variable)	Multi-year or Annual N/A

•   Promotes an ownership culture

•   Aligns the interests of executives with those of shareholders

•   Provides meaningful incentives for management to execute on longer-term financial and strategic goals that drive shareholder value creation and support our retention strategy

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2020 Executive Compensation at a Glance

Element	Form	Performance Period	2020 Metrics	2020 Performance Levels (% of Target Achieved)
Base Salary	Cash (fixed)	N/A	N/A	N/A
Short-Term Incentive	Cash (variable)	Annual

Financial (65%):

•   Business unit net sales:

○  Gout (20%)

○  Ophthalmology (10%)

○  Rare Disease (7.5%)

○  Inflammation (2.5%)

•   Adjusted EBITDA (25%)

Strategic (35%):

•   Culture and compliance (10%)

•   Business development (10%)

•   R&D and technical operations (10%)

•   Strategy and financing initiatives (5%)

COVID-19 Modifier (100%):

•   TEPEZZA 2nd Half Net Sales

Financial:                      106.0%(1)

•   19.2%

•   20.0%

•   13.8%

•     2.9%

•   50.0%

Strategic:                         70.0%

•   20.0%

•   20.0%

•   20.0%

•   10.0%

COVID-19 Modifier:      100.0%

Total with Modifier:      276.0%

Reduction to Cap:        (76.0)%

Total Payout:                200.0%

Long-Term Incentives	PSU awards (variable) RSU awards (variable)	Multi-year or Annual N/A	Net Sales (70%): • TEPEZZA (20%) • KRYSTEXXA (40%) • U.S. Rare Disease (10%) 3-Year Relative TSR (30%) N/A	• 200.0%(2) • N/A(3) • 162.5% • N/A(4) • N/A

(1)

Each of the reported achieved percentages for the financial goals reflects rounding and therefore such amounts do not exactly total the deemed aggregate percentage of achievement of the financial objective goals, which was determined to be approximately 106.0 percent.

(2)	A two-year (2020-2021) performance period was set for the TEPEZZA PSUs; however, 200 percent of the target performance goal was attained during 2020.

(3)	Not applicable given the 18-month (2020-June 30, 2021) KRYSTEXXA performance period.

(4)	Not applicable given three-year (2020-2022) Relative TSR performance period.

“Variable” compensation is compensation in which the ultimate value received is contingent either 1) on performance, typically measured as financial, operational, or stock price performance, such as for PSUs; or 2) on the stock price value at the vesting date, such as for RSUs.

COVID-19 Related Adjustments

Prior to mid-March 2020, our corporate performance was in line or exceeding our expectations, in great part due to the successful commercial efforts across our business. The onset of the COVID-19 pandemic and the subsequent Center for Disease Control (CDC) stay-at-home guidelines had a significant and unfavorable impact on our business units and therefore on our performance. The magnitude of the impact differed by medicine, with KRYSTEXXA being the most affected; however, all medicines were negatively impacted to some extent. KRYSTEXXA and TEPEZZA, being infused medicines, were impacted as patient visits to physician offices decreased substantially, either due to patient preference or to the closure or reduced operations of physician offices. The limited access to physician offices also affected the ability of the sales representatives for our inflammation business unit to visit physician offices to promote our medicines.

At the onset of the pandemic, in addition to working to support patients, physicians and our communities, we took steps to ensure the health, safety and welfare of our employees, including:

•	implementing travel restrictions and remote working; in infrequent cases where employees came to the office for business-critical requirements, testing was provided before they came to the office;

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•

providing a special one-time bonus for all employees, excluding executive officers, to support them through the pandemic and to show our appreciation for their efforts and dedication during the challenging period;

•

implementing a COVID-19 leave policy with 100 percent pay continuation for U.S. employees affected by the virus or needing to care for a family member with the virus, and paid leave for medical professional employees who wished to assist with pandemic-related efforts;

•	providing employees with personal protective equipment; and

•	making no furloughs or lay-offs as a result of the pandemic.

These efforts exemplify the leading human capital management practices we employ – efforts our employees value, as shown by the high participation rate and results of several “pulse” employee surveys in 2020 as well as the multiple best-workplace recognitions we have consistently received.

From the onset of the pandemic, the executive team held frequent calls with the Board to discuss the impact of the COVID-19 pandemic on our operations, employees and our short- and long-term strategic priorities. In addition, the Compensation Committee had numerous conversations to discuss the impact of the COVID-19 pandemic on our employees, operations and on our short- and long-term incentive plans. The Compensation Committee also engaged Aon to monitor trends in the industry related to executive compensation in light of the pandemic and to provide recommendations based on the impact of the COVID-19 pandemic on performance metrics of our short- and long-term incentive plans.

In July 2020, it became clear that the impact of the COVID-19 pandemic on first-half 2020 performance made achieving certain full-year 2020 threshold targets for the 2020 short- and long-term incentive plans highly unlikely. After reviewing the impact of the pandemic to date, as well as the projected potential impact to performance for the remainder of the year, the Compensation Committee approved certain modifications to our 2020 short- and long-term incentive plans. These steps were taken to appropriately balance several considerations:

•	to address the impact of COVID-19 pandemic on performance;

•	to ensure recognition of the strong execution of our strategy and the strong performance resulting from our commercial performance before the pandemic;

•

to recognize the outstanding efforts our employees made from the onset of the COVID-19 pandemic to maintain existing programs and support initiatives designed to mitigate the impact of the pandemic on our business; and

•	to incentivize performance in the second half of 2020.

The COVID-19-related modifications to our 2020 short- and long-term incentive plans included:

•	a shift in the 2020 performance metric used to determine the achievement of payouts of our short-term corporate bonus plan for employees other than our executive officers;

•	the addition of a COVID-19 Modifier for our executive officers, including our NEOs, to our short-term performance-based plan; and

•

to our long-term performance-based incentive plan, the extension of the KRYSTEXXA PSU performance period by an additional six months and a reduction of the maximum payout levels from 200 percent to 150 percent of target.

The modifications to our short-term performance-based incentive plan are further discussed below under the heading “COVID-19-Related Modifications to the 2020 Short-Term Incentive Plan.” The modifications to the KRYSTEXXA PSUs are further discussed below under the heading “COVID-19 Related Modification of KRYSTEXXA PSUs.”

The adjustment of NEO performance-based awards mid-year was an unusual event that the Compensation Committee determined was appropriate due to the unique situation of the COVID-19 pandemic and its unforeseen impacts and dynamics outside of our control that affected our performance and executive compensation programs. Our Compensation Committee will continue to monitor the impact of the COVID-19 pandemic and other global health concerns on our executive compensation philosophy.

Base Salary

Base salaries for our executive officers are established based on the individual’s scope of responsibilities, experience and market factors. Base salaries are generally reviewed annually, typically in connection with our annual executive compensation review process. The Compensation Committee references survey and peer group data to understand the marketplace for individuals in similar positions at the peer group companies. Based on the survey and peer group data, the Compensation Committee determined that a 3.5 percent increase to the base salaries of our NEOs was appropriate and was consistent with industry trends.

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The annual base salaries of our NEOs as of March 1, 2020, and the increase from their prior base salary levels, were as follows:

Executive	2020 Base Salary	% Increase
Timothy P. Walbert	$1,152,933	3.5%
Paul W. Hoelscher	$603,917	3.5%
Andy Pasternak	$672,750	3.5%
Jeffrey W. Sherman, M.D., FACP	$581,957	3.5%
Barry J. Moze	$632,466	3.5%

Short-Term Incentives

Individual Performance-Based Bonus Opportunities

We provide performance-based cash annual bonuses as an incentive for our executives to achieve defined, corporate financial goals, as well as certain corporate strategic objectives. These bonuses may range in payout from 0 percent to 200 percent of targeted payout levels.

The overall general structure of this program has remained unchanged since 2014. The target bonus opportunities for our named executive officers remained unchanged from prior levels. 2020 bonus opportunities as a percentage of base salary were as follows:

Executive	Threshold	Target	Maximum
Timothy P. Walbert	86.25%	115%	230%
Paul W. Hoelscher	45%	60%	120%
Andy Pasternak	45%	60%	120%
Jeffrey W. Sherman, M.D., FACP	45%	60%	120%
Barry J. Moze	45%	60%	120%

Our short-term incentive plan provides our executives the opportunity to earn performance-based cash awards based on the achievement of a combination of financial goals (65 percent weighting) and strategic goals (35 percent weighting). The Compensation Committee increased the strategic goal weighting component of the annual incentive plan for 2020 by 5 percent, resulting in a weighting of 35 percent, to provide additional incentives for achieving our new Strategy and Financing Initiatives goal.

Financial Goals

The Compensation Committee established the financial goals for the 2020 plan year in January 2020. The goals have a total weighting of 65 percent. The performance targets for the 2020 calendar year were allocated between specific net sales goals for each of our four business units, identified below, and adjusted earnings before interest, tax, depreciation and amortization (adjusted EBITDA).

Net Sales

For the 2020 plan year, the Compensation Committee established the net sales goals for four business units – gout (previously known as rheumatology), ophthalmology, rare disease (previously known as orphan) and inflammation. The Compensation Committee weighted the goals as set forth in the table below.

		Performance Levels
Business Unit Net Sales ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
Gout	20.00%	$371	$412	$438	$472	$500
Ophthalmology	10.00%	$31	$40	$60	$70	$83
Rare Disease	7.50%	$511	$538	$546	$555	$565
Inflammation	2.50%	$379	$399	$419	$439	$479

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In setting the net sales goals for 2020, the Compensation Committee allocated a greater weighting to the gout and ophthalmology business units than the rare disease and inflammation business units. The gout and ophthalmology business units are the primary focus of our strategy and business investment and are expected to drive the majority of our future net sales growth.

Adjusted EBITDA

Additionally, the Compensation Committee established the adjusted EBITDA goal for 2020 and weighted the goal as follows:

		Performance Levels
Adjusted EBITDA ($ millions)(1)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
	25.0%	$477	$490	$515	$540	$590

(1)

Adjusted EBITDA: Adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance. In addition, this non-GAAP financial measure is among the indicators our management uses for planning and forecasting purposes and measuring our performance.

Strategic Goals

The Compensation Committee established four strategic goals (with a total weighting of 35 percent) for 2020:

•	Culture and Compliance (10%)

•	Ensure a corporate culture of compliance by ensuring effective processes and training are in place.

•	Achieve scores and participation levels at or above external benchmarks in employee surveys.

•	Achieve recognition as a great place to work in at least three well-known published workplace rankings.

•	Continue to support inclusion and diversity initiatives.

•	Improve employee engagement results in Dublin compared to 2019.

•	Establish key leadership development programs.

•	Research and Development and Technical Operations Milestones (10%)

•	Achieve key clinical, regulatory and technical operations milestones by certain specified deadlines for TEPEZZA and KRYSTEXXA trials.

•	Business Development (10%)

•	Continue to grow and diversify the product portfolio and pipeline by announcing new acquisition(s) and/or licensing transactions that advance our strategic goals.

•	Complete at least one transaction that expands our development pipeline.

•	Complete at least one venture capital investment of $5 million or greater to broaden our access and awareness of early-stage acquisition and licensing opportunities.

•	Strategy and Financing Initiatives (5%)

•	Subject to business development activities and market conditions, complete financing transactions that enhance our capital structure profile and lower our financing costs.

•	Secure and enhance more favorable access to TEPEZZA and KRYSTEXXA treatments.

•	Increase KRYSTEXXA benefits investigation (BI) to intravenous treatment (IV) (BI-to-IV) conversion rate.

For 2020, the Compensation Committee added Strategy and Financing Initiatives as a new strategic goal with a weighting of 5 percent in recognition of the importance and relevance they have on driving our long-term growth.

The Compensation Committee chose these four strategic goals because these are the best indicators of the achievement of our operating plan, and they represent the factors most critical to increasing total shareholder value.

Horizon  |  Proxy Statement 46

COVID-19 Related Modifications to the 2020 Short-Term Incentive Plan

As previously discussed above under the heading “COVID-19 Related Adjustments,” the COVID-19 pandemic had a significant and unfavorable impact on our business units and therefore on our performance. Prior to mid-March 2020, our performance was in line or exceeding our expectations, in large part due to the success of our commercialization efforts. From mid-March 2020 through the end of May, however, the COVID-19 pandemic had a significant impact on our commercialization efforts, in particular on the gout and inflammation business units, and also on our ophthalmology business unit. The stay-at-home guidelines that took effect in March affected patient comfort levels in visiting physician offices as well as limited the access to physician offices. For KRYSTEXXA, this resulted in a slowdown of patients expected to start therapy; more significantly, we experienced a significant decrease in expected new KRYSTEXXA patient generation. Our inflammation medicines, which are highly sensitive to on-site promotion, were also affected by the limited access to physicians. For TEPEZZA, we saw a noticeable decline in patient enrollment forms, an indication of the intent to prescribe, from mid-March, in line with the onset of the stay-at-home guidelines.

Based on a review of the first-half 2020 performance, the Compensation Committee determined that due to the COVID-19 impact on certain business units, unless we modified our 2020 annual bonus plan, our employees and executives would not be compensated appropriately for their efforts during a very difficult but successful and transformative year. As of July 2020, our gout and inflammation business units were not on track to meet the annual bonus plan minimum threshold goals, and our rare disease business unit was on track to perform below the target performance level. The Compensation Committee therefore approved modifications to the short-term incentive plan to address the COVID-19 impact on elements of performance that were beyond our control; to ensure recognition of the significant efforts employees made before and during the pandemic to support ongoing operations; and to incentivize our employees and executives to drive strong performance in the second half of 2020. The process of this review led the Compensation Committee to approve distinct modifications for employees as compared to those for executive officers.

For employees other than our executive offices, the Compensation Committee approved a modification to the performance metrics of the annual corporate bonus plan: the basis of achievement for the net sales performance goals was shifted to the aggregate total Company net sales from the original business unit performance goals. Therefore, instead of separate business unit weightings for net sales performance goals, the applicable achieved performance levels and related bonus payouts for 2020 are based on total company aggregate net sales goals. This modification was made to mitigate the skewed business unit impact of the pandemic on the non-executive officer bonus program payouts and to incentivize continued strong performance during the second half of the year.

For our executive officers, which includes our NEOs, the Compensation Committee determined that it would not modify the original program goals, and therefore the original bonus plan goals remain unchanged. However, the Board approved an additional incentive for the executive officers in the form of a COVID-19 Modifier that would align to our adjusted performance goals for TEPEZZA for the second half of 2020, which we believed would be the most significant driver of shareholder value in the second half of the year. The COVID-19 Modifier was also added to provide our executive officers with additional performance incentives in light of the unprecedented challenges associated with the COVID-19 pandemic and the remote working conditions. At the time the COVID-19 Modifier was approved in July 2020, the duration and magnitude of the pandemic on healthcare in general and our Company specifically through the remainder of 2020 was highly uncertain, as was its potential impact on our net sales, including those of TEPEZZA.

The achievement of the COVID-19 Modifier was based on the net sales of TEPEZZA for the period of July through December 2020. The goal was considered achieved if TEPEZZA second-half 2020 net sales totaled $450 million or greater, consistent with the net sales guidance we publicly announced in our second-quarter 2020 earnings press release. If met, 100 percent of the executive’s 2020 target bonus would be added to the 2020 short-term incentive plan’s actual performance-level achievement (after considering both strategic and financial goals). However, the maximum amount payable to any executive officer as a performance-based cash annual bonus, inclusive of the COVID-19 Modifier, was capped at 200 percent of the original target bonus, so as to not increase the original maximum potential annual bonus award executive officers would be eligible to earn for 2020.

The Compensation Committee determined that this modification to our 2020 annual bonus program was the best compromise between leaving the original performance goals unchanged and addressing the unanticipated impacts of COVID-19 on our business and providing attainable incentive targets to our executives that would drive performance in the second half of 2020 while also limiting the upside of potential awards to executive officers.

Horizon  |  Proxy Statement 47

How Did We Do?

Financial Goals

Actual results in 2020 for each financial goal were as follows:

Financial Goal (65% Weighting) ($ millions)		2020 Performance
	Percentage of Target Bonus	Actual	% Achieved	% of Total (Target x % Achieved)
Net Sales
Gout	20.0%	$406	96.2%	19.2%
Ophthalmology	10.0%	$820	200.0%	20.0%
Rare Disease	7.5%	$562	184.0%	13.8%
Inflammation	2.5%	$413	117.3%	2.9%
Adjusted EBITDA
Full-Year 2020	25.0%	$999	200.0%	50.0%
Aggregate Financial Performance Achieved:				106.0	%(1)

(1)

Each of the reported achieved percentages in the table above reflects rounding and therefore such amounts do not exactly total the deemed aggregate percentage of achievement of the financial objective goals, which was determined to be approximately 106.0 percent.

Strategic Goals

In addition, the Compensation Committee considered the strategic measures (as described above) to be achieved at 200 percent of the 35 percent strategic target, or 70 percent, for the year. This achievement level was determined based on numerous factors:

With respect to our culture and compliance objectives, we:

•	Ensured a corporate culture of compliance by ensuring effective processes and training are in place: We conducted nearly 90 training programs on key ethics and compliance-related topics.

•

Achieved above-industry-average results on employee surveys: Due to COVID-19, we shifted our focus to address key aspects that were critical to our employees. As part of the shift, we did not conduct an annual engagement survey, but instead did “pulse” surveys as well as a feedback survey on our Code of Conduct and Ethics.

•

Achieved recognition as a great place to work in 13 well-known published workplace rankings: Underscoring the high levels engagement of our employees, we continued to achieve recognition in well-known published workplace rankings, including six FORTUNE and Great Place to Work® workplace rankings:

○	Best Workplaces in Health Care & BioPharma (the fourth consecutive year to be named to the list);

○	Best Small & Medium Workplaces (fifth consecutive year);

○	Best Workplaces for Parents (second consecutive year);

○	Best Workplaces for Millennials (first time); and

○	Great Places to Work – Ireland (Small Companies) (first time); and

○	Best Places to Work in Chicago (fourth consecutive year).

We were also named in PEOPLE’s 50 Companies That Care ranking in 2020 for the second time.

•

Improved employee engagement results in Dublin compared to 2019: We saw significant improvement in the engagement results for our aggregate Dublin employees compared to 2019, which we attribute to several initiatives we put in place to address lower scoring areas of the 2019 survey. In addition, we achieved external recognition by placing for the first time on the Great Places to Work – Ireland (Small Companies) 2020 list.

•

Established key leadership development programs: In addition to our multiple established leadership development programs, we hosted more than 20 leader calls in 2020, with content focused on helping managers lead their teams during the COVID-19 pandemic and the ensuing remote working environment, primarily focusing on employee engagement, well-being, team effectiveness, supporting caregivers and mitigating burnout.

Horizon  |  Proxy Statement 48

•

Continued to support inclusion and diversity initiatives: In 2020, we allocated additional resources to focus on enhancing organizational diversity and inclusion, appointing Irina Konstantinovsky as our chief diversity officer and creating and filling a position for a director of diversity and inclusion. We introduced our RiSE initiative, a multi-pronged approach to further embed inclusion, diversity, equity and allyship at all levels of the organization. We conducted thorough in-depth assessments of our top leaders to determine their inclusive leadership capabilities and made diversity and inclusion coaching available. We also dedicated a Horizon employee to a one-year external fellowship for the CEO Action for Racial Equity Initiative.

The Compensation Committee considered the culture and compliance goal to be achieved at 200 percent.

With respect to our research and development and technical operations milestone objectives, we achieved multiple milestones for TEPEZZA and KRYSTEXXA:

•

Received accelerated FDA approval of TEPEZZA: We received accelerated FDA approval for TEPEZZA on January 21, 2020, nearly two months before its Priority Drug User Fee Act (PDUFA) action date of March 8, 2020. The approval was for the treatment of thyroid eye disease, a broader indication than the clinical trial program criteria.

•

Presented KRYSTEXXA MIRROR open-label immunomodulation trial data: On January 13, 2020, we announced topline results of the MIRROR open-label trial that indicated a significant increase in response rate. The data showed that 79 percent of patients treated with KRYSTEXXA in combination with the immunomodulator methotrexate achieved a complete response, nearly double the 42 percent achieved with KRYSTEXXA alone in the Phase 3 clinical program.

•

Completed enrollment for KRYSTEXXA MIRROR registrational immunomodulation trial: On July 22, 2020, we announced that we had achieved the target enrollment of 135 patients in the MIRROR randomized controlled trial (RCT), despite the impact of COVID-19. Enrollment was completed in August with a total of 145 patients. MIRROR RCT is the largest randomized controlled trial to evaluate immunomodulation with KRYSTEXXA and is designed to be registrational for potential update of the KRYSTEXXA label to include immunomodulation with methotrexate.

•

Initiated KRYSTEXXA shorter infusion duration proof-of-concept open-label trial: On October 29, 2020, we announced the initiation of enrollment in our KRYSTEXXA open-label shorter infusion duration trial. The trial is evaluating a shorter infusion duration for KRYSTEXXA co-prescribed with methotrexate to treat patients with uncontrolled gout. Currently infused over a two-hour or longer timeframe, a shorter KRYSTEXXA infusion duration could meaningfully impact the experience for patients, physicians and sites of care.

•	In addition, in 2020 we also:

•

Expanded our clinical program for HZN-825 to include a clinical development program for HZN-825 in interstitial lung diseases (ILD). We plan to initiate a Phase 2b pivotal trial for HZN-825 in 2021 in idiopathic pulmonary fibrosis, which is a rare progressive lung disease with a median survival of less than five years and the most common ILD.

The Compensation Committee considered the research and development and technical operations milestone goal to be achieved at 200 percent.

With respect to our business development objectives, we:

•

Continued to grow and diversify the product portfolio and pipeline and completed transactions that expanded our development pipeline: In April 2020, we acquired Curzion Pharmaceuticals, Inc. and its lysophosphatidic acid 1 receptor (LPAR1) antagonist candidate, which we renamed HZN-825, for the treatment of diffuse cutaneous systemic sclerosis. In November 2020, we announced a global collaboration and license agreement with Halozyme giving us exclusive access to Halozyme’s ENHANZE® drug delivery technology for subcutaneous formulation of medicines targeting IGF-1R, which we intend to use to develop a subcutaneous formulation of TEPEZZA.

•	Committed to an aggregate investment of $67 million in four venture capital funds to broaden our access and awareness of early-stage acquisition and licensing opportunities.

The Compensation Committee considered the business development goal to be achieved at 200 percent.

With respect to our strategy and financing objectives, we:

•

Completed two financing transactions that enhanced our capital structure profile and lowered our financing costs: In 2020 we completed a public offering of ordinary shares, raising approximately $920 million in net proceeds to facilitate our growth strategy. We also extinguished all $400 million of our 2.50 percent exchangeable senior notes due 2022. We ended 2020 with a very strong capital structure and liquidity position with cash and cash equivalents of $2.080 billion and total principal amount of debt outstanding of $1.018 billion.

Horizon  |  Proxy Statement 49

•

Secured and enhanced favorable access to TEPEZZA and KRYSTEXXA treatments: In July 2020, we obtained a permanent, specific Healthcare Common Procedure Coding System (HCPCS) J-code for TEPEZZA, which became effective in October, facilitating faster reimbursement process in outpatient treatment settings. In addition, more than 95 percent of priority payers have established formal policies for TEPEZZA. Access to KRYSTEXXA remains acceptable for patients qualifying for treatment.

•

In another notable achievement, we acquired the rights to proceeds from certain contingent future milestones and royalties related to TEPEZZA net sales in exchange for an aggregate payment of $110 million. These transactions related to the rights to approximately 71 percent of the $225 million in milestone payments due upon achievement of certain TEPEZZA annual worldwide net sales thresholds and approximately 71 percent of the 3 percent royalty tied to the portion of TEPEZZA annual worldwide net sales exceeding $300 million.

•

Relative to increasing the KRYSTEXXA BI-to-IV conversion rate, we were unable to reach this objective primarily due to the negative impact of COVID-19 on rheumatology, where patient visits to rheumatology offices decreased by approximately 57 percent. However, due to the efforts of the Rheumatology business unit, KRYSTEXXA net sales returned to growth in the third quarter after a challenging second quarter impacted by COVID-19, finishing the year with 19 percent year-over-year growth.

The Compensation Committee considered the strategy and financing goal to be achieved at 200 percent.

In summary, the results in 2020 for each strategic goal were as follows:

Strategic Goal (35% Weighting)	2020 Performance
	Percentage of Target Bonus	% Achieved	% of Total (Target x % Achieved)
Culture and Compliance	10.0%	200.0%	20.0%
R&D and Technical Operations Milestones	10.0%	200.0%	20.0%
Business Development	10.0%	200.0%	20.0%
Strategy and Financing	5.0%	200.0%	10.0%
Aggregate Strategic Performance Achieved:			70.0%

COVID-19 Modifier Goal

Net sales of TEPEZZA for the period of July 1, 2020 through December 31, 2020 were $630.6 million, exceeding the performance goal of $450 million or greater for the second half of 2020. The COVID-19 Modifier goal was therefore achieved at 100 percent.

Short-Term Incentive Plan Total Achievement – 2020 Determined Cash Bonus Awards

With the achievement percentage for the financial objective goals of 106.0 percent and the achievement percentage for the strategic objective goals of 70.0 percent, the total achievement percentage for both the strategic and financial short-term incentive plan objective goals was 176.0 percent before implementing any adjustments for the COVID-19 Modifier goal. As a result of achievement of the COVID-19 Modifier performance goal of 100 percent, the total incentive plan objective goals were adjusted to 276.0 percent of the target achievement level. However, the percentage achieved was reduced to 200.0 percent so as not to exceed the original target maximum achievement level of 200 percent of target.

Horizon  |  Proxy Statement 50

The Compensation Committee determined that a payout at the 200 percent maximum level was appropriate as the result of the outstanding financial performance in 2020 while managing through a global pandemic. Actual full-year 2020 total company net sales were $2.2 billion, or 35 percent above the aggregate maximum net sales goals. Actual full-year 2020 adjusted EBITDA was $999 million, or 69 percent above the maximum adjusted EBITDA goal. In February 2021, based on management’s recommendations and the Compensation Committee’s review, deliberation and determination of achievement of the corporate objectives listed above, along with determination of the NEOs’ individual contributions toward meeting those objectives described above, the Compensation Committee approved cash bonus awards for our NEOs as follows, which were paid in March 2021:

Executive	2020 Target Bonus Opportunity	Total% of Target Bonus Earned	2020 Earned Annual Incentive
Timothy P. Walbert	$1,318,523	200.0	$2,637,046
Paul W. Hoelscher	$360,341	200.0	$720,683
Andy Pasternak	$401,412	200.0	$802,825
Jeffrey W. Sherman, M.D., FACP	$347,238	200.0	$694,477
Barry J. Moze	$377,376	200.0	$754,752

Other 2020 Executive Bonuses

There were no other performance-based or discretionary bonuses awarded to our NEOs in 2020. However, pursuant to the terms of the employment agreement we entered into with Andy Pasternak in connection with his commencement of employment in November 2019, he was paid an initial sign-on bonus of $500,000 in November 2019 and was eligible to receive an additional sign-on bonus of $250,000 if he remained employed with us for one year, which was earned and paid in November 2020.

Long-Term Incentives

Our Compensation Committee believes in a strong pay-for-performance program and culture that encourages a long-term focus from the executive officers and aligns their interests with those of our shareholders. To achieve this, the Compensation Committee utilizes two vehicles for our long-term awards:

•	Time-based equity awards: RSUs

•	Performance-based equity awards: PSUs

2020 Long-Term Incentive Grants

We have adopted a regular, annual long-term incentive grant schedule awarding equity awards in the form of RSUs and PSUs to our executive officers. To further align the interests of our executive officers with those of our shareholders, we award a higher percentage of performance-based equity compensation than the majority of our industry peers. In addition, our performance-based equity compensation is aligned with all of our stated compensation objectives, including the linking of executive pay with performance. Further, we believe that annual grant cycles allow us to more easily manage shareholder dilution and burn rate, while still providing market-competitive incentive opportunities.

We believe these equity grants align the interests of our executive officers and shareholders in two ways:

•	a large portion of the equity grants vest contingent on performance and have a continued service requirement; and

•	equity grants have a one-year holding period after any vested shares are issued.

Horizon  |  Proxy Statement 51

As part of our annual long-term incentive plan, we awarded our NEOs a mix of PSUs and time-vested RSUs on January 3, 2020. The components of the long-term incentive plan were as follows:

2020 Long-Term Incentive Components
	PSUs		RSUs
Performance Criteria/Period	• 40%:	18-month KRYSTEXXA net sales (January 1, 2020 through June 30, 2021)	N/A
	• 20%:	Highest quarter TEPEZZA net sales in 2-year period (2020-2021)
	• 10%:	1-year Rare Disease U.S. net sales (2020)
	• 30%:	3-year Relative TSR (2020-2022)

Maximum Award	KRYSTEXXA Net Sales PSUs: • 150% of target award TEPEZZA and Rare Disease Net Sales PSUs: • 200% of target award Relative TSR PSUs: • 200% of target award		N/A

Service Vesting Period

KRYSTEXXA Net Sales PSUs:

•   3 equal installments on July 1, 2021,

     January 5, 2022 and January 5, 2023

TEPEZZA Net Sales PSUs:

•   2/3 vest on January 5, 2022

•   1/3 vest on January 5, 2023

Rare Disease U.S. Net Sales PSUs:

•    3 equal installments on January 5, 2021,
2022 and 2023

Relative TSR PSUs:

•   At the end of the 2020-2022 performance
period

Vest one-third annually over 3 years

Post-Issuance Holding Period	1 year		1 year

Our NEOs received RSU and PSU grants in January 2020 for the following share amounts:

Executive	Time-Vested RSUs	Performance-Based PSUs
Timothy P. Walbert	174,165	174,165
Paul W. Hoelscher	43,541	43,541
Andy Pasternak	43,541	43,541
Jeffrey W. Sherman, M.D., FACP	36,284	36,284
Barry J. Moze	36,284	36,284

Horizon  |  Proxy Statement 52

Time-Vested RSUs

The time-vested RSUs are generally subject to three-year annual vesting over the service period commencing January 5, 2020 and ending on January 5, 2023.

Performance-Based PSUs

Overall, performance-based PSUs use four performance metrics: two shorter-term components tied to net sales performance over each of a one-year and 18-month period; and two longer-term components tied to net sales performance over a two-year period and relative TSR over a three-year period. The Compensation Committee’s decision to include more longer-term metrics in the PSU award design was in part informed by shareholder feedback obtained during our regular shareholder outreach program.

The performance-based PSUs consist of a grant based on the achievement of specific relative TSR goals (Relative TSR PSUs) as well as additional grants tied to the net sales of TEPEZZA (TEPEZZA PSUs), KRYSTEXXA (KRYSTEXXA PSUs), and the U.S. net sales of the Rare Disease business unit (Rare Disease PSUs).

The performance-based PSUs are determined by the following criteria:

•	KRYSTEXXA Net Sales (40%): Total net sales of KRYSTEXXA during the 18-month period ending June 30, 2021.

•	TEPEZZA Net Sales (20%): The highest quarterly net sales amount for TEPEZZA during the two-year period ending December 31, 2021.

•	Rare Disease U.S. Net Sales (10%): Total U.S. net sales of our Rare Disease business unit for the one-year period ending December 31, 2020.

•	Relative TSR (30%): Our relative TSR performance over a three-year period ending December 31, 2022, as measured against the components of NBI.

Net Sales PSU Performance Goals ($ millions)

Multiplier	0%		50%	100%	125%	150%	200%
KRYSTEXXA(1)	<$	400	$400	$415	$450	$500	N/A
TEPEZZA (highest quarter)	<$	40	$40	$60	$80	$100	$120
Rare Disease Business Unit	<$	510	$510	$530	$540	$550	$560

(1)

In January 2020, performance targets for the KRYSTEXXA PSUs that would be considered earned at the following levels of KRYSTEXXA net sales were approved by the Compensation Committee for a 2020 calendar-year performance period: 0%-<$400; 50%-400; 100%-$415; 125%-$450; 150%-$500; and 200%-$525. In July 2020, the original KRYSTEXXA net sales targets were adjusted by the Compensation Committee to cap potential payouts at 150 percent of target in connection with the six-month extension of the KRYSTEXXA PSU performance period as further described below under the heading “COVID-19 Related Modification of KRYSTEXXA PSUs.”

COVID-19 Related Modification of KRYSTEXXA PSUs

As previously discussed above under the heading “COVID-19 Related Adjustments,” the onset of the COVID-19 pandemic and the subsequent stay-at-home guidelines had a significant and negative impact on KRYSTEXXA net sales. Many first-time KRYSTEXXA patients scheduled to begin therapy elected to delay therapy. In addition, patient visits to physician offices decreased substantially, either due to patient preference or to the closure or reduced operations of physician offices. During the height of the pandemic, rheumatology office visits were estimated to have decreased by approximately 57 percent. Given these unforeseen factors as a result of the global pandemic, KRYSTEXXA new patient generation during the first half of 2020 declined significantly, negatively impacting KRYSTEXXA net sales.

In July of 2020, it was evident that achieving the full-year threshold KRYSTEXXA PSUs performance goal was unlikely. This would result in the forfeiture of 40 percent of the executive team’s target PSU award, notwithstanding the successful commercialization efforts and strong net sales trajectory of KRYSTEXXA prior to the onset of the pandemic’s effects, and the tremendous efforts made by the executive team and the organization as whole from March 2020 onward to mitigate the impact of the pandemic on operations. Furthermore, in July of 2020, the magnitude of impact and duration of the COVID-19 pandemic on healthcare activity remained highly uncertain. Our executive team was therefore limited in its ability to increase KRYSTEXXA net sales during much of 2020 due to the impact of COVID-19 on healthcare activity.

In order to adjust for this unanticipated impact of the COVID-19 pandemic on the executive team’s ability to achieve the KRYSTEXXA PSUs performance goal for the 2020 calendar year, in July 2020, the Compensation Committee approved an extension

Horizon  |  Proxy Statement 53

of the performance period for the KRYSTEXXA PSUs by an additional six months. At that time, projections were that healthcare activity would begin to return to more normalized levels in the second half of 2020 and therefore that the deferred demand for KRYSTEXXA could begin to return to pre-COVID-19 levels. The Compensation Committee therefore determined to extend the KRYSTEXXA PSUs performance period by six months, from December 31, 2020 to June 30, 2021, in order that the performance period would include a sufficient period of regular levels of healthcare activity in which the performance goals could potentially be attained. In light of the extended performance period modification and its potential benefit to the executive team, the Compensation Committee also determined to reduce the maximum performance payout level for the KRYSTEXXA PSUs from 200 percent to 150 percent of the target award.

How Did We Do?

2020 Rare Disease PSUs

Actual 2020 results for our rare disease U.S. net sales were as follows:

2020 Performance ($ millions)

	PSU Weighting	Actual	% Net Sales PSU Goal Achieved
Rare Disease U.S. Net Sales	10%	$553	162.5%

Accordingly, our rare disease U.S. net sales attainment was at 162.5 percent of the target goal. The number of shares earned by our executives for the achieved Rare Disease PSUs are therefore as follows:

Executive	Rare Disease PSUs (Target Number)	Determined Rare Disease PSUs
Timothy P. Walbert	17,416	28,301
Paul W. Hoelscher	4,354	7,076
Andy Pasternak	4,354	7,076
Jeffrey W. Sherman, M.D., FACP	3,628	5,896
Barry J. Moze	3,628	5,896

The determined Rare Disease PSUs were eligible to vest in three equal annual installments subject to the executive’s continued service, with the first vesting installment on January 5, 2021. However, the actual earned shares for the first vesting installment were not released until performance was certified by the Compensation Committee on February 17, 2021.

2020 TEPEZZA PSUs

Actual quarterly net sales results in 2020 for TEPEZZA were as follows:

2020 Quarterly Performance ($ millions)

	PSU Weighting	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Maximum Highest Quarter Net Sales	% of Net Sales PSU Achieved
TEPEZZA Quarterly Net Sales	20%	$24	$166	$287	$344	$120	200%

Second-quarter 2020 TEPEZZA net sales were $165.9 million, significantly exceeding the $120 million in TEPEZZA net sales, which was the maximum specified performance level (200 percent) of the target performance goal. Accordingly, our TEPEZZA net sales attainment was at 200.0 percent of the target goal during 2020.

The number of shares earned by our executives for the achieved TEPEZZA PSUs are therefore as follows:

Executive	TEPEZZA PSUs (Target Number)	Determined TEPEZZA PSUs
Timothy P. Walbert	34,833	69,666
Paul W. Hoelscher	8,708	17,416
Andy Pasternak	8,708	17,416
Jeffrey W. Sherman, M.D., FACP	7,526	14,512
Barry J. Moze	7,526	14,512

Horizon  |  Proxy Statement 54

The determined TEPEZZA PSUs are eligible to vest in two installments, two-thirds on January 5, 2022 and one-third on January 5, 2023, subject to the executive’s continued service.

2020 KRYSTEXXA Net Sales PSUs

Determination of the level of attainment of the KRYSTEXXA PSUs will be made following the 18-month performance period ending on June 30, 2021.

Relative TSR PSUs

Determination of the level of attainment of the Relative TSR PSUs will be made following the three-year performance period ending December 31, 2022.

2021 Changes to Executive Compensation Program

Short-Term Incentive Plan

In light of the continued uncertainty caused by the COVID-19 pandemic and its potential to negatively impact the short-term performance of certain of our individual business units, we determined that a combined aggregate total Company net sales goal for our 2021 annual bonus program for executives would be more appropriate than separate weighted net sales goals for our individual business units. This is similar to the change we implemented in mid-year 2020 to our 2020 annual corporate bonus program for employees other than executive officers. The aggregate total Company net sales goal is also aligned with the full-year financial guidance we provide publicly.

PSU Design

In line with shareholder feedback, and to avoid potential duplication of the performance goals for our annual bonus plan, beginning in 2021, our PSU design will include longer-term (two- or three-year) performance periods across all PSU performance goal components.

Additional Compensation Policies and Practices

Executive Share Ownership Guidelines

We have share ownership guidelines that establish the following minimum ownership levels within five years of the adoption of the guidelines (or within five years of the date an executive officer or director first becomes subject to them):

Position	Guideline
CEO	5x base salary
Executive Committee Members	2x base salary
Non-employee Directors	3x annual cash retainer

Individual ownership interest is reviewed annually as of the last day of the calendar year. The dollar value of shares at the end of a given calendar year is determined using the average closing price of Horizon shares over the three-month period of September, October and November of that calendar year. Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (including stock units that have vested but not yet settled); shares retained after an option exercise or issuance under another type of equity award granted under our equity incentive plans; shares retained after purchase under our Employee Share Purchase Plan; shares subject to RSUs that have not vested; and shares held in trust for the benefit of the individual or his/her spouse. Any unvested PSUs and unexercised stock options, whether vested or unvested, are not counted toward satisfaction of these ownership guidelines.

All of our executive officers and non-employee directors subject to the share ownership guidelines met the guidelines as of December 31, 2020.

Holding Period Policy

Any shares issued in settlement of any equity award granted to any executive officers on or after January 5, 2018 are subject to a minimum holding period of one year before the shares may be sold or transferred. Dr. Sherman became an executive officer in February 2020. Equity awards granted to Dr. Sherman prior to his becoming an executive officer are not subject to the one-year holding period requirement. Any equity awards granted to Dr. Sherman while he is an executive officer will be subject to our one-year holding period policy.

Horizon  |  Proxy Statement 55

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers, other employees, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our ordinary shares at any time. In addition, no officer, director, other employee or consultant of Horizon may margin or pledge, or make any offer to margin or pledge, any of our ordinary shares, including without limitation, borrowing against the value of such ordinary shares, at any time.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, in January 2018 the Compensation Committee approved our Incentive Compensation Recoupment Policy, which provides for recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements. Any cash and equity incentive compensation that is paid, awarded or vested based on the achievement of reported financial results and that is approved, granted or awarded on or after January 5, 2018 is subject to potential recoupment in accordance with the terms of the Incentive Compensation Recoupment Policy, including but not limited to any compensation approved, granted, or awarded under our annual cash bonus plan and PSUs under our long-term incentive plan.

Timing of Equity Awards

Grants of equity awards to our executive officers are generally determined and approved at our pre-scheduled quarterly Compensation Committee meetings whenever practicable. However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants. Starting in 2018, our equity program has included performance vesting metrics for a performance period that begins in January. Given that, since 2018 our process has been to approve the final grants for our equity program at a special meeting of the Compensation Committee in January. We expect to continue having a significant portion of our executive officer equity compensation be performance based and believe it is likely that future-year grants will be approved at special Compensation Committee meetings in January.

All stock options are granted with an exercise price that is not less than the closing price of our ordinary shares on Nasdaq on the grant date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable exercise price. We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended). Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Accounting and Section 162(m) Tax Considerations

We account for share-based awards exchanged for employee services in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these awards are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as

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well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Horizon will be eligible for such transition relief and be deductible by us in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Horizon and its shareholders, which may include providing for compensation that is not deductible by Horizon due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Severance and Change-in-Control Benefits Summary

Our NEOs are provided with certain severance benefits in order to assist us in recruiting and retaining talented individuals and align the executives’ interests with the best interests of the shareholders. We believe these severance benefits are consistent with those provided by our peer group are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry. The Compensation Committee believes that the severance benefits are an important element of the NEOs’ retention and motivation and that the benefits of such severance rights agreements, including generally requiring a release of claims against us and entering into a non-competition agreement as a condition to receiving any severance benefits are in our best interests. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.

A description of the severance benefits provided under our executive officer employment agreements is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Deferred Compensation Plan

All of our executive officers are eligible to participate in our non-qualified Deferred Compensation Plan, which allows the participants to defer receipt of their compensation and recognition of associated income taxes without being subject to the deferral contribution limits of our 401(k) Plan, which provides additional tax and financial planning flexibility. Our policy is to match Deferred Compensation Plan deferrals under the same matching contribution formula that we apply to our 401(k) Plan. Accordingly, the matching contribution formula for our Deferred Compensation Plan for 2020 was 100 percent of the first 3 percent and 50 percent of the next 2 percent of salary deferrals, which is the same “safe harbor” matching contribution formula that applied to our 401(k) Plan for 2020. Starting in 2021, the matching contribution formula for deferred contributions to the Deferred Compensation Plan is 6 percent of the first 100 percent of deferrals, which is the same “safe harbor” matching contribution formula that applies to our 401(k) Plan starting in 2021. Matching contributions to our Deferred Compensation Plan are immediately fully vested contingent upon completion of one year of employment in order to closely align to the vesting schedule of our safe harbor matching contributions to our 401(k) Plan, which are immediately fully vested when made. A description of our Deferred Compensation Plan is provided below under the heading “Nonqualified Deferred Compensation.”

Other Benefits

All of our executive officers are eligible to receive our standard employee benefits, such as participation in our 401(k) Plan, medical, dental, vision coverage, short-term disability insurance, long-term disability insurance, group life insurance, paid time off, holiday, and the Employee Share Purchase Plan, in each case on the same basis as our other employees. Our Paid-Time-Off Policy for all employees allows no more than 40 paid-time-off hours to be carried over to the following year. However, given the impact of the COVID-19 pandemic on employee use of paid-time-off, in 2020 we increased this limit for all employees to no more than 80 paid-time-off hours which can be carried over from 2020 to 2021.

We reimburse our executive officers for any travel expenses and related tax gross ups they incur in connection with any business-related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines. We believe that the cost of providing these benefits is reasonable in light of the benefit to our business of having our executive officers more focused on attaining our business objectives in connection with any business-related travel. We also reimburse our executive officers up to $15,000 of personal financial planning services incurred annually and related tax gross ups. We believe that financial planning by experts reduces the time our executives spend on that topic and assists our executives in making the most of the financial rewards provided by the Company. Starting in 2020, we began providing our executives comprehensive annual executive physical health examinations. We believe the cost of providing these health examinations is reasonable in light of the benefit to our business of facilitating the physical health of our executives.

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The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on this review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report has been furnished by the members of the Compensation Committee:

Jeff Himawan, Ph.D., Chair

William F. Daniel

Sue Mahony, Ph.D.

Gino Santini

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2020, 2019 and 2018 by our NEOs.

Name and Principal Position	Year	Salary	Bonus		Total Stock Awards(1)(2)(3)		Option Awards(4)	Non-Equity Incentive Plan(5)	All Other Compensation(6)	Total

Timothy P. Walbert	2020	$1,146,542	$—		$16,149,668		$—	$4,137,046	$199,548	$21,632,803
Chairman, President and	2019	$1,108,700	$—		$9,139,117		$—	$3,398,483	$226,871	$13,873,172
Chief Executive Officer	2018	$1,076,250	$—		$13,533,845		$—	$2,026,436	$160,363	$16,796,894

Paul W. Hoelscher	2020	$600,569	$—		$4,037,409		$—	$1,170,683	$106,485	$5,915,146
Executive Vice President,	2019	$580,748	$—		$2,773,866		$—	$968,840	$120,135	$4,443,588
Chief Financial Officer	2018	$563,750	$—		$5,812,495		$—	$553,809	$104,332	$7,034,386

Andy Pasternak (7)	2020	$669,021	$250,000	(8)	$4,037,409	(9)	$—	$802,825	$66,872	$5,826,126
Executive Vice President,	2019	$108,333	$500,000	(10)	$1,099,974		$1,099,996	$97,050	$19,188	$2,924,542
Chief Strategy Officer

Jeffrey W. Sherman, M.D., FACP	2020	$578,731	$—		$3,708,048		$—	$881,977	$92,545	$5,261,300
Executive Vice President,	2019	$559,630	$—		$2,226,172		$—	$687,473	$95,222	$3,568,496
Chief Medical Officer	2018	$543,250	$—		$2,533,691		$—	$533,670	$68,263	$3,678,874

Barry J. Moze	2020	$628,960	$—		$3,364,507		$—	$1,004,752	$75,659	$5,073,877
Executive Vice President,	2019	$608,201	$—		$3,202,198		$—	$793,367	$58,744	$4,662,510
Chief Administrative Officer	2018	$590,400	$—		$1,527,062		$—	$579,989	$35,114	$2,732,565

(1)

Amounts shown in this column do not reflect actual compensation received by our NEOs. The amounts reflect the grant date fair value of the awards and are calculated in accordance with the provisions of ASC Topic 718. Assumptions used in the calculation of these awards are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs. The amounts shown in this column include RSUs and PSUs granted in 2018, 2019 and 2020. For further information regarding such equity awards, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2020” tables and related footnotes below and “2020 Long-Term Incentive Grants” in our “Compensation Discussion and Analysis” above. Values for the performance-based Net Sales/TSR PSUs in the table above reflect values less than the maximum potential value of the awards.

(2)	The table below presents the aggregate grant date fair value of the stock awards for the periods presented assuming achievement at the maximum level for any performance-based vesting stock awards:

Name and Principal Position	Year	RSU Awards	PSU Awards at Maximum Level	Total Stock Awards Maximum Level

Timothy P. Walbert	2020	$5,712,612	$12,573,289	$18,285,901
Chairman, President and	2019	$3,549,981	$9,593,013	$13,142,994
Chief Executive Officer	2018	$6,364,929	$14,337,832	$20,702,761

Paul W. Hoelscher	2020	$1,428,145	$3,143,293	$4,571,438
Executive Vice President,	2019	$1,100,000	$2,914,505	$4,014,504
Chief Financial Officer	2018	$2,733,597	$6,157,797	$8,891,393

Andy Pasternak	2020	$1,428,145	$3,143,293	$4,571,438
Executive Vice President,	2019	$1,099,974	$—	$1,099,974
Chief Strategy Officer

Jeffrey W. Sherman, M.D., FACP	2020	$1,309,852	$2,888,090	$4,197,942
Executive Vice President,	2019	$749,985	$2,163,428	$2,913,413
Chief Medical Officer	2018	$718,175	$1,617,775	$2,335,950

Barry J. Moze	2020	$1,190,115	$2,619,440	$3,809,555
Executive Vice President,	2019	$1,507,800	$2,935,037	$4,442,836
Chief Administrative Officer	2018	$718,175	$1,617,775	$2,335,950

(3)

As discussed in more detail in “2020 Long-Term Incentive Grants” in our “Compensation Discussion and Analysis” above, and in the “Narrative Disclosure to Summary Compensation Table” and “Grants of Plan-Based Awards Table” below, the 2020 KRYSTEXXA PSUs were modified in July 2020. Under SEC reporting requirements, we are required to include in the “Stock Awards” column for our named executive officers (NEOs) for 2020 the fair value of these PSUs on the original grant date, plus the incremental fair value of any of those same awards that were modified as of the modification date.

(4)

The amounts shown in this column represent an option to purchase 69,752 ordinary shares granted to Mr. Pasternak in connection with his commencement of employment with us in November 2019 pursuant to the terms of his employment agreement. For further information regarding such equity award, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2020” tables and related footnotes below.

(5)

As applicable, reflects performance incentives for fiscal years 2020, 2019 and 2018 that were earned and paid in March 2021, March 2020 and March 2019, respectively, pursuant to our short-term incentive plan in effect for such fiscal year. For further information please see the “Compensation Discussion and Analysis” above. Amounts in full-year 2019 include the following amounts earned under our 2018 cash incentive plan (2018 CIP), which were earned and paid to certain of our NEOs in January 2019: $1,500,000 paid to Mr. Walbert, $450,000 paid to Mr. Hoelscher, $187,500 paid to Dr. Sherman and $250,000

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paid to Mr. Moze. (Andy Pasternak was not employed by Horizon at the time the 2018 cash incentive plan was in effect.) Amounts in full-year 2020 include the following amounts earned under our 2018 CIP, which were earned and paid to our NEOs in January 2020: $1,500,000 paid to Mr. Walbert, $450,000 paid to Mr. Hoelscher, $187,500 paid to Dr. Sherman and $250,000 paid to Mr. Moze.

(6)	Amounts shown in this column include the following items:

	Year	Life Insurance Benefits Imputed Income and Additional Exec Coverage(a)	401(k) Matching Contributions	Deferred Compensation Plan Contributions	Financial Planning/ Legal Fee Reimbursements (including tax gross up)	Personal Travel Expenses(b)	Total

Timothy P. Walbert	2020	$16,533	$11,400	$121,797	$26,930	$22,888	$199,548
	2019	$6,005	$11,200	$125,399	$26,930	$57,337	$226,871
	2018	$342	$11,000	$89,756	$26,930	$32,335	$160,363

Paul W. Hoelscher	2020	$17,094	$11,400	$44,774	$26,930	$6,287	$106,485
	2019	$6,048	$11,200	$45,379	$20,653	$36,855	$120,135
	2018	$342	$11,000	$35,314	$24,237	$33,439	$104,332

Andy Pasternak	2020	$438	$11,400	$26,758	$27,554	$721	$66,872
	2019	$57	$—	$—	$19,132	$—	$19,188

Jeffrey W. Sherman, M.D., FACP	2020	$19,130	$11,400	$43,146	$17,953	$915	$92,545
	2019	$3,842	$11,200	$39,178	$17,953	$23,048	$95,222
	2018	$285	$11,000	$32,333	$14,144	$10,500	$68,263

Barry J. Moze	2020	$20,233	$11,400	$25,156	$17,953	$916	$75,659
	2019	$7,855	$8,148	$—	$17,953	$24,788	$58,744
	2018	$342	$—	$13,368	$14,144	$7,260	$35,114

(a)	Represents life insurance benefits imputed income, executive disability insurance premiums and annual executive physical health examination.

(b)

Represents travel and/or other miscellaneous expenses and related tax gross ups which do not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.

(7)	Mr. Pasternak joined Horizon in November 2019.

(8)

Represents a sign-on bonus paid to Mr. Pasternak in November 2020 as discussed in more detail in “Sign-On Bonuses” in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(9)

The amounts show in this column include an RSU award in respect of 37,262 ordinary shares granted to Mr. Pasternak in connection with his commencement of employment with us in November 2019 pursuant to the terms of his employment agreement. For further information regarding such equity award, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2020” tables and related footnotes below.

(10)

Represents a sign-on bonus paid to Mr. Pasternak in November 2019 as discussed in more detail in “Sign-On Bonuses” in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

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Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our NEOs for 2020:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards

Name	Award Type	Grant Date	Threshold	Target		Maximum	(#)		($)(1)
Timothy P. Walbert	Annual Cash	N/A	$1,137,226	$1,318,523	(2)	$2,637,046
	RSU	1/3/2020					174,165	(7)	$5,712,612
	PSU	1/3/2020					174,165	(8)	$10,437,056	(9)

Paul W. Hoelscher	Annual Cash	N/A	$270,256	$360,341	(3)	$720,683
	RSU	1/3/2020					43,541	(7)	$1,428,145
	PSU	1/3/2020					43,541	(8)	$2,609,264	(9)

Andy Pasternak	Annual Cash	N/A	$301,059	$401,412	(4)	$802,825
	RSU	1/3/2020					43,541	(7)	$1,428,145
	PSU	1/3/2020					43,541	(8)	$2,609,264	(9)

Jeffrey W. Sherman, M.D., FACP	Annual Cash	N/A	$260,429	$347,238	(5)	$694,477
	RSU	1/3/2020					36,284	(7)	$1,309,852	(10)
	PSU	1/3/2020					36,284	(8)	$2,398,195	(9)

Barry J. Moze	Annual Cash	N/A	$283,032	$377,376	(6)	$754,752
	RSU	1/3/2020					36,284	(7)	$1,190,115
	PSU	1/3/2020					36,284	(8)	$2,174,392	(9)

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718. Assumptions used in the calculation of these amounts and further information on our stock options, RSUs, PSUs and cash long-term incentive plan are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not necessarily correspond to the actual value realized or that may be realized by the NEOs.

(2)

Mr. Walbert’s target bonus for 2020 was $1,318,523, or 115 percent of his base salary as of December 31, 2020, pro-rated for salary change that took effect March 1, 2020. In February 2021, the Compensation Committee approved Mr. Walbert’s bonus in the amount of $2,637,046, or 200 percent of his target bonus, which was paid in March 2021.

(3)

Mr. Hoelscher’s target bonus for 2020 was $360,341, or 60 percent of his base salary as of December 31, 2020, pro-rated for salary change that took effect March 1, 2020. In February 2021, the Compensation Committee approved Mr. Hoelscher’s bonus in the amount of $720,683, or 200 percent of his target bonus, which was paid in March 2021.

(4)

Mr. Pasternak’s target bonus for 2020 was $401,412, or 60 percent of his base salary as of December 31, 2020, pro-rated for salary change that took effect March 1, 2020. In February 2021, the Compensation Committee approved Mr. Pasternak’s bonus in the amount of $802,825, or 200 percent of his target bonus, which was paid in March 2021.

(5)

Dr. Sherman’s target bonus for 2020 was $347,238, or 60 percent of his base salary as of December 31, 2020, pro-rated for salary change that took effect March 1, 2020. In February 2021, the Compensation Committee approved Dr. Sherman’s bonus in the amount of $694,477, or 200 percent of his target bonus, which was paid in March 2021.

(6)

Mr. Moze’s target bonus for 2020 was $377,376, or 60 percent of his base salary as of December 31, 2020, pro-rated for salary change that took effect March 1, 2020. In February 2021, the Compensation Committee approved Mr. Moze’s bonus in the amount of $754,752, or 200 percent of his target bonus, which was paid in March 2021.

(7)	The RSUs vest in three equal annual installments on January 5, 2021, 2022 and 2023.

(8)

The PSU award is divided into four components. 40 percent of the award is determined by the net sales of KRYSTEXXA over the 18-month period ending June 30, 2021, and such portion of the award is eligible to vest in three equal installments on July 1, 2021, January 5, 2022 and January 5, 2023. 20 percent of the award is determined by the highest quarter of TEPEZZA net sales over the two-year period ending December 31, 2021, with two-thirds of such portion of the award vesting on January 5, 2022 and the remaining one-third of the award vesting on January 5, 2023. 10 percent of the award is determined by the U.S. net sales of the rare disease business unit over the one-year period ended December 31, 2020, and such portion of the award vest in three equal installments on January 5, 2021, January 5, 2022 and January 5, 2023. The remaining 30 percent of the award is determined by our relative total shareholder return (TSR) performance over a three-year period ending December 31, 2022, as measured against the TSR of each company included in the Nasdaq Biotechnology Index (NBI) during such three-year period.

(9)

As discussed in more detail in “2020 Long-Term Incentive Grants” in our ”Compensation Discussion and Analysis” above and in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below, the 2020 KRYSTEXXA PSUs were modified in July 2020 to extend the original performance period from December 31, 2020 to June 30, 2021. Additionally, the maximum value to be earned for these awards was reduced from 200 percent of target to 150 percent of target. The SEC reporting requirements and interpretations require us to include (i) the fair value of these PSUs on the original grant date, plus the incremental fair value of any of those same awards that were modified on the modification date. The amounts shown include the sum total of the fair value of the KRYSTEXXA PSUs as measured on their January 3, 2020 grant date to each of Mr. Walbert, Mr. Hoelscher,

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Mr. Pasternak, Dr. Sherman and Mr. Moze. The original grant date fair values of the KRYSTEXXA PSUs were $6,706,388; $1,676,584; $1,676,584, $1,537,805 and $1,397,167, respectively, plus the incremental increase in the value of these PSUs as measured on July 28, 2020, the date the performance period for the KRYSTEXXA PSUs was extended by six months.

(10)

The amount shown in this column reflects a higher per-share fair value upon grant than the equity awards for our other NEOs because Dr. Sherman was not then an executive officer subject to our one-year holding period policy for executive equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements. Each of our NEOs has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits. For further information regarding the base salaries, bonuses and incentive compensation payable to our NEOs and their eligibility for our employee benefit programs, please see our “Compensation Discussion and Analysis” above. For further information regarding the severance benefits provided under the employment agreements, please see “Potential Payments Upon Termination or Change-in-Control” below.

Equity Awards. We have granted equity awards to our NEOs under our current and previous equity incentive plans. For further information regarding such equity awards, including the vesting schedules, please see the “Grants of Plan-Based Awards” table and related footnotes above and “2020 Long-Term Incentive Grants” in our Compensation Discussion and Analysis” above. The fair values reported for Dr. Sherman’s equity awards in the Summary Compensation Table and the “Grants of Plan-Based Awards” table reflect a higher per-share fair value upon grant than the equity awards for our other NEOs because Dr. Sherman was not an executive officer on the date of the grant and therefore was not subject to our one-year holding period policy for shares issued pursuant to executive officer equity awards.

Sign-On Bonuses. In connection with his commencement of employment with us in November 2019, pursuant to the terms of his employment agreement, Mr. Pasternak received a sign-on bonus of $500,000 in November 2019 and received an additional sign-on bonus of $250,000 in November 2020, based on his continued employment with us.

Option Repricings. Under the terms of our equity incentive plans, option repricing is not permitted without prior shareholder approval, and we did not effect any repricing of any outstanding equity awards during the year ended December 31, 2020 for our NEOs or other equity award holders.

2020 KRYSTEXXA PSU Performance Period Modification. As discussed in more detail in “2020 Long-Term Incentive Grants” in our “Compensation Discussion and Analysis” above, the 2020 KRYSTEXXA PSUs were modified in July 2020 to extend the original performance period from December 31, 2020 to June 30, 2021. Additionally, the maximum value to be earned for these awards was reduced from 200 percent of target to 150 percent of target. Under SEC reporting requirements we are required to include in the “Stock Awards” column in the Summary Compensation Table for our NEOs for 2020 (i) the fair value of these PSUs on the original grant date, plus the incremental fair value of any of those same awards that were modified as of the modification date. Amounts shown in this column for 2020 include the sum total of the fair value of the KRYSTEXXA PSUs as measured on their January 3, 2020 grant date to each of Mr. Walbert, Mr. Hoelscher, Mr. Pasternak, Dr. Sherman and Mr. Moze. The original grant date fair values of the KRYSTEXXA PSUs were $6,706,388; $1,676,584; $ 1,676,584, $1,537,805 and $1,397,167, respectively, plus the incremental increase in the value of these PSUs as measured on July 28, 2020, the date the performance period for the KRYSTEXXA PSUs was extended by six months. Dr. Sherman’s 2020 KRYSTEXXA PSU award has a higher per-share fair value because it was granted to him before he became an executive officer and therefore was not subject to our one-year holding period policy for shares issued pursuant to executive officer equity awards.

The following additional incremental fair value resulting from such modification is below:

Executive Officer	2020 KRYSTEXXA PSUs Subject to Modification, at Target	Incremental Fair Value due to 2020 KRYSTEXXA PSUs Modification
Timothy P. Walbert	69,667	$3,730,668
Paul W. Hoelscher	17,417	$932,680
Andy Pasternak	17,417	$932,680
Jeffrey W. Sherman, M.D., FACP	14,514	$860,390
Barry J. Moze	14,514	$777,225

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Except as described above, we did not make any other modifications to any of our NEOs’ outstanding equity awards during the year ended December 31, 2020.

Salary and Annual Incentive Bonus Compared to Total Compensation. The ratio of salary and annual incentive bonus to total compensation in 2020 (each as set forth in the Summary Compensation Table above) is set forth below for each NEO. For clarity, the annual incentive bonus amounts used to determine the ratios below exclude amounts earned under our 2018 CIP.

•	Timothy P. Walbert, 17.5 percent

•	Paul W. Hoelscher, 22.3 percent

•	Andy Pasternak, 25.3 percent

•	Jeffrey W. Sherman, M.D., FACP, 24.2 percent

•	Barry J. Moze, 27.3 percent

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Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our principal executive officer to the total annual compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The purpose of this disclosure is to provide a measure of the equitability of pay within Horizon. We believe our compensation philosophy and process yield an equitable result for all of our employees. During fiscal 2020, the principal executive officer of Horizon was our chairman, president and chief executive officer, Mr. Walbert.

For 2020:

•	The annual total compensation for Mr. Walbert was $21,632,803.

•	The annual total compensation for our median employee was $298,446.

•	This results in an estimated pay ratio of 72:1.

Consistent with our prior year pay ratio disclosure, to identify our median compensated employee for 2020 we estimated all employees’ compensation as of October 31, 2020 (the median employee determination date). For each employee, we aggregated: (a) base salary as of October 31, 2020, (b) the target bonus for 2020 and (c) the estimated accounting value of any equity awards granted during 2020; and ranked this compensation measure for our employees from lowest to highest. Amounts paid in foreign currencies were converted to U.S. Dollars based on the average annual exchange rate as of the median employee determination date. This calculation was performed for all employees, except as identified below and excluding Mr. Walbert, whether employed on a full-time, part-time or seasonal basis. Because there were an even number of employees (excluding Mr. Walbert) two individuals were at the median. We selected among these two individuals, the individual with the greater tenure with the company.

For purposes of this disclosure, all Canadian employees, totaling six individuals, were excluded from the employee population pursuant to the de minimis exemption, which permits us to exclude foreign employees, up to 5 percent of our total employee population, on a whole-country basis. As of October 31, 2020, we had 1,194 U.S. employees (excluding our CEO) and 104 non-U.S. employees, irrespective of the de minimis exemption. Applying the de minimis exemption, the total number of U.S. employees totaled 1,194, and the number of non-U.S. employees totaled 98.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the SEC rules and based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Outstanding Equity Awards at December 31, 2020

The following table sets forth certain information regarding outstanding stock options, RSUs and PSUs held by our NEOs on December 31, 2020.

		Option Awards					Stock Awards

Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Stock that Has Not Vested ($)(1)	Number of Units of Stock that are Unearned and Have Not Vested (#)		Market Value of Unearned Stock that Has Not Vested ($)(1)
Timothy P. Walbert	3/23/2015	1,050,000	—		$22.14	3/22/2025
	5/6/2015	1,650,000	—		$28.53	5/5/2025
	1/5/2018						152,967	(2)	$11,189,536
	1/5/2018						306,193	(3)	$22,398,018
	1/4/2019						116,070	(2)	$8,490,521
	1/4/2019						96,864	(4)	$7,085,602	52,232	(5)	$3,820,771
	5/2/2019						40,666	(6)	$2,974,718
	1/3/2020						174,165	(7)	$12,740,170
	1/3/2020									174,165	(8)	$12,740,170

		2,700,000	—				886,925		$64,878,564	226,397		$16,560,941

Paul W. Hoelscher	6/27/2014	64,940	—		$15.96	6/26/2024
	3/23/2015	271,484	—		$22.14	3/22/2025
	1/5/2018						65,696	(2)	$4,805,662
	1/5/2018						131,504	(3)	$9,619,518
	1/4/2019						35,966	(2)	$2,630,913
	1/4/2019						30,014	(4)	$2,195,524	16,184	(5)	$1,183,860
	5/2/2019						11,114	(6)	$812,989
	1/3/2020						43,541	(7)	$3,185,024
	1/3/2020									43,541	(8)	$3,185,024

		336,424	—				317,835		$23,249,630	59,725		$4,368,884

Andy Pasternak	11/1/2019	23,250	46,502	(9)	$29.52	10/31/2029	37,262	(10)	$2,725,715
	1/3/2020						43,541	(7)	$3,185,024
	1/3/2020									43,541	(8)	$3,185,024

		23,250	46,502				80,803		$5,910,739	43,541		$3,185,024

Jeffrey W. Sherman, M.D., FACP	1/2/2014	70,000	—		$7.61	1/1/2024
	3/23/2015	173,000	—		$22.14	3/22/2025
	1/5/2018						17,260	(2)	$1,262,569
	1/5/2018						34,548	(3)	$2,527,186
	1/4/2019						24,522	(2)	$1,793,784
	1/4/2019						20,465	(4)	$1,497,015	11,034	(5)	$807,137
	5/2/2019						10,707	(6)	$783,217
	1/3/2020						36,284	(7)	$2,654,175
	1/3/2020									36,284	(8)	$2,654,175

		243,000	—				143,786		$10,517,946	47,318		$3,461,312

Barry J. Moze	6/6/2014	72,300	—		$12.94	6/5/2024
	9/12/2014	443	—		$11.81	9/11/2024
	3/23/2015	165,181	—		$22.14	3/22/2025
	1/5/2018						17,260	(2)	$1,262,569
	1/5/2018						34,549	(3)	$2,527,259
	1/4/2019						49,299	(2)	$3,606,222
	1/4/2019						30,014	(4)	$2,195,524	16,184	(5)	$1,183,860
	5/2/2019						11,640	(6)	$851,466
	1/3/2020						36,284	(7)	$2,654,175
	1/3/2020									36,284	(8)	$2,654,175

		237,924	—				179,046		$13,097,215	52,468		$3,838,034

(1)	The market value of stock awards that have not vested is based on the closing share price of our ordinary shares of $73.15 per share on December 31, 2020.

(2)	RSUs vest in three equal annual installments following the grant date.

(3)

Represents the final eligible vesting tranche of the 2018 net sales PSU awards, for which the performance condition was previously attained during 2018. These units were eligible to vest subject to continued services through January 5, 2021 and were released. The remaining 30 percent of the award was determined by our relative TSR performance over a three-year period ended December 31, 2020, as measured against the components of the NBI. These shares vested in full on January 1, 2021 and were released.

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(4)

The 2019 Net Sales/TSR PSU award is divided into two components: 70 percent of the award is determined by the net sales for KRYSTEXXA and the Orphan business unit in 2019. These shares vest in three equal annual installments from the January 5, 2019 grant date and are released after financial results are certified by the Board. The Compensation Committee certified the financial results on February 19, 2020, and the first tranche of this component of the award was released. The second tranche of this award component vested on January 5, 2021 and the third tranche will vest on January 5, 2022, subject to the executive’s continued service.

(5)	These PSUs are eligible to vest based on relative TSR performance over a three-year period ending December 31, 2021, as measured against the components of the NBI.

(6)

Represents the 2019 Teprotumumab PSUs for which the performance condition was previously attained as a result of U.S. FDA approval of TEPEZZA (teprotumumab-trbw) in January 2020 and which vest in three equal annual installments beginning on January 21, 2020. The second tranche vested on January 21, 2021 and the final tranche will vest on January 21, 2022, subject to the NEO’s continued service through the applicable vesting dates.

(7)	RSUs vest in three equal annual installments commencing from January 5, 2020.

(8)

The Net Sales/TSR PSUs award is divided into four components. 40 percent of the award is determined by the net sales for KRYSTEXXA over the 18-month period ending June 30, 2021 and such portion of the award is eligible to vest in three equal installments on July 1, 2021, January 5, 2022 and January 5, 2023. 20 percent of the award is determined by the highest quarter of TEPEZZA net sales over the two-year period ending December 31, 2021, with two-thirds of such portion of the award vesting on January 5, 2022 and the remaining one-third of the award vesting on January 5, 2023. 10 percent of the award is determined by the U.S. net sales for certain components of the rare disease business unit over the one-year period ended December 31, 2020 and such portion of the award vest in three equal installments on January 5, 2021, January 5, 2022 and January 5, 2023. The remaining 30 percent of the award is determined by our relative TSR performance over a three-year period ending December 31, 2022, as measured against the TSR of each company included in the NBI during such three-year period.

(9)	Award vests in three equal annual installments commencing from November 1, 2020.

(10)

One third of the total number of units subject to the RSU award vested on November 1, 2020, the first anniversary of November 1, 2019, and thereafter one third of the total number of units subject to the RSU award shall vest on each anniversary thereafter.

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Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vested for our NEOs for the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Timothy P. Walbert			379,523	(2)	$13,700,780
			20,329	(3)	$777,584
			48,432	(4)	$1,746,458

Paul W. Hoelscher			156,054	(2)	$5,633,549
			5,555	(3)	$212,479
			15,007	(4)	$541,152

Andy Pasternak			12,420	(5)	$930,631

Jeffrey W. Sherman, M.D., FACP	5,287	$92,893	48,534	(2)	$1,752,077
	33,479	$1,340,499	5,353	(3)	$204,752
	13,000	$866,580	10,232	(4)	$368,966

Barry J. Moze	2,106	$32,095	60,923	(2)	$2,199,320
	35,076	$1,313,016	5,819	(3)	$222,577
			15,007	(4)	$541,152

(1)

Amount realized upon vesting of stock awards was calculated by multiplying the closing price on the vesting date by the number of shares vested. We have withheld from the issuance of shares in settlement of the vesting of the stock awards a number of shares with a value equal to the applicable withholding taxes.

(2)	Represents RSUs granted on January 5, 2019, vesting over three annual installments, and PSUs granted on January 5, 2018, of which the remaining outstanding awards will vest on January 5, 2021.

(3)	Represents the first tranche of the Teprotumumab PSU vested January 21, 2020. The remaining outstanding awards will vest in equal annual installments on January 21, 2021 and January 21, 2022.

(4)

Represents PSUs granted on January 5, 2019, certified by the Compensation Committee and vested on February 19, 2020. The remaining outstanding awards will vest in equal annual installments on January 5, 2021 and January 5, 2022.

(5)	Represents RSUs granted on November 1, 2019, vesting over three annual installments.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

Pursuant to the Deferred Compensation Plan, each year participants may elect to defer receipt and taxation of up to 50 percent of their salary and up to 100 percent of their incentive cash compensation. Beginning in 2017, we made matching contributions with respect to 100 percent of the first 3 percent and 50 percent on the next 2 percent of deferrals, which is the same general “safe harbor” matching contribution formula that we use for our 401(k) Plan, but not restricted by the compensation limits applicable to our 401(k) Plan. Prior to December 1, 2018, matching contributions generally vested in equal annual installments over a five-year period measured from the participant’s original hire date. Beginning December 1, 2018, matching contributions vest immediately, provided that the participant has provided one year of service from the participant’s original date of hire. Participants may select among phantom investment alternatives for the deemed investment of their plan accounts, which generally mirror the investment options available for our 401(k) Plan. Payments under the Deferred Compensation Plan will be distributed in the form of a lump sum payment or in up to 10 annual installments upon the participant’s termination of service or up to 10 annual installments upon a selected specified distribution date or dates made by the participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon a termination of service will generally commence in January or July of the next calendar year following a 6-month delay that follows the termination of service. In the event of a change in control, all plan balances will generally become immediately payable within 90 days thereafter. In addition, participants may be entitled to receive earlier payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the IRC.

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We fund the expenses for administering the Deferred Compensation Plan. We established a “rabbi trust” that holds Deferred Compensation Plan contributions and any credited earnings. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Accordingly, amounts held in the rabbi trust are unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the participants.

The following table sets forth certain information regarding the participation of our NEOs in the Deferred Compensation Plan for the fiscal year ended December 31, 2020.

Executive	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings(3)	Aggregate Distributions	Aggregate Balance at December 31, 2020
Timothy P. Walbert	$246,379	$123,653	$307,705	$(39,505)	$1,914,545
Paul W. Hoelscher	$57,184	$45,747	$56,662	$—	$652,340
Andy Pasternak	$33,448	$26,758	$14,114	$—	$74,321
Jeffrey W. Sherman, M.D., FACP	$55,104	$44,083	$68,936	$—	$598,209
Barry J. Moze	$31,373	$25,156	$663	$—	$308,907

(1)	All executive contributions are included in the “Salary” column of the 2020 Summary Compensation Table.

(2)	All Company matching contributions are included in the “All Other Compensation” column of the 2020 Summary Compensation Table.

(3)

The earnings reflected in this column represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. The Deferred Compensation Plan does not guarantee a return on deferred amounts. No amounts included in this column are reported in the 2020 Summary Compensation Table because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

Potential Payments Upon Termination or Change-in-Control

Involuntary Termination Severance Benefits

As provided under his amended employment agreement, Mr. Walbert’s severance benefit protection provides for up to 24 months’ base salary and COBRA health insurance premiums, 200 percent of target annual cash bonus, plus 18 months of time-based equity vesting acceleration in the event of a qualifying termination. As provided under their amended employment agreements, each of our NEOs other than Mr. Walbert has severance benefit protection which provide for up to 12 months’ base salary and COBRA health insurance premiums, plus 12 months of time-based equity vesting acceleration in the event of a qualifying termination.

Additionally, in the event of a qualifying termination within three months prior to or within 18 months following a change-in-control, Mr. Walbert has severance benefit protection of 36 months’ base salary and COBRA health insurance premiums, plus 300 percent of target annual cash bonus; each of our other NEOs has severance benefit protection of 18 months’ base salary and COBRA health insurance premiums, plus 150 percent of target annual cash bonus. In addition, time-based vesting equity awards are subject to full acceleration in a change-in-control related qualifying termination.

Severance benefits to our NEOs described above are payable only if there is a qualifying termination without cause or resignation for good reason. Any base salary and COBRA premium severance benefits are payable in installments over the applicable severance benefit period, target bonus severance benefits are payable in a single lump sum and equity vesting acceleration benefits are immediately effective.

The following key terms are defined in the amended employment agreements as follows:

•

Cause is generally defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us.

•

Resignation for good reason is generally defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity.

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•

A change-in-control is defined generally as (1) the sale of all or substantially all of our assets; (2) a merger or consolidation in which we are not the surviving entity and in which the holders of our outstanding voting stock immediately prior to such transaction own less than 50 percent of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which we are the surviving entity but the ordinary shares outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50 percent of the voting power of our stock, or where we are a wholly owned subsidiary of another entity, of our parent or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75 percent of the combined voting power entitled to vote in an election of our directors.

Death and Disability. As provided under their amended employment agreements, in the event of a termination of employment due to death or disability, each NEO is entitled to receive a pro-rata bonus for the performance period in which the termination occurs, based on actual performance through the date of termination, and payable in a single lump sum within 30 days after termination. Under the terms of the 2018 CIP, in the event of a termination of employment due to death or disability, each NEO will immediately vest in and will be paid any remaining unpaid 2018 CIP awards.

Eligible Bonus Severance. The NEO employment agreements provide for eligibility to receive any earned but unpaid bonus if there is a qualifying termination without cause, resignation for good reason or termination due to death or disability. However, because our NEO bonus program currently provides that the NEO must also be employed on the scheduled bonus payment date in order to earn the bonus for a prior completed performance period, our NEOs are not currently eligible to receive any earned but unpaid bonus severance. Our NEOs are eligible to receive any target bonus severance to the extent provided in their amended employment agreements as described above.

Releases and Non-Competition. All severance benefits (other than due to death or complete disability) provided to our NEOs pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999. Any payment or benefit provided under our NEOs’ employment agreements or otherwise in connection with a change-in-control may be subject to an excise tax under Section 4999 of the IRC. These payments also may not be eligible for a Company tax deduction pursuant to Section 280G of the IRC. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

2018 CIP Awards. Under the terms of the 2018 CIP, all unpaid 2018 CIP awards that were previously determined and awarded based on attainment of our 2018 performance goals and which otherwise vest and are paid in three equal annual installments subject to the NEOs continued services through January 5, 2021 become immediately vested if the NEO remains in continued service through an earlier change in control.

The following table sets forth potential payments payable to our NEOs, upon a (i) termination of employment without cause or resignation for good reason or (ii) termination of employment without cause or resignation for good reason in connection with a change-in-control. The table below reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2020, and, if applicable, a change-in-control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason - No Change in Control					Upon Termination Without Cause or Resignation for Good Reason - Change in Control(1)

Name	Cash Severance	Continuation of Medical Benefits	Bonus(2)	Value of Accelerated Vesting(3)(4)	Total	Cash Severance	Continuation of Medical Benefits	Bonus(5)	Value of Accelerated Vesting(3)(4)	Total

Timothy P. Walbert	$2,305,866	$45,022	$2,637,046	$70,398,755	$75,386,689	$3,458,799	$67,533	$5,455,568	$81,439,504	$90,421,404

Paul W. Hoelscher	$603,917	$22,511	$—	$18,837,222	$19,463,650	$905,876	$33,767	$990,512	$27,618,514	$29,548,669

Andy Pasternak	$672,750	$22,511	$—	$2,500,999	$3,196,260	$1,009,125	$33,767	$602,118	$11,124,646	$12,769,656

Jeffrey W. Sherman, M.D., FACP	$581,957	$15,533	$—	$7,153,704	$7,751,194	$872,936	$23,300	$708,358	$13,979,258	$15,583,851

Barry J. Moze	$632,466	$22,041	$—	$8,443,339	$9,097,846	$948,699	$33,062	$816,064	$16,935,249	$18,733,074

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change-in-control.

(2)	The amount in this column for Mr. Walbert is the multiple of his target bonus pursuant to his employment agreement.

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(3)

The value of accelerated vesting for RSU and PSU awards is equal to the closing share price of our ordinary shares of $73.15 per share on December 31, 2020, multiplied by the number of shares subject to accelerated vesting.

(4)

The value of accelerated vesting for stock option awards is equal to the closing share price of our ordinary shares of $73.15 per share on December 31, 2020, less the stock option exercise price, multiplied by the number of outstanding and exercisable options plus the number of shares subject to accelerated vesting, if applicable.

(5)

Amounts in this column indicate the applicable multiple of target bonus pursuant to the employment agreements. Amounts in this column also include the determined 2018 CIP award amounts that had not yet vested, the vesting of which would have immediately accelerated on December 31, 2020, if a change in control had occurred on that date.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020, with respect to our ordinary shares that may be issued under our equity compensation plans:

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted- average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by shareholders:
2011 Equity Incentive Plan	395,552	$10.29	—
2014 Equity Incentive Plan	14,155,874	$22.73	—
2014 Non-Employee Equity Plan	746,578	$15.08	574,193
2014 Employee Share Purchase Plan	—	—	494,723
2020 Equity Incentive Plan	368,484	—	12,381,337
2020 Employee Share Purchase Plan	—	—	2,500,000	(3)
Equity compensation plans not approved by shareholders:
2017 Inducement Pool under 2014 Equity Incentive Plan	351,226	$14.16	—

Total of all equity compensation plans:	16,017,714		15,950,253

(1)

Includes 8,151,548 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2014 Equity Incentive Plan, 88,784 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2014 Non-Employee Equity Plan, 368,484 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2020 Equity Incentive Plan and 279,283 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2017 Inducement Pool (as defined below).

(2)	The weighted-average exercise price does not include RSUs and PSUs which have no exercise price.

(3)

The number of shares available for future issuance under the 2020 Employee Share Purchase Plan will be automatically increased by the number of shares that remain available for issuance under the 2014 Employee Share Purchase Plan following expiration of its final offering and purchase date on June 1, 2021.

2011 Equity Incentive Plan. In July 2010, the Board of Directors of Horizon Pharma, Inc. (HPI), our predecessor, adopted the 2011 Equity Incentive Plan (2011 EIP). In June 2011, HPI’s shareholders approved the 2011 EIP and it became effective upon the signing of the underwriting agreement related to HPI’s initial public offering on July 28, 2011. Upon consummation of our merger transaction in September 2014 with Vidara Therapeutics International Public Limited Company (Vidara Merger), we assumed the 2011 EIP, and upon the effectiveness of the 2014 Equity Incentive Plan (2014 EIP), no additional stock awards were or will be made under the 2011 EIP, although all outstanding stock awards granted under the 2011 EIP continue to be governed by the terms of the 2011 EIP.

2014 Equity Incentive Plan. On May 17, 2014, HPI’s Board of Directors adopted the 2014 EIP. On September 18, 2014, at a special meeting of the shareholders of HPI (Special Meeting), HPI’s shareholders approved the 2014 EIP. Upon consummation of the Vidara Merger, we assumed the 2014 EIP, which served as a successor to the 2011 EIP for employee equity awards. Upon the effectiveness of the 2020 Equity Incentive Plan (2020 EIP), which serves as a successor to the 2014 EIP, no additional stock awards were or will be made under the 2014 EIP, although all outstanding stock awards granted under the 2014 EIP continue to be governed by the terms of the 2014 EIP.

2014 Non-Employee Equity Plan. On May 17, 2014, HPI’s Board of Directors adopted the 2014 Non-Employee Equity Plan. On September 18, 2014, at the Special Meeting, HPI’s shareholders approved the 2014 Non-Employee Equity Plan. Upon consummation of the Vidara Merger, we assumed the 2014 Non-Employee Equity Plan, which serves as a successor to the 2011 Plan for non-employee equity awards.

2014 Employee Share Purchase Plan. On May 17, 2014, HPI’s Board of Directors adopted the 2014 Employee Share Purchase Plan. On September 18, 2014, at the Special Meeting, HPI’s shareholders approved the 2014 Employee Share Purchase Plan. Upon consummation of the Vidara Merger, we assumed the 2014 Employee Share Purchase Plan, which currently serves as the successor to our 2011 Employee Share Purchase Plan. The final purchase date for the final offering under our 2014 Employee Share Purchase Plan will occur on June 1, 2021, and no new offering may commence under the 2014 Employee Share Purchase Plan.

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2017 Inducement Pool. On August 29, 2017, the Compensation Committee approved an amendment to the 2014 EIP to reserve an additional 1,200,000 ordinary shares to be used exclusively for grants of awards to individuals who were not previously employees or non-employee directors of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (Rule 5635(c)(4)) (2017 Inducement Pool). The 2014 EIP was amended by the Compensation Committee without shareholder approval pursuant to Rule 5635(c)(4). On January 5, 2018, the Compensation Committee approved an additional amendment to the 2014 EIP to increase the number of reserved shares under the 2017 Inducement Pool by an additional 800,000 ordinary shares. All remaining shares available for future issuance under this plan were eliminated upon the approval of the 2020 EIP on April 30, 2020.

2020 Equity Incentive Plan. On February 19, 2020, the Compensation Committee adopted the 2020 EIP. On April 30, 2020, Horizon’s shareholders approved the 2020 EIP, which serves as a successor to the 2014 EIP, and all remaining shares available for future issuance from the 2014 EIP were moved to the available for issuance balance of the 2020 EIP.

2020 Employee Share Purchase Plan. On February 19, 2020, the Compensation Committee adopted the 2020 Employee Share Purchase Plan (2020 ESPP). On April 30, 2020, Horizon’s shareholders approved the 2020 ESPP, which will serve as the successor to our 2014 Employee Share Purchase Plan following its final purchase date and expiration of its final offering on June 1, 2021.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We maintain a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5 percent of our ordinary shares, including any immediate family members of such persons, any entity owned or controlled by such persons or the trustees of any trust of which the principal beneficiaries are any of such persons. Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant shareholders identify, any transaction involving them, their affiliates or family members that may be considered a related-person transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where the transaction relates to compensation of related parties, to the Compensation Committee, or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our Audit Committee (or other applicable independent body of the Board) takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties; and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director is expected to recuse himself or herself from the deliberations and approval process.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2020, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5 percent of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Related-Person Transaction

In April 2020, we acquired Curzion Pharmaceuticals, Inc. (Curzion), a privately held development-stage biopharma company, for a $45.0 million upfront cash payment with additional payments contingent on the achievement of development and regulatory milestones. Michael Grey, a member of our Board, was executive chairman of, and held a beneficial interest in, Curzion. In connection with the acquisition, entities affiliated with Mr. Grey may receive an aggregate of approximately $8.0 million in upfront and milestone payments.

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Employment Agreements

We have entered into employment agreements with our NEOs. Each of these agreements is described in the “Grants of Plan-Based Awards – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Each of our executive officers has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits.

Other Arrangements

Certain of our NEOs and directors have family members also employed by us. Mr. Walbert’s wife serves as our senior vice president, infused medicines and strategic marketing, and in 2020, she received total compensation of approximately $1,294,000. Mr. Walbert has a sister employed by us who received approximately $303,000 in total compensation in 2020. Mr. Moze has a daughter employed by us who received approximately $292,000 in total compensation in 2020. Mr. Watkins has a son employed by us who received approximately $192,000 in total compensation in 2020 and a daughter-in-law employed by us that received approximately $377,000 in total compensation in 2020.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our executive officers and directors. Certain grants to our NEOs are described in “Grants of Plan-Based Awards” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises. The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise. We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors. We also maintain directors’ and officers’ liability insurance.

All of our executive officers and directors have also entered into separate indemnification agreements with Horizon Therapeutics USA, Inc.

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PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION

Our statutory auditor is PricewaterhouseCoopers (Ireland).

The Board recommends that, for the purposes of Irish law, the shareholders (i) approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2021 and (ii) authorize the Audit Committee to determine the remuneration of our independent registered public accounting firm and our statutory auditor. PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2020, assistance with our Annual Report on Form 10-K for the year ended December 31, 2020 and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The (i) approval of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and (ii) authorization of the Audit Committee to determine the remuneration of our independent registered public accounting firm and statutory auditor require that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual General Meeting at which a quorum is present. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees incurred by us in 2020 and 2019 with PricewaterhouseCoopers:

	2020	2019
Audit fees(1)	$3,419,000	$3,775,000
Audit-related fees(2)	—	30,000
Tax fees(3)	116,000	325,000
All other fees(4)	7,000	7,000

Total	$3,542,000	$4,137,000

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of and consents for our registration statements and filings, comfort letters and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees in 2019 consisted of fees for statutory auditor reports related to statutory declarations made by the directors of subsidiary companies.

(3)

Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax advice and assistance with examinations and elections. Tax fees in 2020 and 2019 primarily were related to services provided in relation to an intercompany financing project.

(4)	License fees for PricewaterhouseCoopers’ disclosure, accounting and auditing research library software.

The Audit Committee has considered whether provision of the above audit-related and tax services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. The Audit Committee pre-approved all such services in 2020 and 2019.

Resolution

The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP (United States) as our independent registered public accounting firm for the year ending December 31, 2021 be approved and (ii) the Audit Committee is authorized to determine the remuneration of our independent registered public accounting firm and our statutory auditor.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Because the vote is advisory, it is not binding on the Board or us. The non-binding advisory vote is commonly referred to as a “say-on-pay” vote. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Compensation Committee’s philosophy continues to be based on attracting and retaining top talent with experience in leading a successful rare disease biotech company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Shareholders are urged to read the Compensation Discussion and Analysis, beginning on page 36 of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure in this Proxy Statement that describe the compensation of our named executive officers in fiscal year 2020.

Say-on-Pay Vote

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2022 Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

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PROPOSAL 4

AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES

We may currently effect purchases of our ordinary shares either pursuant to the authorization to make market purchases or overseas market purchases (each such term having the meaning set out in Section 1072 of the Irish Companies Act 2014) approved by our shareholders at our 2020 Annual General Meeting or under the redemption authority in our Articles of Association. Whether or not this proposed resolution is passed, Horizon will retain our ability to effect redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make purchases of ordinary shares. Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases of our ordinary shares without shareholder approval. Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to approximately 10 percent of our issued ordinary shares as of December 31, 2020.

If adopted, this authority will expire at the close of business on October 29, 2022, unless renewed at the Annual General Meeting of Shareholders in 2022; we expect to propose renewal of this authorization at subsequent annual general meetings of shareholders. Such purchases would be made only at price levels that the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange.” The Nasdaq Stock Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of the passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

“RESOLVED, that Horizon Therapeutics Public Limited Company (the “Company”) and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company of nominal value $0.0001 each (the “Shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Irish Companies Act 2014 and the following provisions:

(a)

the maximum number of Shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 22,172,167 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (which represents 10 percent of the Company’s issued ordinary shares as of December 31, 2020);

(b)

the maximum price to be paid for any Share shall be an amount equal to 110 percent of the closing price on the Nasdaq Stock Market for the Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company and the minimum price to be paid for any Share shall be the nominal value of such Share; and

(c)

this general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of the Irish Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

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PROPOSAL 5

APPROVE THE AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

The 2020 Equity Incentive Plan (2020 EIP) originally became effective on April 30, 2020 and was the successor to and continuation of our 2014 Equity Incentive Plan (2014 EIP).

On February 17, 2021, the Compensation Committee approved amending the 2020 EIP, subject to shareholder approval of this Proposal 5. We refer to the 2020 Equity Incentive Plan, as amended by the Compensation Committee on February 17, 2021, as the “Amended 2020 EIP” throughout this Proxy Statement.

The Amended 2020 EIP contains the following material change from the 2020 EIP: the aggregate number of ordinary shares that may be issued under the Amended 2020 EIP, subject to adjustment for certain changes in our capitalization, is increased by an additional 7,000,000 shares over the aggregate number of ordinary shares that may be issued under the 2020 EIP.

If our shareholders do not approve this Proposal 5, the 2020 EIP will continue to be effective in accordance with its current terms following the Annual General Meeting,

Equity Plan Share Reserve Information

Total Shares Available under 2020 EIP as of Record Date February 24, 2021)*	8,979,452
Additional Share Request for Amended 2020 EIP	7,000,000
Shares Remaining Available After Annual General Meeting under Amended 2020 EIP (Intended to cover employee equity grants for up to two years following the Annual General Meeting)	15,979,452

*	Excludes 574,193 shares available under the Amended and Restated 2014 Non-Employee Equity Plan as of February 24, 2021.

Reasons to Approve the Amended 2020 EIP

Ability to Continue to Grant Equity Awards. In April 2020, we sought and received shareholder approval for the 2020 EIP, which included an initial share reserve of 35,340,187 shares, with the intent that such share reserve would cover our share needs for up to two years, absent any material change in our business. With our highly successful launch of TEPEZZA, which drove our rapid net sales and adjusted EBITDA growth over the last year, our workforce needs are increasing, including additional critical headcount to support the continued strong growth of TEPEZZA as well as our growing R&D organization to support our expanding pipeline. Since April 8, 2020, approximately 330 employees have joined our workforce, including management-level employees, as well as employees supporting TEPEZZA and our R&D initiatives. As a result of the additional equity grants that we made in order to attract, retain and incentivize these new employees, and additional equity grants that we anticipate making for future new hires, we do not believe we currently have enough shares remaining available for issuance in our 2020 EIP to continue to be able to continue to grant equity awards to employees of the Company and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent and facilitate Horizon’s continued growth. The Amended 2020 EIP will also allow us to continue to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of Horizon and its subsidiaries and to provide long-term incentives that align the interests of employees with the interests of our shareholders. The additional shares requested for the Amended 2020 EIP are intended to be granted in the form of new hire, annual refresher and promotion grants. While the share request was developed with the intent that the shares under the Amended 2020 EIP will cover our share needs for up to two years, actual share usage may vary from projections.

In its determination to approve the Amended 2020 EIP as provided in this Proposal 5, our Compensation Committee reviewed an analysis prepared by Radford, its compensation consultant, which included an analysis of our historic and estimated prospective share usage needs, certain burn rate metrics and the potential costs of the Amended 2020 EIP. Specifically, our Compensation Committee considered:

•

Market Competitiveness. The Amended 2020 EIP plays an important role in our effort to align the interests of participants and shareholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical talent, upon whose efforts our success is dependent.

•

Estimated Equity Usage and Share Pool Duration. Our Compensation Committee considered our historic burn rate levels and the impact of utilizing regular annual equity compensation grants in determining how long the amended share

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authorization could potentially last. We expect the share authorization under the Amended 2020 EIP to provide us with enough shares for awards for up to two years, with such timing dependent on a variety of factors, including the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards and future circumstances that may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended 2020 EIP could last for a shorter or longer time.

•

External Factors. Radford’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares reserved under the Amended 2020 EIP is well within generally accepted standards.

Historic Use of Equity and Outstanding Awards

Burn Rate

The following table provides detailed information regarding the activity under our equity incentive plans and weighted average ordinary shares outstanding for the fiscal year ended December 31, 2020.

Fiscal Year 2020
Stock Options Granted	—
Restricted Stock Units Granted	2,781,080
Performance Stock Unit Awards Earned	1,401,574
Restricted Stock Units Canceled/Forfeited	417,303
Performance Stock Unit Awards Canceled/Forfeited	224,145
Weighted-Average Ordinary Shares Outstanding	203,967,246
Annual Equity Burn Rate for 2020(1)	2.05%

(1)

Annual equity burn rate is calculated by dividing the number of shares subject to time-based equity awards granted during the fiscal year and performance stock units earned by the weighted-average number of shares outstanding during the period.

Overhang

The following table provides certain additional information regarding our equity incentive plans. As of February 24, 2021, the record date, there were 224,074,399 ordinary shares of Horizon outstanding. The closing price of Horizon’s ordinary shares as reported on Nasdaq on February 24, 2021 was $95.48 per share.

As of February 24, 2021 (Record Date)
Total Shares Subject to Outstanding Stock Options	7,005,550
Total Shares Subject to Outstanding Full Value Awards (RSUs and PSUs)*	10,646,613
Weighted-Average Exercise Price of Outstanding Stock Options	$21.34
Weighted-Average Remaining Term of Outstanding Stock Options (in years)	$4.43
Total Shares Available for Grant**	9,553,645
Simple Dilution(2)	14.31%

(2)

Simple dilution is calculated by dividing the number of shares subject to outstanding awards and the total number of shares remaining available for grant by the total number of common shares outstanding.

*

Number of award shares outstanding reflects the 2020 EIP’s fungible share counting ratio where one full value share depletes the share reserve by 1.4 shares. PSU awards outstanding are shown at maximum possible earned shares.

**	Includes 574,193 shares available for grant under our 2014 Non-Employee Equity Plan and 8,979,452 shares available for grant under the 2020 EIP as of February 24, 2021.

If the adoption of Amended 2020 EIP is approved pursuant to this Proposal 5, the issuance of the 7,000,000 additional shares reserved under the Amended 2020 EIP would dilute existing shareholders by an additional 3.63 percent on a simple dilution basis, based on the number of our ordinary shares outstanding as of the record date.

Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

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The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such. Neither Horizon nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above. Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

The Amended 2020 EIP Combines Compensation and Governance Best Practices

The Amended 2020 EIP includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

Repricing is not allowed without shareholder approval.  The Amended 2020 EIP prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our ordinary shares in exchange for cash or other stock awards under the Amended 2020 EIP without prior shareholder approval.

Shareholder approval is required for additional shares.  The Amended 2020 EIP does not contain an annual “evergreen” provision. The Amended 2020 EIP authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

Fungible share reserve.  The Amended 2020 EIP has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights in order to minimize shareholder dilution. The number of shares available for issuance under the Amended 2020 EIP will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.4 shares for each ordinary share subject to any other type of award granted pursuant to the Amended 2020 EIP and such ordinary shares will return to the share reserve at the same rates.

No liberal change-in-control provisions.  The definition of change-in-control in the Amended 2020 EIP requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change-in-control transaction occurring.

Holding period requirements.  Any shares issued to our executive officers for grants made under the Amended 2020 EIP are subject to holding period requirements, which requires that the shares must be held for at least one year before they may be sold or transferred.

Incentive Compensation Recoupment Policy.   Any awards granted to our executive officers under the Amended 2020 EIP and any other grants to our executive officers are subject to our Incentive Compensation Recoupment Policy, which provides for potential recoupment of such awards in connection with certain material financial restatements.

Minimum vesting requirements.  The Amended 2020 EIP contains a minimum vesting requirement for stock awards, such that no award may vest until at least 12 months following the date of grant of such award, except that up to 5 percent of the share reserve of the Amended 2020 EIP may be subject to awards that do not meet such vesting requirements.

Reasonable Dividend Policy.  The Amended 2020 EIP provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our ordinary shares subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

No “liberal” share counting. The Amended 2020 EIP provides that ordinary shares tendered to or withheld by the Company as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards

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will not be returned to the share reserve. The Amended 2020 EIP also provides that any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2020 EIP or any of our predecessor equity plans are not eligible to be issued under the Amended 2020 EIP.

Description of the Amended 2020 EIP

The material features of the Amended 2020 EIP are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended 2020 EIP. Shareholders are urged to read the actual text of the Amended 2020 EIP, which is appended to this Proxy Statement as Annex A and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The Amended 2020 EIP provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSUs, performance-based awards, and other awards valued in whole or in part by reference to, or otherwise based on, our ordinary shares, including the appreciation in value thereof.

Incentive stock options granted under the Amended 2020 EIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the IRC. Nonstatutory stock options granted under the Amended 2020 EIP are not intended to qualify as incentive stock options under the IRC. See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Compensation Committee adopted the Amended 2020 EIP to provide a means to secure and retain the services of the employees employed by us to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of our ordinary shares through the granting of stock awards pursuant to the Amended 2020 EIP. The Amended 2020 EIP is the successor plan to the 2014 EIP, which in turn was the successor plan to the HPI 2011 Equity Incentive Plan, which is referred to in this Proxy Statement as the “2011 Plan.” The 2011 Plan was the successor plan to the HPI 2005 Stock Plan, which is referred to in this Proxy Statement as the “2005 Plan.” For purposes of this Proposal 5, the 2014 EIP, the 2011 Plan and the 2005 Plan are together “Prior Plans.”

Shares Available for Awards under the Amended 2020 EIP

The total number of Horizon ordinary shares reserved for issuance under the Amended 2020 EIP will not exceed 42,340,187 ordinary shares, which is the sum of (i) 35,340,187 ordinary shares, which is the total reserve that was approved in connection with the adoption of the 2020 Plan, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares, and (ii) 7,000,000 new shares

The “Returning Shares” are shares subject to awards granted under the Prior Plans that at any time following the record date expire or terminate for any reason prior to exercise or settlement, are settled in cash, or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares.

The number of ordinary shares available for issuance under the Amended 2020 EIP will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100 percent of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.4 shares for each ordinary share issued pursuant to restricted stock awards, RSUs, performance stock awards or other stock awards granted under the Amended 2020 EIP.

To the extent there is an ordinary share issued pursuant to a stock award (whether granted under the Amended 2020 EIP or any of the Prior Plans) that is not a stock option or stock appreciation right with a strike price of at least 100 percent of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share is forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares so that it becomes available for issuance under the Amended 2020 EIP, then the number of ordinary shares available for issuance under the Amended 2020 EIP will increase by 1.4 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the Amended 2020 EIP. Additionally, any shares withheld by us pursuant to our withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the Amended 2020 EIP. Any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2020 EIP or any of the Prior Plans will not become available for issuance under the Amended 2020 EIP.

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However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will generally not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the Amended 2020 EIP. If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the Amended 2020 EIP.

Administration

Our Compensation Committee has authority to administer the Amended 2020 EIP as well as our Board, which retains concurrent authority with the Compensation Committee to administer the Amended 2020 EIP. Subject to the provisions of the Amended 2020 EIP, our Compensation Committee has the authority to construe and interpret the Amended 2020 EIP, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

Our Compensation Committee has the authority to delegate some or all of the administration of the Amended 2020 EIP to a Board committee. Our Compensation Committee also has the authority to delegate to one or more officers the authority to designate employees who are not officers to be recipients of stock awards, subject to the limitations approved by the Compensation Committee. The Compensation Committee has delegated to an officer committee consisting of the Company’s chief executive officer and Chief Financial Officer the authority to grant stock awards to newly hired employees who are not Section 16 officers.

As used herein in this Proposal 5 with respect to the Amended 2020 EIP, the “Amended 2020 EIP Administrator” refers to the Compensation Committee and any other committee our Compensation Committee appoints or, if applicable, any subcommittee, as well as to our Board, which retains concurrent authority with the Compensation Committee to administer the Amended 2020 EIP.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Amended 2020 EIP, the Amended 2020 EIP Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of Horizon ordinary shares in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the employees (including executive officers) of the Company will be eligible to participate in the Amended 2020 EIP and may receive all types of stock awards and performance awards (including performance cash awards) under the Amended 2020 EIP. As of February 24, 2021, the date on which Horizon filed its Form 10-K for the year ended December 31, 2020, there were approximately 1,395 employees (including executive officers) of Horizon who would be eligible to receive grants under the Amended 2020 EIP. Non-employee directors and consultants of the Company are not eligible to participate in the Amended 2020 EIP.

Terms of Stock Options

Stock options may be granted under the Amended 2020 EIP pursuant to stock option agreements adopted by the Amended 2020 EIP Administrator. The Amended 2020 EIP permits the grant of stock options that qualify as incentive stock options and nonstatutory stock options. The following is a description of the permissible terms of stock options under the Amended 2020 EIP. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of nonstatutory stock options may not be less than 100 percent of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply; provided that in all cases the exercise price is not less than the nominal value of an ordinary share of the Company. The exercise price of incentive stock options may not be less than 100 percent of the fair market value of the ordinary shares subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110 percent of such fair market value.

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Consideration. Acceptable forms of consideration for the purchase of Horizon ordinary shares pursuant to the exercise of a stock option under the Amended 2020 EIP will be determined by the Amended 2020 EIP Administrator and may include any combination of the following, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up: (1) cash, check, bank draft or money order made payable to Horizon, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) for nonstatutory stock options only a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, (4) deduction from salary due and payable to an employee by Horizon or (5) other consideration approved by the Amended 2020 EIP Administrator and permissible under applicable law.

Vesting. Stock options granted under the Amended 2020 EIP may become exercisable in cumulative increments, or “vest,” as determined by the Amended 2020 EIP Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2020 EIP may be subject to different vesting schedules as the Amended 2020 EIP Administrator may determine, in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. The Amended 2020 EIP Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term. The term of stock options granted under the Amended 2020 EIP may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years.

Termination of Service. Except as explicitly provided otherwise in an optionholder’s stock option agreement or other written agreement with us, stock options granted under the Amended 2020 EIP generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; or (3) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our Insider Trading Policy. In no event may a stock option be exercised after its original expiration date.

For purposes of the Amended 2020 EIP, “cause” generally means (i) a participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) a participant’s failure to follow the lawful directives of manager(s); (iii) a participant’s material violation of any Horizon policy; (iv) a participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) a participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) a participant’s willful breach of any of obligations under any written agreement or covenant with us or violation of any statutory duty owed to us. The determination that a termination of the participant’s continuous service is either for “cause” or without “cause” will be made by Horizon, in our sole discretion.

Restrictions on Transfer. Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations’ official marital settlement agreement or other divorce or separation instrument permitted under applicable law. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Amended 2020 EIP Administrator may grant nonstatutory stock options that are transferable in certain limited instances. Options may not be transferred to a third-party financial institution for value. The Amended 2020 EIP Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of Horizon ordinary shares with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10 percent of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the incentive stock option must be at least 110 percent of the fair market value of the stock subject to the incentive stock option on the date of grant; and

•	the term of the incentive stock option must not exceed five years from the date of grant.

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The aggregate maximum number of ordinary shares that may be issued pursuant to the exercise of incentive stock options granted under the Amended 2020 EIP is 42,340,187 ordinary shares.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2020 EIP pursuant to stock appreciation right agreements approved by the Amended 2020 EIP Administrator. Each stock appreciation right is denominated in ordinary share equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Amended 2020 EIP Administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, Horizon ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the Amended 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up. The strike price of each stock appreciation right will be determined by the Amended 2020 EIP Administrator but will in no event be less than 100 percent of the fair market value of Horizon ordinary shares on the date of grant. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. The term of stock appreciation rights granted under the Amended 2020 EIP may not exceed ten years. Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the Amended 2020 EIP.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2020 EIP pursuant to restricted stock award agreements adopted by the Amended 2020 EIP Administrator. Payment of any purchase price may be made in any legal form acceptable to the Amended 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up. Horizon ordinary shares acquired under a restricted stock award may be subject to forfeiture to Horizon in accordance with a vesting schedule to be determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason and may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

RSUs may be granted under the Amended 2020 EIP pursuant to RSU agreements adopted by the Amended 2020 EIP Administrator. Payment of any purchase price may be made in any legal form acceptable to the Amended 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to an RSU, the nominal value of each newly issued ordinary share is fully paid up. We will settle a payment due to a recipient of an RSU by delivery of our ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Amended 2020 EIP Administrator and set forth in the RSU agreement. Horizon ordinary shares acquired under an RSU may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. Generally, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason. Generally, RSUs may be transferred only upon such terms and conditions as are set forth in the RSU agreement.

Terms of Performance Awards

The Amended 2020 EIP allows us to grant performance awards that may be settled in ordinary shares, cash, or a combination thereof, to the extent permitted by applicable law. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the Amended 2020 EIP Administrator. Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Terms of Other Stock Awards

The Amended 2020 EIP Administrator may grant other stock awards based in whole or in part by reference to the value of Horizon ordinary shares. Subject to the provisions of the Amended 2020 EIP, the Amended 2020 EIP Administrator will determine

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the terms and conditions of such awards which may be granted either alone or in addition to other stock awards granted under the Amended 2020 EIP. Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Amended 2020 EIP Administrator in all cases subject to the Amended 2020 EIP’s minimum vesting requirements. In all cases where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share will be fully paid up.

Changes to Capital Structure

In the event of certain changes to the outstanding Horizon ordinary shares without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the Amended 2020 EIP Administrator will appropriately adjust: (1) the class(es) and maximum number of securities subject to the Amended 2020 EIP; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; and (3) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Amended 2020 EIP and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by our Board. All stock awards not assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation will terminate upon the corporate transaction. In addition, our Board may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the Amended 2020 EIP, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50 percent of our outstanding securities, (3) a merger, consolidation or similar transaction following which Horizon is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which Horizon is the surviving corporation but the ordinary shares of Horizon outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Under the Amended 2020 EIP, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change-in-control (as defined in the Amended 2020 EIP and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the Amended 2020 EIP, a “change-in-control” generally means (i) the acquisition by a person or entity of more than 50 percent of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the Company shareholders cease to own more than 50 percent of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; (iv) the complete dissolution or liquidation of Horizon; or (v) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our Board members or their approved successors. For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law. In addition, the term “change-in-control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company. The definition of “change-in-control” in an agreement between the participant and us may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

Our Board will have the authority to amend or terminate the Amended 2020 EIP at any time, subject to any required shareholder approval. However, except as otherwise provided in the Amended 2020 EIP, no amendment or termination of the Amended 2020 EIP may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain shareholder approval of any amendment to the Amended 2020 EIP as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2020 EIP after the tenth anniversary of the date the Amended 2020 EIP was adopted by the Compensation Committee.

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U.S. Federal Income Tax Information

The following is a summary of the effect of U.S. federal income taxation on the participants in the Amended 2020 EIP and Horizon. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of our tax reporting obligations. Section 162(m) may limit the deductibility of compensation paid to our chief executive officer and to each of our other “covered employees” under Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible by us only to the extent that it does not exceed $1,000,000 or an exemption from such deduction limitation is applicable and available. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain performance-based compensation arrangements already in place as of November 2, 2017. Accordingly, any awards granted under the Amended 2020 EIP are not eligible to qualify for any exemption from such deduction limitation. The Amended 2020 EIP Administrator reserves the right to grant awards under the Amended 2020 EIP that result in compensation to our covered employees in excess of the $1,000,000 Section 162(m) deduction limitation.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended 2020 EIP provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the IRC. Under the IRC, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss. If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with

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the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, Horizon will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Horizon ordinary shares received over any amount paid by the recipient in exchange for Horizon ordinary shares. To conform to the requirements of Section 409A of the IRC, Horizon ordinary shares subject to an RSU may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change-in-control. If delivery occurs on another date, unless the RSUs otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20 percent federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSUs will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2020 EIP stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2020 EIP. Where the stock appreciation rights are granted as stand-alone awards with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended 2020 EIP are discretionary and are not subject to set benefits or amounts. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers or other employees of the Company under the Amended 2020 EIP.

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Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the 2020 EIP (even if not currently outstanding) since its original effectiveness in April 2020 and through February 24, 2021, the record date.

Name	Options	RSUs	PSUs*
Named Executive Officers
Timothy P. Walbert	—	104,785	209,570
Chairman, President and Chief Executive Officer
Paul W. Hoelscher	—	34,928	69,856
Executive Vice President, Chief Financial Officer
Andy Pasternak	—	34,928	69,856
Executive Vice President, Chief Strategy Officer
Jeffrey W. Sherman, M.D., FACP	—	27,943	55,886
Executive Vice President, Chief Medical Officer
Barry J. Moze	—	27,943	55,886
Executive Vice President, Chief Administrative Officer
Director Nominees**
William F. Daniel	—	—	—
H. Thomas Watkins		—	—
Pascale Witz	—	—	—

All current executive officers as a group		467,367	796,368
All current non-employee directors as a group**	—	—	—
Each associate of any director or executive officer	—	—	—
Each other person who received or is to receive 5% of rights granted under the 2020 EIP	—	—	—
All employees, including all current officers who are not executive officers, as a group	—	1,497,898	55,886

*	Numbers listed are the maximum number of PSU awards that could potentially vest at the time the grant was made.

**	Non-Employee Directors are not eligible to participate in the Amended 2020 EIP.

Required Vote and Board Recommendation

Approval of Proposal 5 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board believes that approval of Proposal 5 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

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OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our ordinary shares as of February 28, 2021 by: (i) each director and nominee for director; (ii) each of the NEOs in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares. The table is based upon information supplied by our officers, directors and principal shareholders and/or a review of Schedules 13D and 13G documents filed with the SEC, if any, and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of ordinary shares used to calculate the percentage ownership of each listed person includes the ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of April 29, 2021, which is 60 days after February 28, 2021.

Percentage of beneficial ownership is based on 224,128,091 ordinary shares outstanding as of February 28, 2021. Unless otherwise indicated, the address for the following shareholders is c/o Horizon Therapeutics plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

	Number and Percentage of Shares Beneficially Owned

Name and Address of Beneficial Owner or Identity of Group	Ordinary Shares	Percentage
5% or greater shareholders:
The Vanguard Group, Inc.(1)	19,920,258	8.9%
100, Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(2)	14,206,978	6.3%
55 East 52nd Street
New York, NY 10055
Fidelity Management & Research Company LLC(3)	13,253,442	5.9%
245 Summer Street
Boston, MA 02210
Directors (other than Timothy P. Walbert):
William F. Daniel(4)	194,602	*
Michael Grey(5)	197,244	*
Jeff Himawan, Ph.D.(6)	129,287	*
Susan Mahony, Ph.D.(7)	7,311	*
Gino Santini(8)	154,462	*
James Shannon, M.D.(9)	92,997	*
H. Thomas Watkins(10)	230,797	*
Pascale Witz(11)	119,004	*
Named Executive Officers:
Timothy P. Walbert(12)	3,671,758	1.6%
Paul W. Hoelscher(13)	613,937	*
Andy Pasternak(14)	40,992	*
Jeffrey W. Sherman, M.D., FACP(15)	493,717
Barry J. Moze(16)	409,202	*
All current executive officers and directors as a group (21 persons)(17)	7,252,412	3.2%

*	Represents beneficial ownership of less than one percent.

(1)	Includes 19,920,258 ordinary shares beneficially owned by The Vanguard Group. This information is based on a Schedule 13G/A filed on February 10, 2021 with the SEC.

(2)	Includes 14,206,978 ordinary shares beneficially owned by BlackRock Inc. This information is based on a Schedule 13G/A filed January 29, 2021 with the SEC.

(3)	Includes 13,253,442 ordinary shares beneficially owned by Fidelity Management & Research Company LLC. This information is based on a Schedule 13G filed on February 8, 2021 with the SEC.

(4)

Includes (a) 66,362 ordinary shares held by Goodbody Trustees Limited, of which Mr. Daniel has beneficial ownership, and (b) 128,240 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

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(5)

Includes (a) 52,290 ordinary shares held by Goodbody Trustees Limited, of which Mr. Grey has beneficial ownership, (b) 10,000 ordinary shares held by the Grey Family Trust, of which Mr. Grey has beneficial ownership, and (c) 134,954 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(6)

Includes (a) 42,881 ordinary shares held by Goodbody Trustees Limited, of which Dr. Himawan has beneficial ownership, and (b) 86,406 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(7)	Includes 7,311 ordinary shares held by Goodbody Trustees Limited, of which Dr. Mahony has beneficial ownership.

(8)

Includes (a) 39,508 ordinary shares held by Goodbody Trustees Limited, of which Mr. Santini has beneficial ownership, and (b) 114,954 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(9)

Includes (a) 33,604 ordinary shares held by Goodbody Trustees Limited, of which Dr. Shannon has beneficial ownership, and (b) 59,393 ordinary shares that Dr. Shannon has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(10)

Includes (a) 6,000 ordinary shares, (b) 10,000 ordinary shares held by T-H Family Limited Partnership, of which Mr. Watkins is a general/managing partner, (c) 59,843 ordinary shares held by Goodbody Trustees Limited, of which Mr. Watkins has beneficial ownership, and (d) 154,954 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(11)

Includes (a) 34,611 ordinary shares held by Goodbody Trustees Limited, of which Ms. Witz has beneficial ownership, and (b) 84,393 ordinary shares that Ms. Witz has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(12)

Includes (a) 441,597 ordinary shares, (b) 510,216 ordinary shares held by the Timothy P. Walbert Living Trust, of which Mr. Walbert is a beneficial owner, (c) 19,945 ordinary shares owned by Mr. Walbert’s spouse, and (d) 2,700,000 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(13)

Includes (a) 2,362 ordinary shares, (b) 275,151 ordinary shares held in a limited liability company in which Mr. Hoelscher and his wife have shared voting power, and (c) 336,424 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(14)	Includes (a) 17,742 ordinary shares, and (b) 23,250 ordinary shares that Mr. Pasternak has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(15)

Includes (a) 80,083 ordinary shares, (b) 23,037 held by the Jeffrey W. Sherman Living Trust, of which Dr. Sherman is a beneficial owner, (c) 160,597 ordinary shares held by the Jeffrey W. Sherman 2020 Gift Trust, of which Dr. Sherman is a beneficial owner, and (c) 230,000 ordinary shares that Dr. Sherman has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(16)	Includes (a) 171,278 ordinary shares and (b) 237,924 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of February 28, 2021 pursuant to the exercise of stock options.

(17)

Includes the ordinary shares described in footnotes (4) through (16) and the following ordinary shares beneficially owned by our other current executive officers (which includes Brian K. Beeler, Daniel A. Camardo, Geoffrey M. Curtis, Michael A. DesJardin, Vikram Karnani, Jeffrey Kent, M.D., FACP, FACG, Irina Konstantinovsky and Karin Rosén, M.D., Ph.D.) in the aggregate: (a) 598,238 ordinary shares, and (b) 298,864 ordinary shares that can be acquired within 60 days of February 28, 2021 pursuant to the exercise of stock options.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual General Meeting materials with respect to two or more shareholders sharing the same address by delivering a Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials, please notify your broker or us. Direct your written request to Jennifer T. Lee, Company Secretary, at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland, or contact Jennifer T. Lee at + 353.1.772.2100 (Ireland). Shareholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered.

Horizon  |  Proxy Statement 90

Shareholder Proposals

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than                , 2021. However, if our 2022 Annual General Meeting of Shareholders is not held between March 30, 2022 and May 29, 2022, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Such proposals should be delivered to Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Our Memorandum and Articles of Association provide that shareholder nominations of persons to be elected to the Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Memorandum and Articles of Association. Such written notice and information must be received by our Company Secretary at our registered office (i) no earlier than the close of business on                , 2021, which is 150 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting and (ii) no later than the close of business on                , 2021, which is 90 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting. Each submission relating to the nomination of persons to be elected to the Board must:

•	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;

•	set forth the principal occupation or employment of such nominee;

•	set forth the class and number of our ordinary shares which are owned of record and beneficially by such nominee;

•	set forth the date or dates on which such ordinary shares were acquired and the investment intent of such acquisition;

•	include a completed and signed questionnaire, representation and agreement required by article 98.4 of our Articles of Association;

•

include such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

•	include the information required by article 98.3 of our Articles of Association.

Our Articles of Association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by shareholders of record holding such aggregate number of ordinary shares as is prescribed by, and is made in accordance with, Section 178 of the Irish Companies Act 2014 or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting. In addition, the proxy solicited by our Board for the 2022 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by                , 2022 and (ii) if we have received notice of such proposal by                , 2022, if the 2022 Proxy Statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this Proxy Statement, the proxy will act at his/her discretion.

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the fiscal year ended December 31, 2020, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting in accordance with the requirements of the Irish Companies Act 2014. Our Irish statutory financial statements will be approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. Our Irish statutory financial statements will be available on our website at www.horizontherapeutics.com on or before April 7, 2021.

Horizon  |  Proxy Statement 91

Special Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” – that is, statements related to future, not past, events – as defined in Section 21E of the Exchange Act, that reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would,” or similar expressions. These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements including, without limitation, the risks set forth under Part I – Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

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OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jennifer T. Lee

Company Secretary

                , 2021

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Company Secretary, Horizon Therapeutics plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Horizon  |  Proxy Statement 93

ANNEX A

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

1.	GENERAL.

(a)        Relationship to Prior Plans. The Plan is the successor to the 2014 Plan. As of the Effective Date, (i) no additional awards may be granted under the 2014 Plan; (ii) the Prior Plans’ Available Reserve plus any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.

(b)        Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

(c)        Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(d)        Adoption Date. The Plan will come into existence on the Adoption Date. No Award may be granted under the Plan prior to the Adoption Date. Any Award granted prior to the Effective Date is contingent upon timely receipt of shareholder approval to the extent required under applicable tax, securities and regulatory rules, and satisfaction of any other compliance requirements.

2.	SHARES SUBJECT TO THE PLAN.

(a)        Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Ordinary Shares that may be issued pursuant to Awards will not exceed 42,340,187 shares, which number is the sum of: (i) 7.000,000 new shares, plus (ii) the number of shares originally approved for the Plan (consisting of: (1) 6,900,000 shares; plus (2) the Prior Plan’s Available Reserve; plus (3) the number of Returning Shares, if any, as such shares become available from time to time).

(b)        Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be 42,340,187 shares.

(c)        Share Reserve Operation.

(i)        Share Counting. Subject to subsection 3(c)(iv), the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (1) one Ordinary Share for each Ordinary Share issued pursuant to (A) an Appreciation Award granted under the Plan and (2) 1.40 Ordinary Shares for each Ordinary Share issued pursuant to a Full Value Award granted under the Plan. The number of Ordinary Shares available for issuance under the Plan will be increased by: (A) one share for each Returning Share subject to an Appreciation Award and (B) 1.40 Ordinary Shares for each Returning Share subject to a Full Value Award.

(ii)       Limit Applies to Ordinary Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Ordinary Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of Ordinary Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii)      Actions that Do Not Constitute Issuance of Ordinary Shares and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, or (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Ordinary Shares).

(iv)        Reversion of Previously Issued Ordinary Shares to Share Reserve.

(1)        Shares Available for Subsequent Issuance. If any Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan. The number of Ordinary Shares that shall revert to and again available for issuance under the Plan pursuant to the foregoing provision shall be: (A) one share for each forfeited, redeemed or repurchased share subject to an Appreciation Award granted under the Plan and (B) 1.40 Ordinary Shares for each forfeited, redeemed or repurchased share subject to a Full Value Award granted under the Plan.

(2)        Shares Not Available for Subsequent Issuance. The following Ordinary Shares will not become available again for issuance under the Plan: (A) any Ordinary Shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or an award granted under a Prior Plan (including any shares subject to such Award or award granted under a Prior Plan that are not delivered because such award is exercised through a reduction of shares subject to such Award or award granted under a Prior Plan (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a Withholding Obligation of an Award or tax withholding obligation of an award granted under a Prior Plan; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of any Award or award granted under a Prior Plan; and (D) in the event that stock appreciation right granted under the Plan or a Prior Plan is settled in Ordinary Shares, the gross number of Ordinary Shares subject to such award.

3.	ELIGIBILITY AND LIMITATIONS.

(a)        Eligible Award Recipients. Subject to the terms of the Plan, Employees are eligible to receive Awards.

(b)        Specific Award Limitations.

(i)        Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)       Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)      Limitations on Incentive Stock Options Granted to Ten Percent Shareholders. A Ten Percent Shareholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)      Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the shares underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)        Aggregate Incentive Stock Option Limit. The aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)        Minimum Vesting Requirements. No Award may vest (or, if applicable, be exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve may be subject to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

(e)        Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Ordinary Shares subject to a Restricted Stock Award, or Restricted Stock Unit Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement. Dividend or dividend equivalents may not be paid or credited with respect to any Awards, other than as specified above.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in Ordinary Share equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)        Term. Subject to Section 3(b)(iii) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)        Exercise or Strike Price. Subject to Section 3(b)(iii) regarding Ten Percent Shareholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share.

(c)        Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up:

(i)        by cash or check, bank draft or money order payable to the Company;

(ii)       pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)      by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Ordinary Shares is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Ordinary Shares, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)      if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter, (2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash and (3) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment;

(v)       deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(vi)      in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)        Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of Ordinary Shares equal to the number of Ordinary Share equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Ordinary Shares or cash (or any combination of Ordinary Shares and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement; provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e)        Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)        Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)       Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)        Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)        Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the Ordinary Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)        Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)        three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)       12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)      18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)      18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the Ordinary Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)        Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of Ordinary Shares upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of Ordinary Shares upon such exercise would violate Applicable Law, or (ii) the immediate sale of any Ordinary Shares issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)        Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Ordinary Shares until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)        Whole Shares. Options and SARs may be exercised only with respect to whole Ordinary Shares or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)        Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)        Form of Award.

(1)        RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a shareholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)        RSUs: An RSU Award represents a Participant’s right to be issued on a future date the number of Ordinary Shares that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue Ordinary Shares in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a shareholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)        Consideration.

(1)        RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law; provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(2)        RSU: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any Ordinary Shares pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any Ordinary Shares in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law; provided, however, that where Ordinary Shares are issued pursuant to an RSU Award the nominal value of each newly issued Ordinary Share is fully paid up.

(iii)      Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)      Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the Ordinary Shares issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)        Settlement of RSU Awards. An RSU Award may be settled by the issuance of Ordinary Shares or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)        Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board; provided, however, that where Ordinary Shares are issued pursuant to any Performance Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(c)        Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

6.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)        Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of Ordinary Shares subject to the Plan pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Ordinary Shares subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional Ordinary Shares shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)        Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)        Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)        Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)       Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii)      Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)      Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)        Appointment of Shareholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)        No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the shareholders of the

Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, rights or options to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Ordinary Shares or the rights thereof or which are convertible into or exchangeable for Ordinary Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a)        Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)        Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)        To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Ordinary Shares or other payment pursuant to an Award; (5) the number of Ordinary Shares or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.

(ii)       To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)      To settle all controversies regarding the Plan and Awards granted under it.

(iv)      To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)       To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of the Ordinary Shares including any Corporate Transaction, for reasons of administrative convenience.

(vi)      To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)     To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that shareholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for shareholder approval.

(ix)      To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)       Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)      To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(c)        Delegation to Committee.

(i)        General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)       Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)        Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)        Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise price or strike price of any outstanding Options or SARs under the Plan, or (ii) cancel any outstanding Options or SARs that have an exercise price or strike price greater than the current Fair Market Value in exchange for cash or other Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve months prior to such an event.

(f)        Delegation to Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a)        Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any Withholding Obligations, if any, which may arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Ordinary Shares subject to an Award, unless and until such Withholding Obligations are satisfied.

(b)        Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Withholding Obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)        No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Ordinary Shares on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Ordinary Shares on the date of grant as subsequently determined by the Internal Revenue Service.

(d)        Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Withholding Obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.    MISCELLANEOUS.

(a)        Source of Shares. The stock issuable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with Irish law.

(b)        Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Awards will constitute general funds of the Company.

(c)        Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)        Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Award is reflected in the records of the Company.

(e)        No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award the employment of an Employee with or without notice and with or without cause. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)        Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an

Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)        Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)        Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Ordinary Shares (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)        Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Ordinary Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)        Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)        Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)        Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)        Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.

(n)        Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)        CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Illinois.

10.	COVENANTS OF THE COMPANY.

(a)        Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Ordinary Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)        Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)        Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)        If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)        If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)        If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)        Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction.

(i)        Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)        If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)        If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)        Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)        In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)        If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (d) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)        The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)        If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(d) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)        Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)       The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)      To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)      The provisions in this subsection (d) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)        “2014 Plan” means the Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan.

(b)        “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(c)        “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(d)        “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(e)        “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(f)        “Appreciation Award” means (i) a stock option or stock appreciation right granted under the Prior Plan or (ii) an Option or SAR granted under the Plan, in each case with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Ordinary Shares subject to the stock option or stock appreciation right, or Option or SAR, as applicable, on the date of grant.

(g)        “Award” means any right to receive Ordinary Shares, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(h)        “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(i)        “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(j)        “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(k)        “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) such Participant’s failure to follow the lawful directives of manager(s); (iii) such Participant’s material violation of any Company policy; (iv) such Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) such Participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) such Participant’s willful breach of any of obligations under any written agreement or covenant with the Company or violation of any statutory duty owed to the Company. Any determination by that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or Affiliate or such Participant for any other purpose. The determination that a termination of the participant’s continuous service is for Cause will be made by the Board or Compensation Committee with respect to participants who are executive officers of the Company and by the Chief Executive Officer with respect to participants who are not executive officers of the Company.

(l)        “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)        any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)       there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the

Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)      the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)      there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)        individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(m)        “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(n)        “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(o)        “Company” means Horizon Therapeutics Public Limited Company, a company incorporated under the laws of Ireland.

(p)        “Compensation Committee” means the Compensation Committee of the Board.

(q)        “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r)        “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s)        “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)        a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)       a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)      a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)      a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(t)        “Director” means a member of the Board.

(u)       “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v)       “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w)         “Effective Date” means the date of the annual meeting of shareholders of the Company held in 2020; provided, that this Plan is approved by the Company’s shareholders at such meeting.

(x)         “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y)         “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z)         “Entity” means a corporation, partnership, limited liability company or other entity.

(aa)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)       “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc)        “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Ordinary Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)        If the Ordinary Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii)       If there is no closing sales price for the Ordinary Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)      In the absence of such markets for the Ordinary Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd)       “Full Value Award” means an Award granted under the Plan or an award granted under a Prior Plan in each case that is not an Appreciation Award.

(ee)       “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff)        “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of Ordinary Shares subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)       “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)        “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii)       “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj)        “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

(kk)       “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)       “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)      “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn)       “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)       “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(pp)       “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)       “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr)       “Ordinary Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(ss)        “Other Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(c).

(tt)        “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu)        “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv)        “Participant” means an Employee to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww)        “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Ordinary Shares.

(xx)        “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.

(yy)        “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding Ordinary Shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Ordinary Shares other than regular cash dividends; (9) to exclude the effects of share-based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz)        “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa)        “Plan” means this Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan.

(bbb)        “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc)        “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd)        “Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the 2014 Plan as of February 25, 2020, including the number of shares available for the grant of “inducement awards” under the 2014 Plan pursuant to Nasdaq Listing Rule 5635(c)(4).

(eee)        “Prior Plans” means the 2014 Plan, the Horizon Pharma, Inc. 2011 Equity Incentive Plan and the Horizon Pharma, Inc. 2005 Stock Plan and each is a “Prior Plan”.

(fff)        “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(ggg)        “Restricted Stock Award” or “RSA” means an Award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(a).

(hhh)        “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(iii)        “Returning Shares” means shares subject to outstanding share awards granted under the Prior Plans, including any outstanding share awards granted under the Prior Plans as “inducement awards” pursuant to Nasdaq Listing Rule 5635(c)(4), and that following February 25, 2020: (A) are not issued because such share award or any portion thereof expires or otherwise terminates without all of the shares covered by such share award having been issued; (B) are not issued because such award or any portion thereof is settled in cash; or (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

(jjj)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(a).

(kkk)        “RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(lll)        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(mmm)        “Rule 405” means Rule 405 promulgated under the Securities Act.

(nnn)        “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(ooo)        “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ppp)        “Securities Act” means the Securities Act of 1933, as amended.

(qqq)        “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(rrr)        “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 4.

(sss)        “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ttt)        “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(uuu)        “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Affiliate.

(vvv)        “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(www)        “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(xxx)        “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

(yyy)        “Withholding Obligation” means any U.S. federal, state, local and/or foreign tax, levies or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or settlement of an Award, as applicable.

HORIZON THERAPEUTICS PLC

CONNAUGHT HOUSE

1 BURLINGTON ROAD DUBLIN 4

D04 C5Y6, IRELAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than 11:59 p.m. Eastern Time on April 28, 2021.

Proxies submitted by the Internet, mail or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36985-P49855                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORIZON THERAPEUTICS PLC

The Board of Directors recommends you vote “FOR” each of the nominees for director listed below and “FOR” Proposals 2, 3, 4 and 5.
1.	Election of Class I Director Nominees:		For	Against	Abstain

	1a.	William F. Daniel	☐	☐	☐

	1b.	H. Thomas Watkins	☐	☐	☐

	1c.	Pascale Witz	☐	☐	☐	For	Against	Abstain

2.	Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 and authorization of the Audit Committee to determine the auditors’ remuneration.					☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement.					☐	☐	☐

4.	Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.					☐	☐	☐

5.	Approval of the Amended and Restated 2020 Equity Incentive Plan.					☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2021 Annual General Meeting Admission Ticket

2021 Annual General Meeting of

Horizon Therapeutics plc Shareholders

April 29, 2021, 3:00 p.m. Local Time (Ireland)

Connaught House

1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the

Annual General Meeting of Shareholders:

The Proxy Statement and the 2020 Annual Report to Shareholders are available at: www.proxyvote.com

The 2020 Irish Statutory Financial Statements will be available on our website at

www.horizontherapeutics.com on or before April 7, 2021.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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D36986-P49855

Proxy — HORIZON THERAPEUTICS PLC

Notice of 2021 Annual General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — April 29, 2021

The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Therapeutics plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Therapeutics plc to be held at 3:00 p.m. (local time) on April 29, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5.

(Proposals to be voted appear on reverse side.)